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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material under §240.14a-12

SONUS NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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 SONUS NETWORKS, INC.
4 Technology Park Drive
Westford, MA 01886

April 29, 2015

Dear Stockholder:

        We cordially invite you to attend the annual meeting of stockholders of Sonus Networks, Inc. The meeting will be held on Thursday, June 11, 2015, at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109.

        At the annual meeting, stockholders will be asked to consider and vote on (i) the election of eleven nominees for director to hold office until the 2016 annual meeting of stockholders; (ii) the approval of amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended; (iii) the ratification of the appointment of Deloitte & Touche LLP to serve as Sonus' independent registered public accounting firm for the fiscal year ending December 31, 2015; (iv) the approval, on a non-binding basis, of the compensation of our named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the accompanying Proxy Statement; and (v) the transaction of any other business that may properly come before the meeting and any adjournments or postponements thereof. Sonus' Board of Directors recommends a vote FOR each of the proposals, each of which is described in more detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

        We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to attend in person, it is important that your shares be represented. Your vote is very important. Therefore, please vote at your earliest convenience by following the instructions as described in the accompanying Proxy Statement.

        Thank you for your continued trust and confidence in Sonus.

Sincerely,

Raymond P. Dolan
President and Chief Executive Officer

SONUS NETWORKS, INC.
4 Technology Park Drive
Westford, MA 01886

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 11, 2015

To the Stockholders of Sonus Networks, Inc.:

        Notice is hereby given that the annual meeting of stockholders of Sonus Networks, Inc. will be held on Thursday, June 11, 2015 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109. At the meeting, we will consider and vote upon the following proposals to:

  1.
  Elect eleven nominees for director to hold office until the 2016 annual meeting of stockholders;

  2.
  Approve amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended;

  3.
  Ratify the appointment of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2015;

  4.
  Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the accompanying Proxy Statement; and

  5.
  Transact any other business that may properly come before the meeting and any adjournments or postponements thereof.

        These items are more fully described in the accompanying Proxy Statement. Only stockholders of record at the close of business on April 14, 2015 are entitled to attend and vote at the 2015 annual meeting and any adjournment of the meeting. All stockholders are invited to attend the annual meeting in person. Whether or not you plan to attend the annual meeting, your vote is important. To ensure that your vote is counted at the 2015 annual meeting, please vote as promptly as possible.

By Order of the Board of Directors,

Westford, Massachusetts	Jeffrey M. Snider
April 29, 2015	Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

        This Notice, the accompanying Proxy Statement and a form of proxy card are being mailed beginning on or about April 29, 2015 to all stockholders entitled to vote at the meeting. The Sonus Networks, Inc. 2014 Annual Report on Form 10-K, which includes our financial statements and constitutes our annual report to our stockholders, is being mailed with this Notice.

        Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to be held on June 11, 2015: The Proxy Statement and the 2014 Annual Report to Stockholders are available at https://materials.proxyvote.com/835916.

SONUS NETWORKS, INC.
PROXY STATEMENT

Proxy Statement—Summary

        This summary highlights information contained elsewhere in this Proxy Statement or the accompanying 2014 Annual Report. This summary does not contain all of the information you should consider before voting. You should read the entire Proxy Statement carefully before voting.

        We effected a one-for-five reverse stock split of our issued, outstanding and authorized common stock, which became effective as of the commencement of trading on the NASDAQ Global Select Market on January 30, 2015. Unless otherwise indicated, all references herein to shares outstanding and share issuances have been adjusted to give effect to our January 2015 reverse stock split.

2014 Financial and Operating Performance Highlights	Corporate Governance and Executive Compensation Highlights

Fiscal year 2014 was another year of continued strong and operational progress for Sonus:

FINANCIAL PERFORMANCE

•

We increased total revenue by 7% to $296.3 million.

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We generated $30 million of cash from operations.

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We increased our total non-GAAP gross margin and GAAP gross margin by 380 basis points, to 67.4%, and 290 basis points, to 65.3%, respectively.[1]

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We achieved non-GAAP diluted earnings per share of $0.37, up 236% compared to full year 2013; and reduced GAAP loss per share to $0.34.[1]

SALES PERFORMANCE

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We added 856 new customers, compared to 670 the previous year, a 28% increase.

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In 2014, our channel product sales grew 51% and represented 27% of total product revenue, compared to 20% the previous year.

STRATEGIC PERFORMANCE

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We successfully closed two acquisitions: Performance Technologies, Incorporated (in February 2014) and the software-defined networking ("SDN") technology software assets of Treq Labs, Inc. (in January 2015).

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We successfully reduced the concentration of our two largest shareholders from approximately 37% of our total shares outstanding in March 2014 to approximately 8% as of year-end 2014.

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We launched the Sonus SBC 7000, the industry's highest scale session border controller ("SBC"). This product represented the fastest time to revenue for any new product in the Company's history.

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We continued to lead the market to software with the introduction of the Sonus PSX SWe, the virtualized platform of Sonus' Centralized Policy and Routing Engine, and the Sonus DSC SWe, a virtualized version of Sonus' Diameter Signaling Controller ("DSC") product.

•

We received numerous industry awards including the 2014 Excellence in SDN Award and the 2014 Unified Communications (UC) Product of the Year Award by TMC's INTERNET TELEPHONY magazine for the Sonus SBC SWe. The Company was also awarded the 2014 INTERNET TELEPHONY Lync Pioneer Award, an award given to companies that enable businesses to leverage the Microsoft Lync platform for enhanced UC and collaboration experiences.

Annual Election of Directors: Yes (no staggered board)

Separate Chairman and CEO: Yes

Number of Independent Directors: 10 out of 11 directors

Independent Directors Meet without Management: Yes

Average Director Attendance at Board and Committee Meetings: 98.58%

Board Diversity (as to gender, ethnicity, experience and skills): Yes

Annual Equity Grant to Non-Employee Directors: Yes

Annual Board and Committee Self-Evaluations: Yes

Annual Advisory Approval of Executive Compensation: Yes

Disclosure Committee for Financial Reporting: Yes

Review and Approval Policy for Related Party Transactions: Yes

Code of Conduct for Non-Employee Directors: Yes

Share ownership guidelines for our CEO, our other Section 16 reporting officers and our non-employee directors: Yes

Key Elements of our Executive Compensation Program: Our overall executive compensation program is founded on three guiding principles:

•

We offer competitive compensation packages to attract executives from larger telecommunications companies that offer significantly greater cash compensation, and from smaller private telecommunications companies that offer greater perceived equity growth potential;

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We offer incentive compensation to motivate our executives to transform Sonus from a media gateway company in a declining market into a profitable company in growing SBC, DSC and SDN markets; and

•

We seek to retain our key executives in the face of other opportunities.

Key Highlights of our 2014 Executive Compensation Program: Our Board was fiscally conservative and our executives demonstrated their belief that the Company's equity value will grow:

•

Despite achievement that would have resulted in a cash bonus payout of 127% based on the fixed metrics adopted last year, our Compensation Committee exercised its discretion in light of overall financial performance to reduce this amount to approximately 105%.

(1) A reconciliation of non-GAAP to GAAP financial information and a statement on the use of non-GAAP measures are included as Appendix A.

•

With the exception of his base salary increase in September 2014, our CEO elected to receive 100% of his salary in restricted shares of common stock that were subject to forfeiture until they vested on December 31, 2014, and our named executive officers ("NEOs") and nearly all of our senior managers elected to receive their annual cash bonuses in the form of common stock in lieu of cash, with a mandatory one-year holding period, further aligning them with the long-term interests of other stockholders.

Key Highlights of our 2015 Executive Compensation Program to Date:

•

We added performance-based awards to our equity incentive compensation mix for the first time since March 2012. These performance-based awards constitute a meaningful portion of the long-term equity incentive compensation for our Chief Executive Officer and his direct reports.

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Our Compensation Committee established metrics for 2015 bonuses that continue to reward growth in net income, added a revenue growth metric, and ascribed a percentage weighting to each of 60% and 40%, respectively.

•

Our NEOs again elected to receive their annual cash bonuses in the form of common stock in lieu of cash, meaning that they will have elected to receive their annual cash bonuses in the form of common stock for three straight years.

Board of Director Nominees and Committee Composition

Director Nominees (11)				Board Committees
Name	Director Since	Independent	Position	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Technology and Strategy Oversight Committee
James K. Brewington	2009	✓	Former President of the Developing Markets group of Lucent Technologies			✓	C
Matthew W. Bross	2014	✓	Chairman and Chief Executive Officer of Compass-EOS				✓
John P. Cunningham	2004	✓	Former Senior Vice President, Finance and Operations of Citrix Systems, Inc.	✓
Raymond P. Dolan	2010		President, Chief Executive Officer and Director of Sonus Networks, Inc.
Beatriz V. Infante	2010	✓	Chief Executive Officer of BusinessExcelleration LLC		✓
Howard E. Janzen	2006	✓	Chairman of the Board, President and Chief Executive Officer of Cool Planet Energy Systems, Inc.	✓		✓
Richard J. Lynch	2014	✓	President of FB Associates, LLC, and the former Executive Vice President and Chief Technology Officer for Verizon Communications and Verizon Wireless				✓
Pamela D.A. Reeve	2013	✓	Former President, Chief Executive Officer and Director of Lightbridge, Inc.		✓	✓
John A. Schofield	2009	✓	Former President, Chief Executive Officer and Chairman of the Board of Advanced Fibre Communications, Inc.	✓	C
Scott E. Schubert	2009	✓	Former Chief Financial Officer of TransUnion LLC	C ACFE
H. Brian Thompson	2003	✓	Executive Chairman of GTT Communications, Inc.		✓	C

C—Denotes Chairman of the specified committee.

ACFE—Denotes that Mr. Schubert is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This Proxy Statement contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which are subject to a number of risks and uncertainties. All statements other than statements of historical facts contained in this Proxy Statement, including statements regarding our future results of operations and financial position, industry developments, business strategy, plans and objectives of management for future operations and plans for future cost reductions are forward-looking statements. Without limiting the foregoing, the words "anticipates", "believes", "could", "estimates", "expects", "intends", "may", "plans", "seeks" and other similar language, whether in the negative or affirmative, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to: the timing of customer purchasing decisions and our recognition of revenues; economic conditions; adjustments identified in the course of the Company's quarter-end accounting review; our ability to recruit and retain key personnel; difficulties supporting our strategic focus on channel sales; difficulties retaining and expanding our customer base; difficulties leveraging market opportunities; the impact of cost reduction and restructuring activities; our ability to realize benefits from the Network Equipment Technologies, Inc. ("NET") and Performance Technologies, Incorporated ("PT") acquisitions and the Treq Labs, Inc. ("Treq") asset acquisition; the effects of disruption from the PT and Treq transactions, making it more difficult to maintain relationships with employees, customers, business partners or government entities; the success implementing the integration strategies of NET, PT and Treq assets; litigation; actions taken by significant stockholders; difficulties providing solutions that meet the needs of customers; market acceptance of our products and services; rapid technological and market change; our ability to protect our intellectual property rights; our ability to maintain partner, reseller, distribution and vendor support and supply relationships; higher risks in international operations and markets; the impact of increased competition; currency fluctuations; the impact of the reverse split of our common stock and changes in the market price of our common stock; and/or failure or circumvention of our controls and procedures. Important factors that could cause actual results to differ materially from those in these forward-looking statements are discussed in the "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and "Quantitative and Qualitative Disclosures About Market Risk" sections in our filings with the Securities and Exchange Commission. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We therefore caution you against relying on any of these forward-looking statements. Also, any forward-looking statement made by us in this Proxy Statement speaks only as of the date of this Proxy Statement. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

INFORMATION ABOUT THE ANNUAL MEETING

        Our Board of Directors (our "Board") is soliciting proxies for the annual meeting of stockholders of Sonus Networks, Inc. ("Sonus," "Sonus Networks," "our," "we," "us" or the "Company") to be held on Thursday, June 11, 2015, and at any adjournments or postponements thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Why am I receiving these materials?

        You have received these proxy materials because our Board is soliciting your vote at the 2015 annual meeting of stockholders. This Proxy Statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (the "SEC") and that is designed to assist you in voting your shares.

When and where is the meeting?

        The 2015 annual meeting of stockholders of the Company will be held on Thursday, June 11, 2015 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located on the 26th floor at 60 State Street, Boston, Massachusetts 02109.

Who may vote at the meeting?

        Stockholders of record at the close of business on April 14, 2015, the record date, may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted. As of the close of business on April 14, 2015, an aggregate of 50,944,886 shares of our common stock were outstanding (which includes 1,501,157 unvested shares underlying restricted stock grants that are not considered to be outstanding for accounting purposes). A list of our stockholders will be available for inspection at our corporate offices at 4 Technology Park Drive, Westford, Massachusetts 01886 beginning no less than ten days prior to the meeting.

How many shares must be present to hold the meeting?

        A majority of the 50,944,886 shares of our common stock that were outstanding as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are properly represented in person at the meeting or that are represented by a valid proxy properly submitted over the Internet, by telephone or by mail. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds and which are represented by their proxy even if the stockholder does not vote on one or more of the matters to be voted upon.

What proposals will be voted on at the meeting?

        There are four proposals scheduled to be voted on at the meeting:

  •
  The election of eleven nominees for director to hold office until the 2016 annual meeting of stockholders;

  •
  The approval of amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended (the "2007 Plan");

  •
  The ratification of the appointment of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2015; and

  •
  The non-binding advisory vote on the compensation of our named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in this Proxy Statement.

How does the Board of Directors recommend that I vote?

        Our Board recommends that you vote your shares:

  •
  "For" the election of each of the nominees to our Board;

  •
  "For" the approval of amendments to the 2007 Plan;

  •
  "For" the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

  •
  "For" the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in this Proxy Statement.

What vote is required to approve each matter and how are votes counted?

        Election of Directors.    To be elected, each of the eleven nominees for director must receive a plurality of the votes of the shares of common stock present or represented at the 2015 annual meeting of stockholders and entitled to vote as of the record date. You may vote "For" all nominees, "Withhold" your vote from all nominees, or vote "For" one or more nominees and "Withhold" your vote from one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote. Please note that if you are a beneficial owner of our common stock and your stock is held through a broker, bank or other nominee, under stock exchange rules a broker, bank or other nominee subject to those rules is not permitted to vote your shares on the election of directors without your instruction. Therefore, if a beneficial owner of our common stock fails to instruct such a broker, bank or other nominee on how to vote for the Board's nominees, that beneficial owner's shares cannot be voted on this matter—in other words, your broker, bank or other nominee's proxy will be treated as a "broker non-vote," which is explained in the following question and explanation.

        Approval of Amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as Amended.    If a quorum is present, the affirmative vote of a majority of the shares of common stock present or represented at the 2015 annual meeting of stockholders and entitled to vote on this proposal will be required to approve this proposal. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against approval of the amendments to the 2007 Plan. Please note that if you are a beneficial owner of our common stock and your stock is held through a broker, bank or other nominee, under stock exchange rules, a broker, bank or other nominee subject to those rules is not permitted to vote your shares on this proposal without your instruction. Therefore, if a beneficial owner of our common stock fails to instruct such a broker, bank or other nominee on how to vote for the amendments to the 2007 Plan, that beneficial owner's shares cannot be voted on this matter—in other words, your broker, bank or other nominee's proxy will be treated as a "broker non-vote," which is explained in the following question and explanation.

        Ratification of the Appointment of Deloitte & Touche LLP to Serve as Sonus Networks' Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2015.    The affirmative vote of a majority of the shares of common stock present or represented at the 2015 annual meeting of stockholders and entitled to vote as of the record date will be required to approve the ratification of the appointment of Sonus Networks' independent registered public accounting firm. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against the proposal.

        A Non-Binding Advisory Vote on the Compensation of Our Named Executive Officers.    The vote on the compensation of our named executive officers is non-binding, as provided by law. However, our Board and the Compensation Committee will review and consider the outcome of this vote when making future compensation decisions for our named executive officers. The affirmative vote of a majority of the shares of common stock present or represented at the 2015 annual meeting of stockholders and entitled to vote as of the record date will be required to approve the non-binding advisory vote on the compensation of our named executive officers. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against the proposal. Please note that if you are a beneficial owner of our common stock and your stock is held through a broker, bank or other nominee, under stock exchange rules, a broker, bank or other nominee subject to those rules is not permitted to vote your shares on this proposal without your instruction. Therefore, if a beneficial owner of our common stock fails to instruct such a broker, bank or other nominee on how to vote its shares on the non-binding advisory vote on the compensation of our named executive officers, that beneficial owner's shares cannot be voted on this matter—in other words, your broker, bank or other nominee's proxy will be treated as a "broker non-vote," which is explained in the following question and explanation.

What are broker non-votes and what is the effect of broker non-votes?

        Brokers, banks and other nominees have the discretion to vote shares held in "street name"—a term that means the shares are held in the name of the broker, bank or other nominee on behalf of its customer, the beneficial owner—on routine matters, but not on non-routine matters. Generally, broker non-votes occur when shares held by a broker, bank or other nominee for a beneficial owner are not voted with respect to a non-routine matter because the broker, bank or other nominee has not received voting instructions from the beneficial owner and the broker, bank or other nominee lacks discretionary authority to vote the shares because of the non-routine nature of the matter. Broker non-votes with respect to a matter are not counted as shares entitled to vote with respect to that matter and do not affect the voting results on that matter (unless the required vote is a percentage of all outstanding shares). Broker non-votes are counted as shares present for purposes of determining the presence of a quorum. The election of directors, the approval of the amendments to the 2007 Plan and the non-binding advisory vote on compensation of our named executive officers are "non-routine" matters for which brokers, banks and other nominees, under applicable stock exchange rules, may not exercise discretionary voting power without instructions from the beneficial owner. Your vote is very important, whether you hold directly or through a broker, bank or other nominee. We encourage you to read this Proxy Statement and the 2014 Annual Report carefully and if you are a beneficial owner, please be sure to give voting instructions to your broker, bank or other nominee.

How can I vote my shares in person at the meeting?

        Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card and proof of identification for entrance to the meeting.

        If you hold your shares in street name, please bring the enclosed proxy card or the voting instruction form you receive from your broker, bank or other nominee and proof of identification for entrance to the meeting. You must also request a legal proxy from your broker, bank or other nominee and bring it to the annual meeting if you would like to vote at the meeting.

How can I vote my shares without attending the meeting?

        Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the meeting. If you are a stockholder of record, you may submit a proxy in any of the following ways:

  •
  Submit your proxy by mail.  You may complete, date and sign the proxy card and mail it in the postage-prepaid envelope that you received. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you return. If you return the proxy card but do not give any instructions on a particular matter described in this Proxy Statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board.

  •
  Submit your proxy over the Internet.  If you have Internet access, you may submit your proxy by following the instructions set forth on your proxy card. If you submit your proxy over the Internet, please do not return your proxy card.

  •
  Submit your proxy by telephone.  If you are located in the United States or Canada, you may submit your proxy by telephone by following the instructions set forth on your proxy card. If you submit your proxy by telephone, please do not return your proxy card.

        The ability to submit your proxy by telephone or over the Internet will be available until 11:59 p.m., Eastern Daylight Time on June 10, 2015.

        If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions on the forms you receive from such nominee. The availability of submitting your voting instructions by telephone or over the Internet will depend upon their voting procedures.

Who is serving as the Company's inspector of elections?

        Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2015 annual meeting.

How can I change my vote?

        You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and submitting a new proxy card with a later date, submitting a proxy by telephone or submitting a proxy over the Internet (your latest telephone or Internet proxy is counted) or by attending the meeting and voting in person. Attending the meeting by itself, however, will not revoke your proxy unless you specifically request it.

Is my vote confidential?

        Proxy instructions, ballots and voting tabulations that identify stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Sonus or to third parties, except as necessary to meet applicable legal requirements and to allow for the tabulation and certification of votes. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our Board.

What are the directions to the meeting?

        The meeting is being held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, telephone: (617) 526-6000. The main reception area where you should check in is on the 26th floor, where the annual meeting will be held.

Proposal 1—ELECTION OF DIRECTORS

Board of Directors

        Our Board is presently composed of eleven members, ten of whom are independent within our director independence standards, which meet the director independence standards of the NASDAQ Stock Market Marketplace Rules. At the 2015 annual meeting of stockholders, all of our directors will be elected to hold office in accordance with our Fourth Amended and Restated Certificate of Incorporation, as amended. Each of the directors elected at the 2015 annual meeting of stockholders will serve for a term expiring at the 2016 annual meeting of stockholders.

        Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If a nominee declines to serve or is unable to serve as a director at the time of the annual meeting, such shares will be voted for the election of such substitute nominee as our Board may propose. It is not presently expected that the nominees named below will be unable or will decline to serve as a director. Under Delaware law, the affirmative vote of the holders of a plurality of shares of common stock voting on this matter at the annual meeting (i.e., the largest number of votes cast) is required to elect each director. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality.

Nominees Up For Election—Background and Qualifications

        Our directors are a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies with operations inside and outside of the United States, as well as experience on other companies' boards, which provides an understanding of different business processes, challenges and strategies. Other directors have experience as members on the board of directors of non-profit and philanthropic institutions, which brings unique perspectives to our Board and provides insight into issues faced by companies. The Board and its Nominating and Corporate Governance Committee believe that the attributes, leadership skills and other diverse experiences of our current Board members collectively provide the Company with the perspectives and judgment necessary to guide the Company's strategies and governance principles and to monitor their execution. Therefore, the Board proposes the re-election of the following eleven directors of the Company to hold office until the 2016 annual meeting of stockholders.

        The biographies below describe the skills, qualities, attributes and experience of the nominees that led the Board and its Nominating and Corporate Governance Committee to determine that it is appropriate to nominate these directors.

        James K. Brewington, 71, has been a director since May 2009. Mr. Brewington is a veteran of the global communications market, with over 40 years of industry experience at AT&T Inc. and Lucent Technologies before his retirement in 2007. From mid-2004 until his retirement from Lucent Technologies, Mr. Brewington was President of the then newly formed Developing Markets group, tasked with expanding the revenue base beyond domestic borders, reflecting his prior success in building out their global footprint. Prior to this, he was President of Lucent Technologies' Mobility Solutions division, where he was responsible for all wireless infrastructure for the mobility segment, including global wireless development and product architecture, project management, and business and product management. Mr. Brewington joined Lucent Technologies in 1996. He began his career at AT&T Inc. in 1968, and over the ensuing years held various executive management positions in the telecommunications industry, including overseeing Bell Telephone Wireless Laboratories. Mr. Brewington has served on the Board of Directors and the Nominating and Corporate Governance Committee of Kopin Corporation since 2006 and serves on the Board of Directors of two privately held companies. He also advises several technology startup companies. He has served on the boards of the U.S.-Saudi Arabian Business Council and INROADS/North Jersey, Inc., a non-profit organization that trains minority youth for careers in business and industry. He was a member of the Cellular Telecommunications Industry Association ("CTIA") and the CTIA Wireless Foundation. Mr. Brewington has a Master of Business Administration degree from Seattle University, a Master of Science degree from Stanford University (Sloan Fellow) and a Bachelor of Arts degree from the College of Idaho. Among other qualifications, Mr. Brewington brings to the Board executive management and leadership experience, including from his service for over 40 years at AT&T Inc. and Lucent Technologies, along with extensive technological and industry experience.

        Matthew W. Bross, 54, has been a director since February 2014. Mr. Bross has been the Chairman and Chief Executive Officer of Compass-EOS, a supplier of icPhotonicsTM technology that delivers a commercial chip-to-chip direct silicon-to-photonics solution, since February 2014. Mr. Bross was previously the Global Chief Technology Officer of Huawei from October 2009 to October 2012, British Telecom from November 2002 to July 2009, and Williams Communications Group, Inc. from March 1997 to November 2002. He has led the technology innovation and investment strategies for the companies he has served across multiple technology and business domains, including carrier, enterprise, devices, applications and services. Additionally, he was awarded a William Pitt Fellowship by Pembroke College at the University of Cambridge. Mr. Bross currently serves as Chairman of the Global Information Infrastructure Commission and is a member of the Board of Directors for the EastWest Institute. Among other qualifications, Mr. Bross brings to the Board executive management and leadership experience as global chief technology officer of various public companies, along with his deep technology expertise and understanding of advanced technology.

        John P. Cunningham, 77, has been a director since September 2004. In 2002, Mr. Cunningham retired from Citrix Systems, Inc., a global leader in virtual workplace software and services. From 2001 to 2002, Mr. Cunningham was Senior Vice President, Finance and Operations of Citrix Systems, Inc. He joined Citrix Systems, Inc. in 1999 as Senior Vice President, Finance and Administration and served in that capacity until 2001. From 1998 to 1999, Mr. Cunningham served as Executive Vice President and Chief Financial Officer of Wang Global, a worldwide provider of network services. Prior to joining Wang Global, he served as Chief Financial Officer of Whirlpool Corporation from 1996 to 1998 and Chief Financial Officer of Maytag Corporation from 1994 to 1996. Mr. Cunningham has also held various management positions, including Corporate Controller, at International Business Machines. From 2001 to December 2013, he served as a member of the Board of Directors of Smart Disk Corporation as well as its Audit Committee. Mr. Cunningham has a Master of Business Administration degree from New York University and a Bachelor of Science degree from Fordham University. Among other qualifications, Mr. Cunningham brings to the Board executive leadership experience, including from his service as a chief financial officer of various public companies, along with extensive financial expertise.

        Raymond P. Dolan, 57, has been our President, Chief Executive Officer and a director since October 2010, and is responsible for the strategic direction and management of our company. Mr. Dolan has more than 25 years of experience in the telecommunications industry, having served in senior leadership positions at QUALCOMM Incorporated, Nextwave Wireless and BellAtlantic/NYNEX Mobile. From 2006 to 2008, Mr. Dolan served as Chief Executive Officer of QUALCOMM/Flarion Technologies, a developer of mobile broadband communications technologies, as well as Senior Vice President of QUALCOMM Incorporated. Prior to its acquisition by QUALCOMM in 2006, Mr. Dolan served as Chairman and Chief Executive Officer of Flarion Technologies. Before his role at Flarion Technologies, from 1996 to 2000, Mr. Dolan was Chief Operating Officer of NextWave Telecom. Prior to that, he spent eight years at BellAtlantic/NYNEX Mobile, serving in numerous roles of increasing responsibility, most recently as Executive Vice President of Marketing. He began his career in the telecommunications industry at PacTel Cellular as a Manager of Network Operations. Mr. Dolan also served as an officer in the United States Marine Corps, where he spent more than seven years as a tactical jet pilot. He has served on the Board of Directors and has been Chairman of the Nominating and Corporate Governance Committee of American Tower Corporation since 2003. He also served on the Board of Directors of NII Holdings, Inc. from 2008 until 2012. Mr. Dolan graduated from the U.S. Naval Academy with a degree in Mechanical Engineering and also holds a Master of Business Administration degree from the Columbia University School of Business. Among other qualifications, Mr. Dolan brings to the Board executive leadership experience, including from his service as our Chief Executive Officer, along with extensive brand marketing and strong financial, risk analysis and corporate governance skills and experience.

        Beatriz V. Infante, 61, has been a director since January 2010. Since 2009, Ms. Infante has served as Chief Executive Officer of BusinessExcelleration LLC, which provides management consulting services to companies at strategic inflection points. Since 2008, Ms. Infante has also served as a limited partner and advisor to Tandem Capital, an investment firm specializing in mobile technology companies. From 2010 until its acquisition by Infor in 2011, Ms. Infante was the Chief Executive Officer and a director of ENXSUITE Corporation, a leading supplier of energy management solutions. From 2006 until its acquisition by Voxeo Corporation in 2008, she was the Chief Executive Officer and a director of VoiceObjects Inc., a market leader in voice applications servers. From 2004 to 2005, Ms. Infante served as Interim Chief Executive Officer and a director of Sychron Inc., which was sold to an investor group. Ms. Infante was Chief Executive Officer and President of Aspect Communications Corporation, a market leader in communications solutions, from April 2000 until October 2003, and was additionally named Chairman in February 2001, and held additional executive roles between October 1998 and April 2000. She has served on the Board of Directors, Compensation Committee and Nominating and Corporate Governance Committee of Emulex Corporation since May 2012, including as the Chair of the Nominating and Corporate Governance Committee since February 2014. Since May 2014, she has served on the Board of Directors and Audit Committee of Liquidity Services Inc. Since 1994, she has served on the Advisory Committee to the Princeton University School of Engineering and Applied Science. She has been a director at a number of privately held companies as well as two non-profit organizations, Silicon Valley Leadership Group and Joint Venture Silicon Valley Network. Additionally, Ms. Infante is a National Association of Corporate Directors Board Leadership Fellow, a member of the Corporate Directors Group, and in 2013 was named to the Financial Times Agenda "Top 50 Digital Directors' List." Ms. Infante holds a Bachelor of Science and Engineering degree in Electrical Engineering and Computer Science from Princeton University and holds a Master of Science degree in Engineering Science from California Institute of Technology. Among other qualifications, Ms. Infante brings to the Board executive leadership experience, including from her service as a chief executive officer of various companies, along with extensive operational expertise and experience in brand marketing.

        Howard E. Janzen, 61, has been a director since January 2006 and the Chairman of the Board since December 2008. Since May 2012, Mr. Janzen has been the President and Chief Executive Officer of Cool Planet Energy Systems, Inc., a company that converts non-food biomass into sustainable, high-octane gasoline, as well as its director since July 2012. Since 2002, Mr. Janzen has served as President and Chief Executive Officer of Janzen Ventures, Inc., a private investment business venture. Mr. Janzen was the Chief Executive Officer and a director of One Communications Corp., a supplier of integrated advanced telecommunications solutions to businesses, from 2007 until its sale in 2011. He served as President of Sprint Business Solutions, the business unit serving Sprint Corporation's business customer base, from 2004 to 2005. From 2003 to 2004, he was President of Sprint Corporation's Global Markets Group, responsible for Sprint Corporation's long distance service for both consumer and business customers. From 1994 until 2002, Mr. Janzen served as President and Chief Executive Officer, and Chairman from 2001 to 2002, of Williams Communications Group, Inc., a high technology company. Mr. Janzen has served as a member of the Board of Directors, the Compensation Committee and the Corporate Governance Committee of Global Telecom & Technology, Inc. since 2006; and a member of the Board of Directors and the Audit Committee of Vocera Communications, Inc. since 2007. He previously served as a member of the Board of Directors, Compensation Committee and Strategy Committee of Macrosolve, Inc. from 2006 to 2012. Mr. Janzen also serves as a member of the Board of Directors of two privately held companies, a member of the Executive Committee of the Global Information Infrastructure Commission, a member of the University of Tulsa Board of Trustees and Colorado School of Mines Foundation Board of Governors, and a member of the Boards of Directors of Heart of America Boy Scout Council, a non-profit organization. Mr. Janzen received his Bachelor of Science and Master of Science degrees in Metallurgical Engineering from the Colorado School of Mines. He also has completed the Harvard Business School Program for Management Development. Among other qualifications, Mr. Janzen brings to the Board executive leadership experience, including from his service as a chief executive officer of various telecommunications companies and his past service as a chairman of a public company, along with extensive financial expertise and brand marketing experience.

        Richard J. Lynch, 66, has been a director since February 2014. Since September 2011, Mr. Lynch has served as the President of FB Associates, LLC, which provides advisory and consulting services at the intersection of technology, marketing and business operations. Mr. Lynch was the Executive Vice President and Chief Technology Officer for Verizon Communications between 2007 and 2011, and the Executive Vice President and Chief Technology Officer of Verizon Wireless and its predecessors from 1990 until 2007. Mr. Lynch has been at the forefront of wireless technology solutions and was responsible for the selection of CDPD, CDMA, EV-DO and LTE for use within the Verizon network. Building on these and other key technology decisions, Mr. Lynch has driven the introduction of key innovative products and services into the marketplace. Mr. Lynch is a Fellow of the Institute of Electrical and Electronic Engineers and has been awarded patents in the field of wireless communications. He has served as a member of the Board of Directors, Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee of Ruckus Wireless, Inc. since March 2012; and a member of the Board of Directors and Compensation, Nominating and Governance Committee of BlackBerry Limited since February 2013. From November 2010 to November 2013, Mr. Lynch served as Chairman of the Board of Directors and a member of the Nominating and Corporate Governance Committee of TranSwitch Corp. Mr. Lynch also serves as a member of the Board of Directors of two privately held companies. He has also sat on the boards of numerous industry organizations, including the GSM Association and the CDMA Development Group, and as a member of the Federal Communications Commission Technical Advisory Committee and Communications Security Reliability and Interoperability Council. For his leadership in the early years of wireless data, Mr. Lynch was honored with the President's Award by the CTIA. He has also been inducted into the Wireless History Foundation's Hall of Fame. Mr. Lynch is a graduate of Lowell Technological Institute (now University of Massachusetts) where he received Bachelor of Science and Master of Science degrees in electrical engineering. He has also completed post-graduate work at the Wharton School of the University of Pennsylvania and the Johnson School of Management at Cornell University. Among other qualifications, Mr. Lynch brings to the Board executive leadership experience, including from his service as chief technology officer of Verizon and its predecessor companies.

        Pamela D.A. Reeve, 65, has been a director since August 2013. From November 1989 to August 2004, Ms. Reeve was the President, Chief Executive Officer and a director of Lightbridge, Inc., a global provider of mobile business solutions, offering products and services for the wireless communications industry. Prior to joining Lightbridge, Inc. in 1989, Ms. Reeve spent 11 years as a consultant and in a series of executive positions at the Boston Consulting Group, Inc. Ms. Reeve has served as a member of the Board of Directors, the Compensation Committee and the Nominating and Corporate Governance Committee of Frontier Communications Corporation since 2010. Since 2002, Ms. Reeve has served as a member of the Board of Directors of American Tower Corporation, including as its Lead Director since 2004, a member of its Compensation Committee since 2004, and a member of its Nominating and Corporate Governance Committee since 2009. From 1997 to 2008, Ms. Reeve served as a director of NMS Communications Corp., which sold its core business and the remaining business became Livewire Mobile, Inc. Ms. Reeve served on the Board of Directors of Livewire Mobile, Inc.

from 2008 to November 2009. She also has been a director at one non-profit organization. She received her Master of Business Administration degree, with distinction, from Harvard Business School, and received her Bachelor of Arts degree, with honors, from the University of Georgia Honors Program. Among other qualifications, Ms. Reeve brings to the Board executive leadership experience, including from her service as chief executive officer of a telecommunications company, along with extensive operational experience in the communications and technologies industries.

        John A. Schofield, 66, has been a director since January 2009. From 1999 to 2005, Mr. Schofield served as President, Chief Executive Officer and Chairman of the Board of Advanced Fibre Communications, Inc., a leading supplier of next-generation edge access equipment and multi-service broadband solutions for the telecommunications industry. From 1992 to 1999, Mr. Schofield served as Senior Vice President and then President of the Integrated Solutions Group of ADC Telecommunications, Inc., a world-wide supplier of network equipment, software solutions, and integration services for broadband and multiservice networks. Since 2000, he has served as the Chairman of the Board of Directors of Integrated Device Technology, Inc., as well as a member of its Compensation Committee and its Nominating and Governance Committee. Mr. Schofield has a Bachelor of Science degree in Electrical Engineering from the NSW Institute of Technology in Sydney, Australia and is a graduate of Raytheon's Management Development Program. Among other qualifications, Mr. Schofield brings to the Board executive leadership experience, including from his service as a chairman of a public company, along with extensive financial expertise and brand marketing experience.

        Scott E. Schubert, 61, has been a director since February 2009. From 2005 until 2008, Mr. Schubert served as Chief Financial Officer of TransUnion LLC, a leading global information solutions company. From 2003 to 2005, Mr. Schubert served as Chief Financial Officer and, prior to that, Executive Vice President of Corporate Development of NTL, Inc. (now Virgin Media, Inc.). From 1999 to 2003, Mr. Schubert held the position of Chief Financial Officer of Williams Communications Group, Inc., a high technology company. Mr. Schubert also served as head of BP Amoco's Global Financial Services, leading the initial integration of BP and Amoco's worldwide financial operations following the merger of the two companies. From August 2011 to October 2014, he served as a member of the Board of Directors, the Compensation Committee, the Audit Committee and the Compliance Committee of Isle of Capri Casinos, Inc. Mr. Schubert is a graduate of the Krannert School of Business at Purdue University, where he completed his Master of Business Administration degree in Finance and Economics in 1976. He also earned his Bachelor of Science degree at Purdue University in 1975, with dual majors in Engineering and Accounting. Among other qualifications, Mr. Schubert brings to the Board executive leadership experience, including from his service as a chief financial officer of various companies, along with extensive financial expertise.

        H. Brian Thompson, 76, has been a director since October 2003. Mr. Thompson has been Executive Chairman of GTT Communications, Inc., a worldwide cloud network provider, since 2006. He has also headed his own private equity investment and advisory firm, Universal Telecommunications, Inc., since its incorporation in 1991. From 2002 to 2007, Mr. Thompson was Chairman of Comsat International, and he served as Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from 1999 to 2000. Mr. Thompson was Chairman and Chief Executive Officer of LCI International, Inc. from 1991 until its merger with Qwest Communications International Inc. in 1998. Subsequent to the merger, Mr. Thompson became Vice Chairman of the Board of Directors for Qwest until his resignation in 1998. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation from 1981 to 1990. Prior to MCI, he was a management consultant with the Washington, D.C. offices of McKinsey & Company. He has served as a member of the Board of Directors, the Compensation Committee and the Nominating and Corporate Governance Committee of Axcelis Technologies, Inc. ("Axcelis") since 2002, but will not be standing for reelection at Axcelis' 2015 annual meeting of shareholders; a member of the Board of Directors, the Compensation

Committee and the Audit Committee of Pendrell Corporation (formerly known as ICO Global Communications (Holdings) Ltd.) since 2007; and a member of the Board of Directors, the Compensation Committee and the Nominating and Corporate Governance Committee of Penske Automotive Group, Inc. since 2002. Mr. Thompson is a member of the Board of Trustees for the Lab School of Washington. He is a former chairman of the U.S. Competitive Telecommunications Association and also served on the University of Massachusetts Chancellor's Executive Committee, as a member of the Board of Trustees of Capitol College in Laurel, Maryland, and the St. Stephens and St. Agnes School Foundation in Alexandria, Virginia. He received his Master of Business Administration degree from Harvard University's Graduate School of Business, and received a Bachelor of Science degree in chemical engineering from the University of Massachusetts. Among other qualifications, Mr. Thompson brings to the Board executive leadership experience, including from his service as a chairman and chief executive officer of various companies, along with extensive brand marketing experience.

Board of Directors' Recommendation

        The Board of Directors unanimously recommends a vote "FOR" the election to the Board of Directors of each of the eleven nominees.

 Proposal 2—APPROVAL OF AMENDMENTS TO THE SONUS NETWORKS, INC.
2007 STOCK INCENTIVE PLAN, AS AMENDED

        The Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended (the "2007 Plan"), which initially was approved by the stockholders at our 2007 annual meeting and was most recently amended by the stockholders at the special meeting of stockholders on December 2, 2014, continues our program of providing equity incentives to our eligible employees, officers, directors, consultants and advisors. We offer these incentives in order to assist in recruiting, retaining and motivating our employees, officers, directors, consultants and advisors. The 2007 Plan currently provides that 14,276,713 shares of common stock of the Company (subject to adjustment in the event of stock splits and other similar events) are authorized for the grant of awards under the 2007 Plan, which amount includes the 1,096,173 shares of common stock (i) previously reserved for issuance under the Company's 2008 Stock Incentive Plan and the Company's 2012 Amended Performance Technologies, Incorporated Omnibus Incentive Plan (the "Acquired Plans") that remained available for grant under the Acquired Plans as of December 2, 2014 and (ii) subject to awards granted under the Acquired Plans, which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options to any limitations of the Internal Revenue Code of 1986, as amended (the "Code")).

        Our Board now recommends that the stockholders approve amendments to the 2007 Plan (the "Amendment") to:

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  Increase the aggregate number of shares of our common stock authorized for issuance under the 2007 Plan by 1,400,000 new shares;

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  Require that no new award issued under the 2007 Plan shall vest earlier than the first anniversary of its date of grant; provided, however, that this minimum vesting requirement shall not apply to an aggregate of up to 5% of the maximum number of shares of our common stock authorized for issuance under the 2007 Plan; and

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  Revise the rate at which restricted stock, restricted stock units ("RSUs"), performance awards and other stock unit awards, which we refer to collectively as full value awards, are counted against the shares of common stock available for issuance under the 2007 Plan from 1.57 shares for every one share issued in connection with such award to 1.61 shares for every one share issued in connection with such award. This new ratio would apply to all full value awards from and after the time this proposal is approved by stockholders. Shares of common stock subject to awards that were granted under either of the 1.5 or 1.57 times ratio that applied at the time such awards were granted would return to the 2007 Plan upon forfeiture of such awards at the previous ratio of 1.5 or 1.57, as applicable.

        Attached as Appendix B to this Proxy Statement is a copy of the 2007 Plan marked to show the changes made by the Amendment. This description of the effect of the proposed Amendment is a summary and is qualified by the full text of the 2007 Plan, as amended by the Amendment. All other provisions of the 2007 Plan will remain in full force and effect.

Stock Available for Awards

        The 2007 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-statutory stock options, stock appreciation rights ("SARs"), restricted stock, RSUs and other stock unit awards and performance awards as described below (collectively referred to as awards).

        There were 3,446,366 shares available for future issuance under the 2007 Plan as of December 31, 2014.

        Our Board has approved, and recommends that the stockholders approve, the Amendment to increase the number of shares of our common stock available for awards under the 2007 Plan so that the maximum number of shares issuable under the 2007 Plan is increased by 1,400,000 shares and to make the other indicated changes. Our Board believes that the Amendment, if approved, would assist in recruiting, retaining and motivating our employees, officers, directors, consultants and advisors.

Reasons for Proposed Amendments to the 2007 Plan

        Shares currently available under the 2007 Plan are insufficient to meet our current needs based on our historical grant rate and our anticipated hiring and retention needs.

        At our 2014 special meeting of stockholders, we requested and stockholders approved an additional 2,000,000 shares for the 2007 Plan. Our recent share usage has been affected by the following factors:

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  Most of our executives (including all of our senior executives) elected to receive their 2014 and 2015 cash bonuses, if any, in the form of shares of common stock. For 2014, these elections resulted in the use of approximately 265,754 shares from the 2007 Plan, which, as a result of the fungible share provisions of the 2007 Plan reduced the number of shares available for issuance under the 2007 Plan by 417,234 shares, using our current fungible share ratio of 1.57. These shares issued in lieu of cash to our CEO and other executives were elective and thus not awarded in the form of our standard equity grants, which are otherwise generally subject to vesting through the fourth anniversary of the grant date or the employee's commencement date, as applicable. The 2015 bonuses have not yet been determined, but based on the target amounts, the Compensation Committee has determined that 209,031 shares of our common stock should be reserved in case they are needed to satisfy those bonus payments, which, as a result of the fungible share provisions of the 2007 Plan, would reduce the number of shares available for issuance under the 2007 Plan by 328,179 shares, using our current fungible share ratio of 1.57; however, since the Compensation Committee retains the right, in its sole discretion, to pay any such 2015 fiscal year bonus in cash, regardless of the executive's election, the number of shares ultimately issuable may differ from the Company's current expectation;

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  After consecutive years of providing below-market annual grants to our employees as compared to our peer group, beginning in 2014 we increased the total number of stock options and/or restricted stock granted to our employees as a whole in order to provide the retention and motivation that has been eroded by below-market grants in years past and our need to implement a new product strategy. Even with such grants, our three-year average burn rate as of December 31, 2014 was 4.95%, which is consistent with general market practices for companies of our size and in our industry compared to companies in our peer group as well as the technology industry; and

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  Grants to members of our senior leadership team were necessary to retain executives recently hired in connection with the reconstitution of our management team during the past three years.

        As of December 31, 2014:

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  Options underlying 5,920,126 shares of our common stock with a weighted average exercise price of $15.61 and a weighted average remaining term of 7.44 years were outstanding under the 2007 Plan;

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  402,417 shares of unvested restricted stock issued under the 2007 Plan were outstanding, including 34,235 shares of unvested performance-based stock for which the performance conditions had been satisfied and which were subject only to time-vesting at December 31, 2014; and

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  3,446,366 shares were available for grant under the 2007 Plan.

For information about activity under our other equity incentive plans, see Note 16 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

        We believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of our stockholders.

        If the Amendment is approved by our stockholders, we anticipate that we will have sufficient shares to meet our needs through the 2016 annual meeting of stockholders. We may need to request additional shares from stockholders at our 2016 annual meeting of stockholders to meet our needs for future years to maintain competitive annual equity compensation packages and to respond to extraordinary circumstances, such as acquisitions.

        The 1,400,000 additional shares that we are requesting to add to the 2007 Plan was recommended by our Compensation Committee based upon careful consideration of the equity compensation needs of the Company, including assessing the number of shares likely to be needed for future grants for the remainder of this year and the next year. As described below, our Compensation Committee also considered the cost of the 2007 Plan to our stockholders, as well as the potential dilution to our stockholders that would result from their approval of the Amendment. The Board and the Compensation Committee believe that approving the additional 1,400,000 shares of common stock for issuance under the 2007 Plan is appropriate and in the best interests of stockholders given the highly competitive environment in which we recruit and retain employees, the dilution rate of our peers, and our historical rate of issuing equity awards.

        Based on shares of our common stock outstanding as of December 31, 2014, the proposal to increase the number of authorized shares under the 2007 Plan by 1,400,000 would result in additional dilution of approximately 3.76%. We feel that targeting this additional dilution is reasonable and appropriate in light of our burn rate and other factors, as described below:

  •
  Burn rate provides a measure of the potential dilutive impact of our annual equity award program. Our historical burn rate is within market practice for a technology company, and is not high compared to our peers. The Company's three-year average annual burn rate as of December 31, 2014 was 4.95%. The burn rates for the years ended December 31, 2014, 2013 and 2012 were 5.84%, 6.29% and 2.83%, respectively. We calculate our equity burn rate by dividing the total number of shares underlying options and restricted share awards granted in the year by weighted-average common shares outstanding for that year. We granted options to purchase our common stock during the years ended December 31, 2014, 2013 and 2012 totaling approximately 2.3 million, 2.8 million and 1.3 million, respectively. We granted share awards (restricted stock and performance-based stock awards) during the years ended December 31, 2014, 2013 and 2012 aggregating approximately 0.6 million, 0.7 million and 0.3 million, respectively. Our 2012 annual burn rate does not include 396,900 shares of our common stock issued as performance-based stock awards. However, since the Company determined that the grant date criteria for such awards had not been met as of December 31, 2012, these 396,900 shares were excluded from being reported as granted or vested shares in our Annual Report on Form 10-K for the year ended December 31, 2012 and, as a result, were also excluded from our 2012 burn rate calculation.

  •
  On a three-year average basis (from 2011 to 2013), our adjusted burn rate is at the median of our peer group. Adjusted burn rate was calculated by taking the total number of options and full value awards granted each year and dividing such number by the weighted average of common shares outstanding.

  •
  Since 2012, our annual burn rate has been inflated as a result of elections made by our (i) executive officers over the last two years to receive their annual bonuses in the form of common stock in lieu of cash, (ii) CEO for the years 2012, 2013 and 2014 to receive his annual base salary in the form of common stock in lieu of cash and (iii) directors in 2014 to receive all or a portion of their annual fees in the form of common stock in lieu of cash. The following table demonstrates the impact of these stock-for-cash elections on our equity burn rate over the last three years.

        An increase in the number of shares available for issuance under the 2007 Plan would allow us to continue to effectively incent and motivate executive, creative and technical talent to drive stockholder value creation.

        We would like to change the fungible share ratio to reflect the volatility of our stock price, the expected life of our stock options, and to make our 2007 Plan more cost efficient due to changes to our stock option valuation.

        Revising the rate at which our full value awards are counted against the shares of common stock available for issuance under the 2007 Plan from 1.57 shares for every one share issued in connection with such award to 1.61 shares for every one share issued in connection with such award would reflect changes in the volatility of our common stock price and the expected life of our stock options. The change reflects the ratio of the value of one stock option to the value of a share of our common stock so that when restricted stock is granted, 1.61 share equivalents are deducted from the shares available for grant for each share of restricted stock that is granted. Likewise, any unvested shares of restricted stock that were granted using the 1:1.61 that are subsequently forfeited and returned to the 2007 Plan will increase the number of shares available for future grant by 1.61 times each forfeited share returned. At no time will the number of shares returned to the 2007 Plan as a result of forfeitures increase the available share pool by a different fungible share ratio than that used for the initial grant.

        We would like to institute a one-year minimum vesting period on awards issued under the 2007 Plan to enhance the link between future equity grants and the Company's long-term growth and performance.

        We are proposing an amendment to the 2007 Plan whereby performance-based stock awards granted after the date the Amendment is approved by our stockholders must have a minimum vesting period of at least one year; provided, however, that this minimum vesting requirement shall not apply to an aggregate of up to 5% of the maximum number of shares of our common stock authorized for issuance under the 2007 Plan. This amendment will help ensure that performance-based equity will be viewed as an incentive for long-term growth and performance and not as a short-term incentive in the decision processes of executives and employees.

        Stock-based incentive compensation encourages and rewards employee performance while aligning our employees' interests with those of our stockholders.

        We continue to believe that alignment of the interests of our stockholders and our employees, officers and directors is best advanced through the issuance of equity incentives as a portion of their total compensation. Stock-based incentive compensation encourages and rewards employee performance by increasing the value of their compensation if our stock performance improves. This results in employees, officers and directors being motivated to increase our share price. In this way, we reinforce the link between our stockholders and our employees', officers' and directors' focus on personal responsibility, creativity and stockholder returns. We also believe that delivering a portion of their total compensation in the form of long-term equity compensation helps to encourage a long-term view as we continue with our transition from a declining media gateway trunking business to a growth business (represented principally by session border controller ("SBC") and diameter signaling controller ("DSC") revenue). Vesting requirements also encourage long-term retention, which is beneficial to our growth and success. We need additional shares under the 2007 Plan to ensure that we have the continued ability to use equity compensation to motivate existing high-performing employees, hire additional, qualified employees and align the interests of our employees, officers and directors with those of our stockholders.

Highlights of Certain Continuing Provisions of the 2007 Plan

  •
  Administration by Independent Committee of Board.  The 2007 Plan is administered by the Compensation Committee, whose members are non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and outside directors within the meaning of Section 162(m) of the Code.

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  Fungible Share Pool.  The 2007 Plan uses a fungible share pool under which each share issued pursuant to a full value award will reduce the number of shares available by 1.57 shares. We are asking stockholders to amend this ratio to 1.61 shares because this new ratio reflects changes in the volatility of our common stock price and the expected life of our stock options.

  •
  Awards Subject to Forfeiture/Clawback.  Awards made under the 2007 Plan and any payments made thereunder to executive officers are subject to any recoupment or any clawback policy established from time to time by the Company to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") or otherwise. As of September 16, 2014, our Compensation Committee adopted a formal clawback policy, which would allow the Company to seek to recover from any current or former executive officer of the Company who received incentive-based compensation during the three-year period preceding the date on which the Company may be required to prepare an accounting restatement based on erroneous data, the excess of what would have been paid to the executive officer under the accounting restatement. The clawback policy would apply in the event we are required to prepare an accounting restatement after the adoption of the clawback policy due to any material noncompliance with any financial reporting requirement under the U.S. federal securities laws.

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  No Discount Stock Options or SARs.  The exercise price of options and the base price of SARs must be at least equal to the fair market value of our shares on the grant date.

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  No Repricing of Stock Options or SAR Grants.  The 2007 Plan prohibits the repricing of options or SAR grants either by an amendment of an outstanding award agreement or through the substitution of a new option award at a lower price, unless such repricing or substitution is approved by our stockholders. The 2007 Plan also prohibits the cash buyout of options or SAR grants.

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  No Liberal Share Recycling Provisions.  Shares subject to awards that are (i) tendered for payment of the option exercise price, (ii) withheld for the payment of the option exercise price, (iii) withheld for the payment of taxes, or (iv) repurchased using the proceeds from option exercises do not become available again for grant under the 2007 Plan. Further, the total number of shares subject to SARs that are settled in shares are counted in full against the number of shares available for issuance under the 2007 Plan, regardless of the number of shares actually issued upon settlement of the SARs.

Description of the 2007 Plan (as proposed to be amended)

        The following is a summary of the 2007 Plan as proposed to be amended. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2007 Plan, which is included as Appendix B hereto and marked to show the changes made by the Amendment.

  Shares Issuable under the 2007 Plan

        Awards may be made under the 2007 Plan for up to 15,676,713, which amount includes the 1,096,173 shares of common stock (i) previously reserved for issuance under the Acquired Plans that remained available for grant under the Acquired Plans as of December 2, 2014 and (ii) subject to awards granted under the Acquired Plans, which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options to any limitations of the Code). The number of shares issuable under the 2007 Plan is subject to adjustment for changes in capitalization, including stock splits and other similar events. No more than 14,320,000 shares of common stock may be issued as incentive stock options under the 2007 Plan.

        If an award expires, terminates, is cancelled or otherwise results in shares not being issued, the unused shares covered by such award will generally become available for future grant under the 2007 Plan. However, any shares tendered to pay the exercise price of an award or to satisfy a tax withholding obligation will not become available for future grant under the 2007 Plan. In addition, the full number of shares subject to any stock-settled SARs will count against the shares available for issuance under the 2007 Plan, regardless of the number of shares actually issued to settle such SAR upon exercise.

        Shares of common stock issued as full value awards count against the shares of common stock available for issuance under the 2007 Plan as 1.61 shares for every one share issued in connection with such award; however, the shares subject to awards that were outstanding (i) as of our 2015 annual meeting of stockholders (but that were not yet outstanding as of December 2, 2014) and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant under the 2007 Plan would return to the 2007 Plan at a ratio of 1.57 for every share awarded, and (ii) as of December 2, 2014 and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant under the 2007 Plan would return to the 2007 Plan at a ratio of 1.5 for every share awarded.

  Administration

        The 2007 Plan is administered by our Board, which has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2007 Plan and to interpret the provisions of the 2007 Plan. Pursuant to the terms of the 2007 Plan and to the extent permitted by applicable law, our Board may delegate authority under the 2007 Plan to one or more committees or subcommittees of our Board. Our Board has authorized the Compensation Committee to administer the 2007 Plan and the Compensation Committee has authorized the Chief Executive Officer to grant options, subject to specific limitations set by the Compensation Committee, to newly hired employees, other than officers, of the Company or any of our present or future subsidiaries and to current employees, other than officers, who have referred new employees to us pursuant to our employee referral program.

        Subject to any applicable limitations contained in the 2007 Plan, our Board, the Compensation Committee, or any other committee to whom our Board delegates authority, as the case may be, selects the recipients of awards and determines the terms of the awards.

        Our Board is required to make equitable adjustments in connection with the 2007 Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, combination of shares, reclassification of shares, spin-offs and other similar changes in capitalization, and any other dividend or distribution other than an ordinary cash dividend. The 2007 Plan also contains provisions addressing the consequences of any Reorganization Event, which is defined as:

  •
  any merger or consolidation of Sonus with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled;

  •
  any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction; or

  •
  any liquidation or dissolution of our company.

        In connection with a Reorganization Event, our Board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards, other than awards of restricted stock and RSUs, on such terms as our Board determines:

  •
  provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

  •
  upon written notice, provide that all unexercised awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice;

  •
  provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such Reorganization Event;

  •
  in the event of a Reorganization Event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event, or the Acquisition Price, make or provide for a cash payment to an award holder equal to the excess, if any, of (A) the Acquisition Price times the number of shares of common stock subject to the holder's awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards;

  •
  provide that, in connection with a liquidation or dissolution of our company, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings); and

  •
  any combination of the foregoing.

In taking any of the actions permitted directly above, the Board is not obligated by the 2007 Plan to treat identically all awards, all awards held by a holder of such awards or all awards issued at the same time.

        With respect to awards of restricted stock and RSUs, upon the occurrence of a Reorganization Event other than a liquidation or dissolution of our company, the repurchase and other rights of the Company under each such award will inure to the benefit of our successor, and will, unless the Board determines otherwise, apply to the cash, securities or other property into which our common stock is converted or exchanged in the same manner and to the same extent as they applied to the common stock subject to such award. Upon the occurrence of our liquidation or dissolution, except to the extent specifically provided to the contrary in the award agreement governing the award or any other agreement between the award holder and the Company, all restrictions and conditions on such awards will automatically be deemed terminated or satisfied.

        Our Board may at any time provide that any award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, including, without limitation, (A) upon the death or disability of the holder of such award or (B) in connection with a Reorganization Event.

  Limitation on Vesting

        No new award issued under the 2007 Plan may vest earlier than the first anniversary of its date of grant; provided, however, that this minimum vesting requirement does not apply to an aggregate of up to 5% of the maximum number of shares of our common stock authorized for issuance under the 2007 Plan.

  Types of Awards

        The 2007 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-statutory stock options, SARs, restricted stock, RSUs and other stock unit awards and performance awards as described below.

        Incentive Stock Options and Non-statutory Stock Options.    Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options must be granted at an exercise price which is not less than the fair market value of our common stock at the close of trading on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than 100% of the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power). Options may not be granted for a term in excess of 10 years. The 2007 Plan permits the following forms of payment for the exercise price of options: payment by cash; check; via "cashless exercise" through a broker; subject to certain conditions and if permitted by our Board, surrender to Sonus of shares of our common stock held by the optionee or delivery to Sonus of a promissory note on terms determined by the Board; any other lawful means as provided for in the applicable option agreement or approved by the Board; and any combination of these forms of payment.

        Stock Appreciation Rights.    A SAR is an award entitling the holder, upon exercise, to receive an amount in common stock or cash or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock over the exercise price, which may not be less than the fair market value on the date the SAR is granted. SARs may be granted independently or in tandem with an option granted under the 2007 Plan. No SAR will be granted with a term in excess of 10 years.

        Restricted Stock Awards.    Restricted stock awards entitle recipients to acquire shares of common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price or to require forfeiture if issued at no cost if the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established by the Board for such award. Our Board will determine the terms and conditions of the applicable award, including the conditions for vesting and repurchase and the issue price, if any. Shares of common stock issued pursuant to restricted stock awards after the date stockholders approve this proposal count against the shares of common stock available for issuance under the 2007 Plan as 1.61 shares for every one share issued in connection with such award.

        Restricted Stock Unit Awards.    RSU awards entitle the recipient to receive shares of common stock or cash to be delivered at the time such award vests pursuant to the terms and conditions established by our Board. Shares of common stock issued pursuant to RSU awards after the date stockholders approve this proposal count against the shares of common stock available for issuance under the 2007 Plan as 1.61 shares for every one share issued in connection with such award.

        Other Stock Unit Awards.    Under the 2007 Plan, our Board has the right to grant other awards having such terms and conditions as our Board may determine, including the grant of shares based upon certain conditions, the grant of awards that are valued in whole or in part by reference to, or otherwise based on, shares of common stock or other property, and the grant of awards entitling recipients to receive shares of common stock to be delivered in the future (collectively, "Other Stock Unit Awards"). Shares of common stock issued pursuant to Other Stock Unit Awards after the date stockholders approve this proposal count against the shares of common stock available for issuance under the 2007 Plan as 1.61 shares for every one share issued in connection with such award.

        Performance Conditions.    Restricted stock and RSU awards and Other Stock Unit Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code will be made subject to the achievement of performance goals. We refer to these awards as "performance awards." Performance awards will vest solely upon the achievement of specified performance criteria designed to qualify for deduction under Section 162(m) of the Code.

        The performance criteria for each such award will be based on one or more of the following measures: (a) net income; (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization; (c) operating profit before or after discontinued operations and/or taxes; (d) sales; (e) sales growth; (f) earnings growth; (g) cash flow or cash position; (h) gross margins; (i) stock price; (j) market share; (k) return on sales, assets, equity or investment; (l) improvement of financial ratings; (m) achievement of balance sheet or income statement objectives; or (n) total stockholder return; and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. A committee comprised of two or more "outside directors" within the meaning of Section 162(m) of the Code, or the Committee, may specify that such performance measures will be adjusted to exclude any one or more of: (i) extraordinary items; (ii) gains or losses on the dispositions of discontinued operations; (iii) the cumulative effects of changes in accounting principles; (iv) the writedown of any asset; and (v) charges for restructuring and rationalization programs.

        Such performance measures:

  •
  may vary by participant and may be different for different awards;

  •
  may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the Committee; and

  •
  will be set by the Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Code.

  Restrictions on Repricings

        Unless approved by our stockholders:

  •
  no outstanding option or SAR granted under the 2007 Plan may be amended to provide an exercise price that is lower than its then-current exercise price (other than adjustments for changes in capitalization);

  •
  no outstanding option or SAR grant may be cancelled and substituted with a new award under the 2007 Plan covering the same or a different number of shares of common stock and having an exercise price lower than the then-current exercise price of the cancelled option or SAR; and

  •
  no outstanding option or SAR granted under the 2007 Plan may be purchased by the Company for cash.

  Transferability of Awards

        Awards, other than vested awards of restricted stock and RSUs, may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the holder of an award, awards, other than vested awards of restricted stock and RSUs, are exercisable only by such holder. Our Board may permit the gratuitous transfer of an award by the holder of an award to or for the benefit of any immediate family member, family trust or other entity established for the benefit of such holder or an immediate family member of such holder if, with respect to such transferee, Sonus would be eligible to use a Form S-8 for the registration of the sale of the common stock subject to such award under the Securities Act of 1933, as amended.

  Eligibility to Receive Awards

        Our employees, officers, directors, consultants and advisors and those of our subsidiaries are eligible to be granted awards under the 2007 Plan. Under present law, however, incentive stock options may only be granted to employees of Sonus and its subsidiaries.

        The maximum number of shares with respect to which awards may be granted to any participant under the 2007 Plan may not exceed 800,000 shares per calendar year. For purposes of this limit, the combination of an option in tandem with a SAR is treated as a single award. In addition, the maximum number of shares with respect to which awards may be granted to each non-employee director in a calendar year is 40,000.

  Plan Benefits

        As of December 31, 2014, approximately 1,193 employees (including our eight executive officers), 10 non-employee directors, and 199 consultants were eligible to receive awards under the 2007 Plan. The granting of awards under the 2007 Plan is discretionary and we cannot now estimate the number or type of awards to be granted in the future to any particular person or group.

        As discussed below under the section entitled "Compensation Discussion and Analysis—2014 Compensation Payouts—Cash Bonuses," certain of our executives elected to receive half or all of their 2015 fiscal year bonuses, if any are earned, in the form of shares of our common stock, and, if earned, such shares will be granted at 1.5 times the cash bonus earned and will be issued under the 2007 Plan. Since the Compensation Committee retains the right, in its sole discretion, to pay any such 2015 fiscal year bonus in cash, regardless of the executive's election, the number of shares that will ultimately be issued, if any, may differ from the Company's current expectation.

        Since the 2007 Plan was adopted through December 31, 2014, we have granted the following number of options and restricted shares (including restricted shares granted under performance-based awards) of our common stock under the 2007 Plan to the individuals and groups listed below.(1)

	Options Granted	Restricted Shares Granted	Shares Forfeited under Performance-Based Awards
Named Executive Officers
Raymond P. Dolan, President and Chief Executive Officer	705,000	662,322	178,090
Mark T. Greenquist, Chief Financial Officer	120,000	50,000	—
Peter Polizzi, Vice President and General Manager, Global Services	107,000	15,000	—
Anthony Scarfo, Executive Vice President	335,000	98,309	—
Jeffrey M. Snider, Senior Vice President, Chief Administrative Officer and General Counsel	202,416	98,644	—
Todd A. Abbott, Former Executive Vice President, Strategy and Go-to Market	345,000	226,604	75,000
All current executive officers as a group	1,616,024	974,593	178,090
All current directors who are not executive officers as a group	249,419	201,857	—
All employees, including all current officers who are not executive officers, as a group	7,320,276	349,362	497,511
Total	9,185,719	1,525,812	675,601

(1)
Please see the "Compensation Discussion and Analysis" section of this Proxy Statement for information related to awards made under the 2007 Plan since December 31, 2014 to our named executive officers.

  Substitute Awards

        In connection with a merger or consolidation of an entity with us or the acquisition by us of property or stock of an entity, our Board may grant awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute awards may be granted on such terms as our Board deems appropriate in the circumstances, notwithstanding any limitations on awards contained in the 2007 Plan. Substitute awards will not count against the 2007 Plan's overall share limit, except as may be required by the Code.

  Provisions for Foreign Participants

        Our Board may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the 2007 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

  Amendment or Termination

        The 2007 Plan became effective on November 12, 2007. No new award may be granted under the 2007 Plan after completion of 10 years from the effective date of the 2007 Plan, but awards previously granted may extend beyond that date. Our Board may at any time amend, suspend or terminate the 2007 Plan; provided that, to the extent determined by our Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement will become effective until such stockholder approval is obtained.

Certain U.S. Federal Income Tax Consequences

        The following is a summary of the U.S. federal income tax consequences that generally will arise with respect to awards granted under the 2007 Plan. This summary is general in nature and is based on the federal tax laws in effect as of the date of this Proxy Statement. Changes to these laws could alter the tax consequences described below and the Company is not in a position to assure any particular tax result. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation.

  Incentive Stock Options

        A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or a 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under the section entitled "Non-statutory Stock Options." The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

        A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain (or long-term capital loss, if sales proceeds do not exceed the exercise price). If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

  Non-statutory Stock Options

        A participant will not have income upon the grant of a non-statutory stock option. A participant will have ordinary income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

  Stock Appreciation Rights

        A participant will not have income upon the grant of a SAR. A participant will recognize ordinary income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

  Restricted Stock Awards

        A participant will not have income upon the grant of restricted stock unless the participant voluntarily makes an election under Section 83(b) of the Code within 30 days of the date of grant. If a timely Section 83(b) election is made, then a participant will have ordinary income equal to the value of the stock on the date of grant less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant, if a timely Section 83(b) election has been made.

        If the participant does not make a Section 83(b) election, then when the stock vests (i.e., the transfer restrictions and forfeiture provisions lapse) the participant will have ordinary income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date, if no Section 83(b) election has been made. Any capital gain or loss will be long-term if the participant held the stock for more than one year following (i) the day after the grant date if a timely Section 83(b) election has been made or (ii) the day after the vesting date if no Section 83(b) election has been made, and otherwise will be short-term.

  Restricted Stock Units

        A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the RSU is settled, the participant will have income on the settlement date in an amount equal to the amount of cash received or the fair market value of the stock on the settlement date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the settlement date. Any capital gain or loss will be long-term if the participant held the stock for more than one year following the settlement date and otherwise will be short-term. RSUs may be subject to Section 409A of the Code.

  Other Stock Unit Awards

        The tax consequences associated with any other stock unit award granted under the 2007 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant's holding period and tax basis for the award or underlying common stock. Other stock unit awards may be subject to Section 409A of the Code.

  Tax Consequences to the Company

        The Company generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by a participant. Any such deduction may be subject to the limitations of Sections 162(m) and 280G of the Code.

Required Vote

        Approval of the proposed amendments to the 2007 Plan requires the affirmative "FOR" vote of a majority of the shares of common stock present or represented at the 2015 annual meeting of stockholders and entitled to vote on the proposal. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against approval of the Amendment. Please note that if your common stock is held with a broker, bank or other nominee, under stock exchange rules that broker, bank or other nominee is not permitted to vote your shares on the Amendment without your instructions.

Board of Directors' Recommendation

        We believe strongly that the approval of the Amendment is essential to our continued success. Our employees are one of our most valuable assets. Awards under the 2007 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals. Such awards also are crucial to our ability to motivate employees to achieve our goals. For the reasons stated above, the stockholders are being asked to approve the Amendment.

        The Board of Directors unanimously recommends a vote "FOR" the Amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended.

 Proposal 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We are asking our stockholders to ratify the appointment by our Audit Committee of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2015. Deloitte & Touche LLP has acted in this capacity since August 2005. Representatives of Deloitte & Touche LLP are expected to be present at the 2015 annual meeting of stockholders and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider this appointment. Even if the proposal is approved at the annual meeting, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

Deloitte & Touche LLP Fees

        The following is a summary of the aggregate fees billed to us by Deloitte & Touche LLP for the fiscal years ended December 31, 2014 and 2013 for each of the following categories of professional services:

Fee Category	Fiscal 2014 Fees	Fiscal 2013 Fees
Audit Fees	$1,443,415	$1,614,970
Audit-Related Fees	—	—
Tax Fees	270,835	101,200
All Other Fees	12,500	12,500

Total Fees	$1,726,750	$1,728,670

Audit Fees

        These amounts represent fees for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, the review of financial statements included in our Quarterly Reports on Form 10-Q, the audit of internal control over financial reporting and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filing and similar engagements for the fiscal year, such as consents and assistance with review of documents filed with the SEC. Audit fees also include advice on accounting matters that may arise in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.

Audit-Related Fees

        Audit-related fees consist of fees related to due diligence services and accounting consultations regarding the application of generally accepted accounting principles to proposed transactions.

Tax Fees

        Tax fees consist of professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, value-added tax compliance, research and development tax credit compliance, and transfer pricing advice and planning. Of this amount for fiscal 2014, approximately $43,000 represents fees for tax compliance and preparation.

All Other Fees

        All other fees consist of professional products and services other than the services reported above, including fees for our subscription to Deloitte & Touche LLP's online accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

        The Audit Committee has adopted a policy to pre-approve audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engagement of the independent registered public accounting firm for the next year's audit, the independent registered public accounting firm and our management submit a list of services expected to be rendered during that year for each of the four categories of services to the Audit Committee for approval. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and our management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee pre-approved all of the services and fees of Deloitte & Touche LLP set forth above.

        Our Audit Committee requires the regular rotation of the lead audit partner and concurring partner as required by Section 203 of the Sarbanes-Oxley Act of 2002 and is responsible for recommending to our Board policies for hiring employees or former employees of the independent registered public accounting firm. The Audit Committee has determined that the provision of services described above to us by Deloitte & Touche LLP is compatible with maintaining their independence.

Board of Directors' Recommendation

        The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

 Proposal 4—A NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        The Company provides its stockholders with the opportunity to cast an annual advisory vote to approve the compensation of its named executive officers ("NEOs"), as disclosed pursuant to the SEC's compensation disclosure rules (which disclosure rules includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables) (a "Say-on-Pay proposal"). The Company believes that it is appropriate to seek and take into account the views of stockholders in the design and effectiveness of the Company's executive compensation program.

        Our executive compensation program is designed to drive the Company's long-term success and to increase stockholder value. We utilize our executive compensation program to provide competitive compensation within our industry peer group to attract and retain executive talent, encourage our leaders to perform at a high level by linking compensation with financial and performance milestones and align our executive compensation with stockholders' interests through the use of equity-based incentive awards. The Compensation Committee has overseen the development and implementation of our executive compensation program in line with these core principles.

Key Objectives of Our Executive Compensation Program

        Our overall executive compensation program is founded on three guiding principles:

  •
  We offer competitive compensation packages to attract executives from larger telecommunications companies that offer significantly greater cash compensation, and from smaller private telecommunications companies that offer greater perceived equity growth potential;

  •
  We offer incentive compensation to motivate our executives to transform Sonus from a media gateway company in a declining market into a profitable company in growing session border controller ("SBC"), diameter signaling controller ("DSC") and software-defined networking ("SDN") markets; and

  •
  We seek to retain our key executives in the face of other opportunities.

2014 Say-on-Pay Results and Stockholder Input

Responsiveness to Stockholders

        Stockholder Concerns Addressed:    In response to feedback from our stockholders, including the passing vote we received on Say-on-Pay at our 2014 annual meeting of stockholders, and to demonstrate our commitment to strong corporate governance standards, since our 2014 annual meeting of stockholders we have taken the following actions, among others:

  •
  Confirmed specific financial metrics for our cash bonus plans;

  •
  Added performance shares to our equity incentive compensation mix;

  •
  Instituted share ownership guidelines for our CEO, our other Section 16 reporting officers and our Board;

  •
  Adopted a formal clawback policy with respect to our executive incentive compensation; and

  •
  Eliminated the poison pill, which had been in effect since 2008.

        After the proxy statement for our 2014 annual meeting of stockholders was filed and in advance of the 2014 annual meeting of stockholders, the Company expanded upon its outreach process in an effort to address any stockholder concerns. The Company reached out to all of the 50 top institutional holders, representing approximately 93% of the total votes either against or abstaining from the 2013 Say-on-Pay proposal and 65% of the Company's total shares eligible to vote as of the record date for the 2014 annual meeting of stockholders. Of these holders, we received responses from 16 institutions representing approximately 48% of the Company's total shares eligible to vote. At our 2014 annual meeting of stockholders, 92.90% of the shares outstanding on the record date for the meeting were present in person or by proxy. Of the shares present at the meeting and entitled to vote on our 2014 Say-on-Pay proposal, 57.35% voted in favor, with 41.14% voting against and 1.51% abstaining. 21.22% of the shares present at the meeting constituted broker non-votes that were not entitled to vote on the matter.

        The feedback from this outreach process and the results of the 2014 Say-on-Pay proposal have formed the basis for the following changes to the Company's executive compensation practices that have been made since the 2014 annual meeting of stockholders:

Establishment of Fixed Financial Metrics for Cash Bonus Plan

        Our Compensation Committee confirmed the specific financial metrics to be used to determine the achievement of our annual cash incentive bonus plans. For 2014, 100% of the achievement was weighted to net income. The bonus payout was determined by multiplying the percentage achievement for this metric by the bonus at target for each participant. Despite achievement that would have resulted in a cash bonus payout of 127% based on this fixed metric, our Compensation Committee exercised its discretion in light of our overall financial performance to reduce this amount to approximately 105%. For 2015, the Compensation Committee has established metrics that continue to reward growth in net income, added a revenue growth metric, and ascribed a percentage weighting to each of 60% and 40%, respectively.

Addition of Performance Shares in Equity Incentive Compensation Mix

        In 2015, we issued performance-based awards for the first time since March 2012. These performance shares constitute a meaningful portion of the long-term equity incentive compensation for our Chief Executive Officer and his direct reports. The shares will vest, if at all, over three years, based on the Company's total shareholder return ("TSR") relative to the TSR of each of the companies included in the NASDAQ Telecommunications Index at the time of grant.

Institution of Stock Ownership Guidelines

        In 2014, our Compensation Committee established share ownership guidelines for our non-employee directors, our Chief Executive Officer and our other Section 16 reporting officers. Each Board member must own five times his or her annual cash retainer and must maintain this minimum amount of stock ownership throughout his or her tenure as a director of the Company, our Chief Executive Officer must own six times his annual base salary and must maintain this minimum about of stock ownership throughout his employment, and our other Section 16 reporting officers (the "Other Executives") must own one time his or her respective annual base salaries and must maintain this minimum amount of stock ownership throughout his or her employment.

        Current directors, the current Chief Executive Officer and the current Other Executives are expected to achieve the applicable level of ownership on or before September 16, 2019. With respect to (i) future directors, they must achieve the applicable level of ownership within five years of their joining the Board; (ii) future chief executive officers, they must achieve the applicable level of ownership within six years of their becoming chief executive officer of the Company, and (iii) future Other

Executives, they must achieve the applicable level of ownership within five years of their becoming an Other Executive.

        When establishing stock ownership guidelines, our Compensation Committee wanted to ensure that: (i) the motivations of our Board, our Chief Executive Officer and Other Executives are aligned with those of our stockholders; (ii) our Board, our Chief Executive Officer and Other Executives are invested in both the short- and long-term growth of our Company; and (iii) our Board, our Chief Executive Officer and Other Executives are focused on value creation being offered by the Company through its equity compensation programs.

Adoption of a Formal Clawback Policy

        Our Compensation Committee adopted a formal clawback policy with respect to our executive incentive compensation in September 2014, which will apply in the event we are required to prepare an accounting restatement after the adoption of the policy due to any material noncompliance with any financial reporting requirement under the U.S. federal securities laws. This policy requires the Company to use reasonable efforts to recover from any current or former executive officer of the Company who receives incentive-based compensation during the three-year period preceding the date on which the Company is required to prepare an accounting restatement based on erroneous data, the excess of what would have been paid to the executive officer under the accounting restatement.

        We believe that our 2014 executive compensation program was responsive to the feedback we have received and aligned with stockholder interests. Further, our Compensation Committee has given additional consideration to the results of the 2014 Say-on-Pay vote and has made additional changes to our executive compensation programs for 2015, as described above. The Compensation Committee respects all stockholder votes, both for and against our compensation program. The Compensation Committee is committed to continued engagement between stockholders and the Company to fully understand diverse viewpoints and discuss the important connections between Sonus' compensation program, business strategy and long-term financial and operating performance.

        In addition to the compensation-related changes described above, since the 2014 annual meeting of stockholders the Board took the following actions in response to investor feedback:

Termination of Poison Pill

        Our Board terminated our stockholder rights plan, as amended (also referred to as a poison pill), which was originally adopted in June 2008 and was set to expire in June 2015. This was done in recognition of dramatically changed circumstances since the poison pill was put in place in 2008 and renewed in 2011 and 2013. As recently as March 2014, the Company's two largest stockholders controlled as much as 37% of the Company's outstanding shares. The threat of precipitous stockholder action was exacerbated by the Company's cash holdings, which were large as a percentage of the value of the Company. In March 2014, however, the Company assisted its then-largest stockholder to sell a majority of that stockholder's Sonus stock in an underwritten transaction in which the Company repurchased approximately half of the shares sold. In part as a result of these transactions, as of March 2014, (i) no single stockholder holds in excess of 10% of the Company's outstanding shares, and (ii) the Company no longer has an excess of cash reserves that could be used by a hostile stockholder in a takeover attempt.

2014 Financial and Operating Performance of the Company

        Fiscal year 2014 was a year of continued strong operational and financial progress for Sonus. Highlights from the results of the Company's full year ended December 31, 2014 include the following (a reconciliation of non-GAAP to GAAP financial information and a statement on the use of non-GAAP financial measures are included as Appendix A; these non-GAAP financial measures are not in accordance with GAAP and should not be viewed in isolation or as a substitution for reported, or GAAP, financial measures):

FINANCIAL PERFORMANCE

•
We increased total revenue by 7% to $296.3 million.

•
We generated $30 million of cash from operations.

•
We increased our total non-GAAP gross margin and GAAP gross margin by 380 basis points, to 67.4%, and 290 basis points, to 65.3%, respectively.

•
We achieved non-GAAP diluted earnings per share of $0.37, up 236% compared to full year 2013; and reduced GAAP loss per share to $0.34.

SALES PERFORMANCE

•
We added 856 new customers, compared to 670 the previous year, a 28% increase.

•
In 2014, our channel product sales grew 51% and represented 27% of total product revenue, compared to 20% the previous year.

STRATEGIC PERFORMANCE

•
We successfully closed two acquisitions: Performance Technologies, Incorporated (in February 2014) and the SDN technology software assets of Treq Labs, Inc. (in January 2015).

•
We successfully reduced the concentration of our two largest shareholders from approximately 37% of our total shares outstanding in March 2014 to approximately 8% as of year-end 2014.

•
We launched the Sonus SBC 7000, the industry's highest scale SBC. This product represented the fastest time to revenue for any new product in the Company's history.

•
We continued to lead the market to software with the introduction of the Sonus PSX SWe, the virtualized platform of Sonus' Centralized Policy and Routing Engine, and the Sonus DSC SWe, a virtualized version of Sonus' DSC product.

•
We received numerous industry awards including the 2014 Excellence in SDN Award and the 2014 Unified Communications (UC) Product of the Year Award by TMC's INTERNET TELEPHONY magazine for the Sonus SBC SWe. The Company was also awarded the 2014 INTERNET TELEPHONY Lync Pioneer Award, an award given to companies that enable businesses to leverage the Microsoft Lync platform for enhanced UC and collaboration experiences.

2014 Executive Compensation Program

        In making its compensation decisions for 2014, the Compensation Committee considered, among other things, our financial and operational results for the year, the achievement of the compensation objectives set by the Compensation Committee, and the feedback received from our stockholders following the prior year's annual meeting of stockholders. The "Compensation Discussion and Analysis" section of this Proxy Statement describes the Company's executive compensation program and the decisions made by the Compensation Committee in 2014 in more detail. Highlights of the Company's 2014 executive compensation program included the following:

  •
  For the third straight year, our CEO elected to receive 100%(1) of his salary in restricted shares of common stock that were subject to forfeiture until they vested on December 31, 2014, and for the second straight year our NEOs elected to receive their annual bonuses in the form of common stock in lieu of cash, further aligning them with the long-term interests of other stockholders (the NEOs made the same election for 2015, meaning that they will have elected to receive Sonus common stock instead of a cash bonus for three straight years). As a result of these decisions, the value our CEO's compensation in 2014, including salary, bonus and long-term incentives, consisted of approximately 99% equity awards and 1% cash. These shares issued in lieu of cash to our CEO and other NEOs were elective and thus not awarded in the form of our standard equity grants, which are otherwise generally subject to vesting through the fourth anniversary of the grant date or the employee's commencement date, as applicable.

  •
  Despite achievement that would have resulted in a cash bonus payout of 127% based on the fixed metrics adopted last year, our Compensation Committee exercised its discretion in light of overall financial performance to reduce this amount to approximately 105% (pursuant to previously disclosed elections, bonuses for NEOs who agreed to receive stock instead of cash

(1)
With the exception of Mr. Dolan's recent increase in base salary from $500,000 to $600,000, effective as of September 16, 2014, which increase was prorated for the remainder of 2014 and which was paid in cash.

    were paid out at 1.5 times the percentage of target achieved), and adjusted the goals for 2015 to incorporate an additional metric.

        Examples of practices and policies that the Compensation Committee has implemented for effective governance of compensation plans include, but are not limited to, the following:

  •
  The Compensation Committee employs an independent compensation consultant who reports directly to the Compensation Committee and performs no other services for the Company.

  •
  In addition to new hire and annual grant programs, our NEOs were given an opportunity to elect to receive equity in lieu of cash bonuses (at a rate of 1.5 times the percentage of target achieved), to build and maintain a long-term equity ownership position in the Company so that their interests are further aligned with those of our stockholders, and, once earned, our NEOs voluntarily agreed to a minimum one-year holding period.

  •
  None of our severance agreements provide for tax gross-ups in connection with severance benefits following a change-in-control.

  •
  Ahead of any such requirement in the Dodd-Frank Act, our Compensation Committee adopted a formal clawback policy, which will apply in the event we are required to prepare an accounting restatement after the adoption of the clawback policy due to any material noncompliance with any financial reporting requirement under the U.S. federal securities laws and will allow the Company to seek to recover from any current or former executive officer of the Company who received incentive-based compensation during the three-year period preceding the date on which the Company may be required to prepare an accounting restatement based on erroneous data, the excess of what would have been paid to the executive officer under the accounting restatement.

  •
  We conduct an annual risk assessment of our pay practices.

  •
  Our insider trading policy discourages all employees, officers and directors from engaging in transactions involving hedging, monetization, margin accounts, pledges, puts, calls and other derivative securities, and requires those who wish to enter into such an arrangement to first pre-clear the proposed transaction with either the Chief Financial Officer or the General Counsel. To date, no such transaction has been requested or approved.

  •
  Our equity plan prohibits option repricing and back-dating.

  •
  We have granted very limited perquisites to our NEOs.

  •
  Our executives and directors are subject to meaningful stock ownership requirements.

        For further details regarding our 2014 executive compensation program, please review the "Compensation Discussion and Analysis" section and the accompanying compensation tables and narrative discussion in this Proxy Statement.

        We believe that for the reasons summarized in the "Compensation Discussion and Analysis" section of this Proxy Statement, together with the strong progress we achieved in 2014, we have a compensation program deserving of stockholder support. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, we are asking stockholders to indicate their support for our NEO compensation by voting FOR the following advisory resolution:

  "RESOLVED, that the stockholders of Sonus Networks, Inc. (the "Company") approve, on an advisory basis, the compensation paid to the Company's named executive officers as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the "Compensation Discussion and Analysis" section and the accompanying compensation tables and the related narratives in the Proxy Statement for the Company's 2015 annual meeting of stockholders."

        This vote is not intended to address any specific element of compensation, but rather the overall compensation paid to the NEOs. Even though the outcome of this advisory vote on the compensation of our NEOs is non-binding, the Compensation Committee and the Board of Directors will review and consider the outcome of this vote, among other factors, when making future compensation decisions for our NEOs.

Board of Directors' Recommendation

        The Board of Directors unanimously recommends a vote "FOR" the approval, on a non-binding advisory basis, of the compensation paid to our NEOs, as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives in this Proxy Statement.

CORPORATE GOVERNANCE AND BOARD MATTERS

Code of Ethics

        Our Board has adopted a written Code of Conduct, which qualifies as a "code of ethics" as defined by the regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act. The Code of Conduct is intended to provide guidance on the conduct expected of Sonus' employees, officers and directors in the interests of preserving Sonus' reputation for integrity, accountability and fair dealing. To ensure that our business is conducted in a consistently legal and ethical manner, all of our directors, officers and employees must act in accordance with our Code of Conduct.

        We intend to disclose any amendment to or waiver of a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website available at www.sonusnet.com and/or in our public filings with the SEC.

        A current copy of our Code of Conduct is available on our website www.sonusnet.com, in the section entitled Company—Investor Relations—Corporate Governance. A copy of the Code of Conduct may also be obtained, free of charge, from us upon a request directed to our corporate secretary at: Sonus Networks, Inc., 4 Technology Park Drive, Westford, Massachusetts 01886, Attention: Corporate Secretary.

Oversight of Risk Management

        At Sonus, we believe that innovation and leadership are impossible without taking risks. We also recognize that imprudent acceptance of risk or the failure to appropriately identify and mitigate risks could be destructive to stockholder value. The Board is responsible for assessing the Company's approach to risk management and overseeing management's execution of its responsibilities for identifying and managing risk. The Board exercises its responsibilities through discussions in Board meetings and also through its committees, each of which examines various components of enterprise risk as part of their responsibilities. Generally, strategic risks and the risks related to management delegation are overseen and evaluated by the full Board; financial and internal control risks are overseen and evaluated by the Audit Committee; risks relating to our compensation policies are overseen and evaluated by the Compensation Committee; and risks related to governance are overseen and evaluated by the Nominating and Corporate Governance Committee. Each committee assesses identified risks and informs the Board about the risks as needed. Management also regularly reports on each such risk to the relevant committee or the Board. Additional review or reporting on risks is conducted as needed or as requested by the Board or one of its committees.

        In addition, an overall review of risk is inherent in the Board's consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. The Board's role in risk oversight of the Company is consistent with our leadership structure. The President and Chief Executive Officer and other members of senior management have responsibility for assessing and managing our risk exposure. The Board and, if applicable, its committees provide oversight in connection with those efforts.

Director Independence

        Under the NASDAQ Stock Market Marketplace Rules, a director will only qualify as an "independent director" if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. SEC rules also impose, through the NASDAQ Stock Market Marketplace Rules, special independence requirements for members of the Audit Committee and the Compensation Committee.

        During its annual review of director independence, the Board considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates.

        Our Board has determined that each of James K. Brewington, Matthew W. Bross, John P. Cunningham, Beatriz V. Infante, Howard E. Janzen, Richard J. Lynch, Pamela D.A. Reeve, John A. Schofield, Scott E. Schubert and H. Brian Thompson does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an "independent director" as defined under Rule 5605(a)(2) of the NASDAQ Stock Market Marketplace Rules. The special independence requirements for Audit Committee members are discussed below under the section entitled "Board Committees—Audit Committee."

Meeting Attendance

        Our Board recognizes the importance of director attendance at Board and committee meetings. Our Board held eight meetings during 2014, four of which were regular meetings and four of which were special meetings. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which they served during 2014. While we do not have a policy regarding the attendance of directors at our annual meetings of stockholders, 100% of the directors who served on our Board at the time attended the 2014 annual meeting of stockholders.

Board Committees

        Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and one ad-hoc committee: the Technology Strategy and Oversight Committee. Each of these committees is composed entirely of independent directors as defined under applicable rules, including, in the case of all members of the Audit Committee, the independence requirements of Rule 10A-3 under the Exchange Act and, in the case of all members of the Compensation Committee, the independence requirements under Rule 10C-1 under the Exchange Act.

        In December 2014, the Board dissolved the Corporate Development and Investment Committee because it determined that it was in the best interests of the Company and its stockholders to have the entire Board participate in discussions and decisions relating to the Company's corporate development and investments.

  Audit Committee

        Our Board has established an Audit Committee consisting of four members: Messrs. Schubert (Chairman), Cunningham, Janzen and Schofield. Our Board has determined that Mr. Schubert is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K. This designation is a disclosure requirement of the SEC related to Mr. Schubert's experience and understanding with respect to certain accounting and auditing matters, but it does not impose upon Mr. Schubert any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. The Audit Committee held eight meetings during 2014.

        As described more fully in its charter, the Audit Committee responsibilities include, among other things:

  •
  appointing, evaluating, compensating, overseeing the work of and, if appropriate, terminating the appointment of the independent auditor;

  •
  overseeing the Company's financial reporting, including reviewing and discussing with management, the independent auditor and a member of the internal audit function, prior to public release, the Company's annual and quarterly financial statements to be filed with the SEC;

  •
  overseeing management's design and maintenance of the Company's internal control over financial reporting and disclosure controls and procedures; and

  •
  reviewing and discussing with management and the independent auditor the Company's financial risk exposures and assessing the policies and procedures management has implemented to monitor and control such exposures.

        The Audit Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the SEC and the NASDAQ Stock Market, a current copy of which is available at www.sonusnet.com, in the section entitled Company—Investor Relations—Corporate Governance.

  Compensation Committee

        The Compensation Committee consists of four members: Mr. Schofield (Chairman), Ms. Infante, Ms. Reeve and Mr. Thompson. The Compensation Committee held five meetings during 2014.

        As described more fully in its charter, the Compensation Committee responsibilities include, among other things:

  •
  reviewing and approving the Company's compensation plans, practices and policies for directors and executive officers, including a review of any risks arising from compensation practices and policies for employees that are reasonably likely to have a material adverse effect on the Company;

  •
  reviewing the Company's succession plans for executive officers, where requested to do so by the Board;

  •
  making recommendations to the Board regarding the establishment and terms of any incentive compensation or equity-based plans and monitoring their administration; and

  •
  before selecting or receiving advice from a compensation advisor (other than in-house legal counsel), considering various factors, including the provision of other services to the Company by the firm employing the compensation advisor; the amount of fees received from the Company by the person that employs the compensation advisor as a percentage of the total revenue of the person that employs the compensation advisor; the policies or procedures of the person employing the compensation advisor that are designed to prevent conflicts of interest; any business or personal relationship of the compensation advisor with a member of the Compensation Committee; any stock of the Company owned by the compensation advisor; and any business or personal relationship of the compensation advisor or the person employing the compensation advisor with an executive officer of the Company.

        The Compensation Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the NASDAQ Stock Market, a current copy of which is available at www.sonusnet.com, in the section entitled Company—Investor Relations—Corporate Governance.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee consists of four members: Messrs. Thompson (Chairman), Brewington and Janzen and Ms. Reeve. The Nominating and Corporate Governance Committee held four meetings during 2014.

        As described more fully in its charter, the Nominating and Corporate Governance Committee responsibilities include, among other things:

  •
  identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the Board, and recommending to the Board candidates for: (i) nomination for election by the stockholders and (ii) any Board vacancies that are to be filled by the Board, subject to any rights regarding the selection of directors by holders of preferred shares and any other contractual or other commitments of the Company;

  •
  developing and recommending to the Board, overseeing the implementation and effectiveness of, and recommending modifications as appropriate to, a set of corporate governance guidelines applicable to the Company;

  •
  reviewing annually with the Board the composition of the Board as a whole and a succession plan in the event one or more directors ceases to serve for any reason; and

  •
  identifying appropriate director development and continuing education opportunities and making recommendations to the Board as appropriate.

        The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board that reflects standards and requirements adopted by the NASDAQ Stock Market, a current copy of which is available at www.sonusnet.com, in the section entitled Company—Investor Relations—Corporate Governance.

  Technology Strategy and Oversight Committee

        The Technology Strategy and Oversight Committee is an ad-hoc committee of the Board and consists of three members: Messrs. Brewington (Chairman), Bross and Lynch. The Technology Strategy and Oversight Committee was established in February 2014 and held four meetings during 2014.

        Among other things, the purposes of the Technology Strategy and Oversight Committee include providing advice to the Board with respect to: the development and implementation of major strategies relating to the Company's approach to technical and commercial innovation and the process of innovation and technology acquisition to assure ongoing business growth; the evaluation of the implications of new technologies on the Company's competitive position; the research, development and implementation of improvements to the Company's existing technologies; the assessment of the strength and competitiveness of the Company's engineering processes and disciplines; and the assessment of the Company's engineering leadership strategy and the review of critical technologists' development and talent planning processes. The Technology Strategy and Oversight Committee also performs any other activities or responsibilities from time to time assigned to it by the Board. The Technology Strategy and Oversight Committee, however, does not have any authority to act on behalf of or bind the Company unless the Board delegates such authority to the Technology Strategy and Oversight Committee.

        The Technology Strategy and Oversight Committee operates pursuant to a written charter adopted by the Board, a current copy of which is available at www.sonusnet.com, in the section entitled Company—Investor Relations—Corporate Governance.

Compensation Committee Interlocks and Insider Participation

        During 2014, the members of the Compensation Committee were Mr. Schofield (Chairman), Ms. Infante, Ms. Reeve and Mr. Thompson. No interlocking relationship exists between any member of our Board or our Compensation Committee and any member of our Board or Compensation Committee of any other company, and none of these interlocking relationships have existed in the past.

Director Nomination Process

        The Nominating and Corporate Governance Committee encourages the selection of directors who will contribute to our overall corporate goals of responsibility to our stockholders, customers and employees. The Nominating and Corporate Governance Committee reviews from time to time the appropriate skills and characteristics required of individual directors to contribute to our success in today's business environment. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to our Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.

        In considering whether to recommend any particular candidate for inclusion in our Board's slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria generally set forth in the Nominating and Corporate Governance Committee Charter. There are no specific minimum qualifications for a recommended nominee to our Board; however, the Nominating and Corporate Governance Committee considers, among other skills and criteria, the following criteria for nomination as a director: demonstrated business knowledge and experience and an ability to exercise sound judgment in matters that relate to our current and long-term objectives; commitment to understanding us and our industry and to regularly attend and participate in meetings of our Board and its committees; a reputation for integrity, honesty and adherence to high ethical standards; the ability and experience to understand the sometimes conflicting interests of our various constituencies and to act in the interests of all stockholders; and the absence of any conflict of interest that would impair the nominee's ability to represent the interest of all our stockholders and to fulfill the responsibilities of being a director. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. In identifying potential director candidates, the Nominating and Corporate Governance Committee and the Board also focus on ensuring that the Board reflects a diversity of experiences, gender, ethnicity, backgrounds and skills. The Nominating and Corporate Governance Committee has the authority to engage independent advisors to assist in the process of identifying and evaluating director candidates, but has not engaged any such advisors to date.

        Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates. All director candidates will be evaluated based on the criteria identified above, regardless of the identity of the individual or entity or person who proposed the director candidate. A stockholder who wishes to propose a candidate may provide the candidate's name and a detailed background of the candidate's qualifications to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886. Stockholders may also directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board, by following the procedures set forth under the section entitled "Stockholder Proposals For Presentation At 2016 Annual Meeting."

Board Leadership Structure

        The Company's by-laws delegate to the Board the right to exercise its discretion to either separate or combine the offices of Chairman of the Board and CEO. The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision to combine or separate the Chairman and CEO roles is determined on the basis of what the Board considers to be best for the Company at any given point in time. The current Board leadership structure separates the roles of Chairman and CEO. The independent Chairman meets regularly with the CEO to discuss appropriate business to come before the Board and its committees and actively recommends agenda items for Board meetings.

        The Board believes that this separation of roles and the current Board leadership structure is most appropriate for the Company at this time because it believes that the leadership structure offers the following benefits:

  •
  Increasing the independent oversight of Sonus and enhancing our Board's objective evaluation of our CEO;

  •
  Liberating the CEO to focus on company operations instead of Board administration;

  •
  Providing the CEO with an experienced sounding board;

  •
  Providing greater opportunities for communication between stockholders and our Board;

  •
  Enhancing the independent and objective assessment of risk by our Board; and

  •
  Providing an independent spokesperson for our Company.

        The duties of the independent Chairman of the Board, among others, are to:

  •
  convene and preside over Board meetings; convene and preside over executive sessions or other meetings of the independent directors;

  •
  consult with the CEO as to agenda items and appropriate materials for Board and committee meetings;

  •
  coordinate with committee chairs in the development and recommendations relative to Board and committee meeting content and schedules; and

  •
  provide the CEO's annual performance evaluation communicating the feedback from the Compensation Committee and the Board.

Executive Sessions of the Board

        The Company's Board is structured to promote independence. All but one member of the Board are independent directors. Under our Corporate Governance Guidelines, our independent directors are required to meet regularly in executive session without management to review the performance of management and our Company and any related matters. Generally, executive sessions are held in conjunction with regularly scheduled meetings of the Board. We expect the Board to have a least four executive sessions each year.

        The Board's leadership is designed so that independent directors exercise oversight of the Company's management and key issues related to strategy and risk. Only independent directors serve on the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Technology Strategy and Oversight Committee. The Board of Directors believes its leadership structure provides for appropriate independence between the Board and management.

Stock Ownership Policy

        The Board believes that it is important to link the interests of our directors and management to those of our stockholders. Accordingly, in September 2014, the Board adopted a stock ownership policy for our non-employee directors, our Chief Executive Officer and our other Section 16 reporting officers. For additional information regarding our stock ownership policy, please see the section entitled "Compensation Discussion and Analysis—Stock Ownership Policy" below.

Additional Governance Matters

  Public Availability of Corporate Governance Documents

        For more corporate governance information, you are invited to access our key corporate governance documents, including our Corporate Governance Guidelines, Code of Conduct and the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Technology Strategy and Oversight Committee on our corporate website at www.sonus.net or in print if you request them from our corporate secretary. The references in this Proxy Statement to our corporate website are not intended to, and do not, incorporate by reference into this Proxy Statement any materials contained on such website.

  Stockholder Communications with the Board of Directors

        Stockholders may communicate with our Board by writing, calling or e-mailing our Investor Relations Department at Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886, Attention: Investor Relations, (978) 614-8440, ir@sonusnet.com. Our Investor Relations Department will review all such communications and will forward to the Chairman of the Audit Committee all communications that raise an issue appropriate for consideration by our Board.

 AUDIT COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        We reviewed Sonus' audited financial statements for the fiscal year ended December 31, 2014 and discussed these financial statements with Sonus' management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Sonus' management is responsible for Sonus' financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Sonus' independent registered public accounting firm, Deloitte & Touche LLP ("Deloitte"), is responsible for performing an independent audit of Sonus' financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report on those financial statements and issuing a report on the effectiveness of Sonus' internal control over financial reporting as of the end of the fiscal year. Our responsibility is to monitor and review these processes. We also reviewed and discussed with Deloitte the audited financial statements and the matters required by SEC Regulation S-X Rule 2-07 and PCAOB Standard No. 16, Communications with Audit Committees.

        Deloitte provided us with the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. This rule requires independent registered public accounting firms annually to disclose in writing all relationships that in the independent registered public accounting firm's professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. In addition to engaging in this discussion with Deloitte regarding its independence, we also considered whether Deloitte's provision of other, non-audit related services to Sonus is compatible with maintaining Deloitte's independence.

        Based on our discussions with management and Deloitte, and our review of information provided by management and Deloitte, we recommended to the Sonus Board of Directors that the audited financial statements be included in Sonus' Annual Report on Form 10-K for the year ended December 31, 2014.

Submitted by, AUDIT COMMITTEE: Scott E. Schubert (Chairman) John P. Cunningham Howard E. Janzen John A. Schofield

DIRECTOR COMPENSATION

Director Cash Compensation

        Our President and Chief Executive Officer, the one member of our Board who is an employee and officer of Sonus, receives no compensation for his service as a director. The fee structure for our non-employee directors from June 2013 to June 2014 was as follows:

Description of Board and Committee Service	Board Member Annual Fee
Board	$30,000
Audit Committee(1)	$10,000
Compensation Committee(1)	$7,500
Nominating and Corporate Governance Committee(1)	$5,000
Corporate Development and Investment Committee(1)	$5,000
Technology Strategy and Oversight Committee(1)(2)	$5,000
Non-Executive Chairman of the Board(3)	$20,000
Audit Committee Chair(4)	$20,000
Compensation Committee Chair(4)	$15,000
Nominating and Corporate Governance Committee Chair(4)	$10,000
Technology Strategy and Oversight Committee Chair(2)(4)	$10,000

(1)
Compensation for service as a committee member is in addition to compensation paid for Board service.

(2)
The Technology Strategy and Oversight Committee was established by the Board in February 2014.

(3)
Compensation for service as the Non-Executive Chairman is in addition to compensation paid for Board service.

(4)
Compensation for service as a committee chair includes all compensation for service on such committee.

        Directors also are eligible to be reimbursed for reasonable out-of pocket expenses incurred in connection with attendance at our Board or committee meetings.

        In June 2014, our Board approved a revised compensation program for the Company's non-employee directors, effective June 2014. The following changes were made to the non-employee director compensation program:

  •
  The annual cash retainer was increased from $30,000 to $40,000. Therefore, for the second half of fiscal year 2014, each non-employee director received an additional $5,000 in cash. Such payment was made in July 2014 for the non-employee directors who elected to receive their half of their annual retainer in cash. The non-employee directors who elected to receive their annual retainer in shares of the Company's common stock were granted shares of the Company's restricted stock equal to $5,000 on the date of grant of June 16, 2014. Such shares vested in full on July 1, 2014. These shares issued in lieu of cash were elective and thus not awarded in the form of our standard equity grants, which are otherwise generally subject to vesting through the fourth anniversary of the grant date.

  •
  Previously, initial equity grants to new non-employee directors were as follows: $100,000 in stock options and $100,000 in shares of restricted stock. The revised initial equity grant to new non-employee directors is as follows: $200,000 in shares of restricted stock. This amount represents the grant date fair value of each such award.

  •
  Previously, annual equity grants to non-employee directors were as follows: $50,000 in stock options and $50,000 in shares of restricted stock. The revised annual equity grant to non-employee directors is as follows: $150,000 in shares of restricted stock. This amount represents the grant date fair value of each such award.

All other cash fees paid to non-employee directors remain the same.

Director Equity Compensation

        For 2014, non-employee directors were also entitled to equity compensation as follows:

Type of Grant	Cash Value of Shares of Common Stock Underlying Options		Cash Value of Shares of Restricted Stock
Prior Initial Grant (through June 2014)(1)	$100,000	(2)	$100,000	(3)
Current Initial Grant (after June 2014)(4)	—		$200,000
Grant for continuing non-employee directors in 2014(5)	—		$150,000

(1)
From June 2013 to June 2014, newly appointed non-employee directors received an initial grant of $100,000 in stock options and $100,000 in shares of restricted stock.

(2)
The number of shares subject to options to purchase common stock granted to each newly appointed non-employee director between June 2013 and June 2014, under the 2007 Plan, was calculated by dividing $100,000 by the grant date fair value of an option to purchase one share of common stock. The per share exercise price was the per share closing price of the Company's common stock on the grant date. Subject to the non-employee director's continued service through the vesting date, each option will vest in full and become exercisable on the earlier of the first anniversary of the initial grant date and immediately prior to the next annual meeting of stockholders of the Company.

In February 2014, each of Matthew W. Bross and Richard J. Lynch was granted an option to purchase 13,496 shares of common stock under this methodology. Each option vested immediately prior to the Company's 2014 annual meeting of stockholders.

(3)
The number of shares of restricted stock granted to each newly appointed non-employee director between June 2013 and June 2014, under the 2007 Plan was calculated by dividing $100,000 by the per share closing price of the Company's common stock on the grant date. Subject to the non-employee director's continued service through the vesting date, such shares of restricted stock would vest on the earlier of the first anniversary of the initial grant date and immediately prior to the next annual meeting of stockholders of the Company.

In February 2014, each of Matthew W. Bross and Richard J. Lynch was granted 5,540 shares of restricted stock using this methodology. Each share of restricted stock vested immediately prior to the Company's 2014 annual meeting of stockholders.

(4)
Effective June 2014, the Board changed the equity compensation paid to newly appointed non-employee directors. The number of shares of restricted stock granted to each newly appointed non-employee director under the 2007 Plan will now be calculated by dividing $200,000 by the per share closing price of the Company's common stock on the grant date. Since no new directors have been added to the Board since June 2014, no shares of restricted stock have been granted pursuant to this methodology.

(5)
To qualify to receive equity grants as a continuing non-employee director, a non-employee director must have been continuously serving on the Board since the Company's last annual meeting of stockholders.

Effective June 2014, the Board changed the annual equity compensation paid to continuing non-employee directors. The number of shares of restricted stock granted annually to each continuing non-employee director under the 2007 Plan will now be calculated by dividing $150,000 by the per share closing price of the Company's common stock on the grant date. On June 16, 2014, each continuing non-employee director received 8,523 shares of restricted stock under the 2007 Plan using this methodology. These restricted shares of common stock will vest on the earlier of immediately prior to the Company's 2015 annual meeting of stockholders or June 16, 2015.

Total Director Compensation for 2014

        The following table contains information on compensation earned by each non-employee member of our Board during 2014:

2014 Director Compensation

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
James K. Brewington(4)(5)	$55,007	$150,001	—	$205,008
Matthew W. Bross(5)(6)	$45,005	$250,004	$100,001	$395,010
John P. Cunningham(5)	$50,004	$150,001	—	$200,005
Beatriz V. Infante(5)	$47,503	$150,001	—	$197,504
Howard E. Janzen(5)	$70,002	$150,001	—	$220,003
Richard J. Lynch(5)(6)	$45,005	$250,004	$100,001	$395,010
Pamela D.A. Reeve(5)	$47,503	$150,001	—	$197,504
John A. Schofield(5)	$60,000	$150,001	—	$210,001
Scott E. Schubert(5)	$60,000	$150,001	—	$210,001
H. Brian Thompson(5)	$52,506	$150,001	—	$202,507

(1)
As part of a Company's non-employee director stock-for-cash election program, Ms. Infante, Ms. Reeve and each of Messrs. Brewington, Bross, Cunningham, Lynch and Janzen elected to receive the full amount of their compensation in the form of shares of the Company's common stock ("2014 Full Director Shares") in lieu of annual retainer fees. Mr. Thompson elected to receive half of his cash compensation in the form of shares of the Company's common stock ("2014 Part Director Shares" and collectively with the 2014 Full Director Shares, the "2014 Director Shares") in lieu of annual retainer fees. Of the 2014 Director Shares granted on January 2, 2014, half of the 2014 Director Shares vested immediately upon the January 2, 2014 grant date, while the remainder of such shares vested on July 1, 2014. The number of 2014 Director Shares granted to each director was equal to the applicable amount of cash compensation foregone by such director divided by the closing price of our common stock on the January 2, 2014 grant date. These 2014 Director Shares issued in lieu of cash were elective and thus not awarded in the form of our standard equity grants, which are otherwise generally subject to vesting through the fourth anniversary of the grant date.

(2)
The amounts in this column do not reflect compensation actually received by the director. Instead the amounts reflect the grant date fair value of 2014 awards of restricted stock, as calculated in accordance with Accounting Standards Codification 718, Compensation—Stock-Based Compensation ("ASC 718"). The grant date fair values of restricted stock awards granted to our directors are equal to the closing price of our common stock on the date of grant. The number of shares granted to each director is rounded up to account for any partial share amounts.

(3)
The amounts in this column do not reflect compensation actually received by the director. Instead, the amounts reflect the grant date fair value of 2014 option awards, as calculated in accordance with ASC 718. The grant date fair values of options to purchase common stock granted to our non-employee directors in 2014 were estimated using the Black-Scholes valuation model. The number of options granted to each director is rounded up to account for any partial share amounts. For a discussion of the assumptions used in the Black-Scholes calculation of the grant date fair values of options granted in 2014, please see Note 16 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(4)
In February 2014, Mr. Brewington was appointed the Chair of the Company's newly created Technology Strategy and Oversight Committee. As part of Mr. Brewington's director compensation for fiscal year 2014, Mr. Brewington elected to receive the full amount of his compensation in the form of shares of the Company's common stock ("Brewington Shares") in lieu of annual retainer fees. Therefore, as part of Mr. Brewington's annual retainer fees of $10,000 in connection with his appointment as Chair of the Technology Strategy and Oversight Committee, Mr. Brewington received 606 Brewington Shares with a grant date fair value of $10,002. One half of these shares vested immediately upon grant on February 18, 2014 and the other half vested on July 1, 2014. These shares issued in lieu of cash were elective and thus not awarded in the form of our standard equity grants, which are otherwise generally subject to vesting through the fourth anniversary of the grant date.

(5)
Effective June 2014, the Board changed the equity compensation paid to continuing non-employee directors to, among other things, increase the annual cash retainer from $30,000 to $40,000. As part of each director's compensation for the second half of fiscal year 2014, on June 16, 2014, each director who elected to receive 2014 Director Shares (Ms. Infante, Ms. Reeve and each of Messrs. Brewington, Bross, Cunningham, Lynch and Janzen) received 284 shares of common stock in lieu of a cash payment of $5,000. On June 16, 2014, Mr. Thompson, who elected to receive half of his retainer in cash and half in shares of common stock, received 142 shares of common stock in lieu of a cash payment of $2,500. The remaining $2,500 from the increase in the annual retainer was paid to Mr. Thompson in cash. These shares issued in lieu of cash were elective and thus not awarded in the form of our standard equity grants, which are otherwise generally subject to vesting through the fourth anniversary of the grant date.

(6)
On February 18, 2014, the Company announced that Matthew W. Bross and Richard J. Lynch had been appointed to our Board of Directors, expanding our Board from nine to eleven directors. As part of Mr. Bross and Mr. Lynch's director compensation for fiscal year 2014, each of Mr. Bross and Mr. Lynch elected to receive shares of common stock in lieu of annual retainer and meeting fees of $40,000. On February 18, 2014, the date of grant, each of Mr. Bross and Mr. Lynch received 2,424 shares of common stock, of which one half vested immediately on grant and the other half vested on July 1, 2014. These shares issued in lieu of cash were elective and thus not awarded in the form of our standard equity grants, which are otherwise generally subject to vesting through the fourth anniversary of the grant date.

Further, in connection with their new director grants, each of Mr. Bross and Mr. Lynch received 6,060 restricted shares of common stock and an option to purchase 13,496 shares of common stock. These shares of restricted stock and options vested immediately prior to the Company's 2014 annual meeting of stockholders.

        At December 31, 2014, our non-employee directors held options to purchase the following aggregate numbers of shares: Mr. Brewington, 30,826, all of which have exercise prices below $19.85

(the closing price of our common stock on December 31, 2014); Mr. Bross, 13,496, all of which have exercise prices below $19.85; Mr. Cunningham, 32,826, of which options for 20,826 shares have exercise prices below $19.85; Ms. Infante, 30,826, all of which have exercise prices below $19.85; Mr. Janzen, 38,826, of which options for 20,826 shares have exercise prices below $19.85; Mr. Lynch, 13,496, all of which have exercise prices below $19.85; Ms. Reeve, options for 11,645 shares, all of which have exercise prices below $19.85; Mr. Schofield, 28,326, all of which have exercise prices below $19.85; Mr. Schubert, 30,826, all of which have exercise prices below $19.85; and Mr. Thompson, 33,826, of which options for 20,826 shares have exercise prices below $19.85.

        At December 31, 2014, each of our non-employee directors held 8,522 unvested shares of our common stock.

EXECUTIVE OFFICERS OF THE REGISTRANT

        The executive officers of the Company as of the date hereof are listed below.

Name	Age	Position
Raymond P. Dolan	57	President and Chief Executive Officer
Mark T. Greenquist	56	Chief Financial Officer and Treasurer
Peter Polizzi	44	Vice President and General Manager, Global Services
Anthony Scarfo	54	Executive Vice President
Jeffrey M. Snider	51	Senior Vice President, Chief Administrative Officer, General Counsel and Secretary
Brian O'Donnell	36	Vice President of Finance, Corporate Controller and Principal Accounting Officer
Kevin Riley	44	Vice President, Engineering and Chief Technology Officer
Michael Swade(1)	52	Senior Vice President, Worldwide Sales and Marketing

(1)
Mr. Swade assumed the role of Interim Senior Vice President, Worldwide Sales and Marketing on July 29, 2014. On September 29, 2014, Mr. Swade was appointed as the Company's Senior Vice President, Worldwide Sales and Marketing.

        Biographical information regarding each executive officer other than Raymond P. Dolan is set forth below. Mr. Dolan's biographical information is set forth above under the section entitled "Proposal 1—Election of Directors."

        Mark T. Greenquist has been our Chief Financial Officer since November 2013. Prior to joining Sonus, he was the Chief Financial Officer at Siemens Enterprise Communications Limited (now Unity), a leading provider of enterprise communications solutions, from May 2013 to October 2013. He previously served as the President and Chief Executive Officer of Telcordia Technologies, Inc., a telecommunications research and development company, from May 2007 to August 2012 and served as its Senior Vice President and Chief Financial Officer from July 2005 to May 2007. He served as Chief Financial Officer and Senior Vice President, Finance of Symbol Technologies, Inc., a manufacturer and supplier of data capture and delivery equipment, from February 2003 to June 2005. Prior to his tenure at Symbol Technologies, Inc., Mr. Greenquist served as Executive Vice President and Chief Financial Officer of Agere Systems Inc. from January 2001 to February 2003. Prior to joining Agere Systems Inc., Mr. Greenquist served as Vice President of Finance and Chief Financial Officer of General Motors Europe from January 1999 to January 2001. From October 1998 to January 1999, he served as Vice President and Corporate Treasurer of Delta Air Lines Inc. Prior to joining Delta Air Lines Inc., Mr. Greenquist was at General Motors (now Motors Liquidation Company) from 1986 to 1998, where he held a variety of positions, including Assistant Treasurer of General Motors, Chief Financial Officer and Managing Director of General Motors Poland, and Corporate Treasurer and Manager of Commercial Finance of Saab Automobile AB. Mr. Greenquist holds a Bachelor of Arts degree in

Economics from Dartmouth College and a Master's in Business Administration degree with concentration in Finance from Columbia University Graduate School of Business.

        Peter Polizzi has been our Vice President and General Manager of Global Services since August 2013. He was previously our Senior Director of Strategy and Go-to-Market from November 2011 to August 2013, and is responsible for managing our services strategy and operations. Prior to joining Sonus, Mr. Polizzi served as Vice President of Channel Technical Operations at Avaya Inc., an enterprise communications systems company, from 2009 to 2011. Previously, from 2003 to 2009, Mr. Polizzi was a Senior Director at Symbol Technologies, Inc. and a General Manager at Motorola Solutions Inc.'s Advanced Services business after its acquisition of Symbol Technologies, Inc. Mr. Polizzi holds a Bachelor of Science degree in Mathematics from both the Università di Palermo in Italy and Columbia University.

        Anthony Scarfo has been our Executive Vice President since October 2013, and was previously our Senior Vice President, Technology Development from May 2012 to October 2013; Vice President and General Manager of Trunking, Policy and Business Development from February 2012 to May 2012; and Vice President of Business Development from September 2011 to February 2012. Mr. Scarfo is in charge of product development and global engineering. Prior to joining Sonus, Mr. Scarfo was the Vice President of Global Services Providers and System Integrators at Polycom, Inc., a leader in open, standards-based unified communications and collaboration solutions for voice and video collaboration, from February 2010 to May 2011, where he was responsible for developing Polycom, Inc.'s cloud strategy to deploy video and voice infrastructure for Managed and Hosted Unified Communication services. Previously, Mr. Scarfo was the Chief Strategy Officer and Head of Global Channels at ECI Telecom, which delivers communications platforms to carriers and services providers worldwide, from July 2006 to January 2010, where he led the development of a multi-faceted business strategy and developed a partner program with strategic and original equipment manufacturer partners. He also served as Vice President of Global Alliances and Partnerships at Juniper Networks, Inc., which designs, develops and sells network infrastructure products and services, from July 2002 to June 2006. Mr. Scarfo started his career at AT&T Inc., a premier communications holding company, and held leadership roles at Lucent Technologies, which designed and delivered systems, services and software for next-generation communications networks. Mr. Scarfo holds a Bachelor of Science degree in computer information systems from Manhattan College and a Master of Business Administration degree from Seton Hall University.

        Jeffrey M. Snider has served as our Chief Administrative Officer since September 2012 and our Senior Vice President, General Counsel and Secretary since June 2009. Prior to joining Sonus, from 2006 to 2008, Mr. Snider served in a dual legal and operating role as Executive Vice President and General Counsel of BMS, Inc., a provider of hardware, software and services to the legal industry. From 2003 to 2006, Mr. Snider was the Senior Vice President and General Counsel of Geac Computer Corporation, Ltd., a global software and services provider. Prior to Geac Computer Corporation, Ltd., Mr. Snider was Senior Vice President and General Counsel at Lycos, Inc., an industry-leading Internet conglomerate, from 1997 to 2002. Before his in-house career, Mr. Snider was a member of the Boston law firm of Hutchins & Wheeler. Mr. Snider served as a Director on the Board of the New England Legal Foundation from 2001 to 2009, and was a Trustee of the Boston Bar Foundation from 2003 to 2007. Mr. Snider holds a Bachelor of Arts degree from Amherst College and a Juris Doctor from the University of Virginia School of Law.

        Brian O'Donnell was appointed as our Principal Accounting Officer in February 2015 and has served as our Vice President of Finance and Corporate Controller since December 2012. Previously, he was our Senior Director of Finance from June 2012 to December 2012, and Director of Revenue Operations from April 2011 to June 2012. Prior to joining Sonus, he was employed by Deloitte & Touche LLP, a professional services firm, since 2002, where he most recently served as Senior Manager, Attestation Services from September 2009 to April 2011. Mr. O'Donnell holds a Bachelor of Science degree in Accounting from Assumption College and is a Certified Public Accountant in the Commonwealth of Massachusetts.

        Kevin Riley has served as our Vice President, Engineering and Chief Technology Officer since January 2014 and previously served as our Vice President of Platform Engineering and was a Sonus Fellow from May 2011 to January 2014. Prior to joining Sonus, he was the Software Development Director at Verivue, Inc., a content delivery network software company, from August 2009 to May 2011. Mr. Riley holds a Bachelor of Science degree in Electrical Engineering from the University of Massachusetts, Amherst and a Master of Science degree in Electrical Engineering from Northeastern University.

        Michael R. Swade has served as our Senior Vice President, Worldwide Sales and Marketing since September 2014, and was previously our Interim Senior Vice President, Worldwide Sales and Marketing from July 2014 to September 2014 and Vice President and General Manager, Americas from May 2014 to July 2014. Prior to joining Sonus, from September 2011 to May 2014, he was the Executive Vice President, Sales at York Telecom Corporation ("Yorktel"), a global provider of unified communications and collaboration, cloud, and video managed services for large enterprise and federal government customers. Prior to his tenure at Yorktel, from February 2011 to September 2011, Mr. Swade acted as an independent consultant. From November 2010 to February 2011, Mr. Swade served as the Senior Vice President, Global Field Operations at Polycom, Inc. He was also Polycom, Inc.'s President, Europe from January 2010 to November 2010; Vice President, Service Provider and Unified Communications Sales from January 2008 to January 2010; and Vice President, Global Account Sales from January 2007 to January 2008. Mr. Swade holds a Bachelor of Science degree in Marketing from Eastern Illinois University and a Master of Business Administration degree from Dominican University of California.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

        The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2015 by:

  •
  each person who beneficially owns, to the best of our knowledge, more than 5% of the outstanding shares of our common stock;

  •
  each of our Chief Executive Officer, our Chief Financial Officer, our other three most highly compensated executive officers serving as executive officers at December 31, 2014, and one individual for whom disclosure would have been provided as one of our three most highly compensated executive officers but for the fact that he was not serving as an executive officer at December 31, 2014;

  •
  each of our directors; and

  •
  all of our current executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. In computing the number of shares beneficially owned by each person named in the following table and the percentage ownership of that person, shares of common stock that the person has the right to acquire within 60 days of March 31, 2015, through the exercise of any stock option or other equity right, are deemed owned by that person and are also deemed outstanding. These shares are not, however, deemed outstanding for purposes of computing the percentage ownership of any other person.

        Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The percentage of common stock outstanding as of

March 31, 2015 is based upon 49,443,729 shares of common stock outstanding on that date plus shares subject to options to the extent noted above.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
Named Executive Officers:
Raymond P. Dolan(1)	1,438,426	2.91%
Mark T. Greenquist(2)	171,176	*
Peter Polizzi(3)	81,434	*
Anthony Scarfo(4)	300,187	*
Jeffrey M. Snider(5)	236,305	*
Todd A. Abbott(6)	167,820	*
Non-Employee Directors:
James K. Brewington(7)	54,480	*
Matthew W. Bross(8)	32,975	*
John P. Cunningham(9)	56,291	*
Beatriz V. Infante(10)	51,528	*
Howard E. Janzen(11)	69,546	*
Richard J. Lynch(12)	32,975	*
Pamela D.A. Reeve(13)	31,124	*
John A. Schofield(14)	45,335	*
Scott E. Schubert(15)	46,635	*
H. Brian Thompson(16)	59,310	*
All current executive officers and directors as a group (18 persons)(17)	2,980,378	6.03%
5% Owners:
Wellington Management Group LLP—280 Congress Street, Boston, MA 02210(18)	4,959,517	10.03%
BlackRock Inc.—55 East 52nd Street, New York, NY 10022(19)	3,611,302	7.30%
Empire Capital Management, L.L.C.—1 Gorham Island, Suite 201, Westport, CT 06880(20)	2,915,000	5.90%
The Vanguard Group, Inc.—100 Vanguard Blvd., Malvern, PA 19355(21)	2,867,293	5.80%

*
Less than 1% of the outstanding shares of common stock

(1)
Includes 449,166 shares subject to outstanding options that are exercisable as of May 30, 2015 and 175,000 shares of restricted stock subject to vesting.

(2)
Includes 43,333 shares subject to outstanding options that are exercisable as of May 30, 2015 and 86,250 shares of restricted stock subject to vesting.

(3)
Includes 20,438 shares subject to outstanding options that are exercisable as of May 30, 2015 and 50,625 shares of restricted stock subject to vesting.

(4)
Includes 171,146 shares subject to outstanding options that are exercisable as of May 30, 2015 and 65,625 shares of restricted stock subject to vesting.

(5)
Includes 110,913 shares subject to outstanding options that are exercisable as of May 30, 2015 and 50,000 shares of restricted stock subject to vesting.

(6)
Includes 96,491 shares subject to outstanding options that are exercisable as of May 30, 2015 and no shares of restricted stock subject to vesting. The information presented for the shares of common stock outstanding held by Mr. Abbott, the Company's Former Executive Vice President, Strategy and Go-to-Market, was as of September 16, 2014.

(7)
Includes 28,528 shares subject to outstanding options that are exercisable as of May 30, 2015 and 9,860 shares of restricted stock subject to vesting.

(8)
Includes 13,496 shares subject to outstanding options that are exercisable as of May 30, 2015 and 9,616 shares of restricted stock subject to vesting.

(9)
Includes 30,528 shares subject to outstanding options that are exercisable as of May 30, 2015 and 9,738 shares of restricted stock subject to vesting.

(10)
Includes 28,528 shares subject to outstanding options that are exercisable as of May 30, 2015 and 8,522 shares of restricted stock subject to vesting.

(11)
Includes 36,528 shares subject to outstanding options that are exercisable as of May 30, 2015 and 10,346 shares of restricted stock subject to vesting.

(12)
Includes 13,496 shares subject to outstanding options that are exercisable as of May 30, 2015 and 9,616 shares of restricted stock subject to vesting.

(13)
Includes 11,465 shares subject to outstanding options that are exercisable as of May 30, 2015 and 9,799 shares of restricted stock subject to vesting.

(14)
Includes 26,028 shares subject to outstanding options that are exercisable as of May 30, 2015 and 8,522 shares of restricted stock subject to vesting.

(15)
Includes 28,528 shares subject to outstanding options that are exercisable as of May 30, 2015 and 8,522 shares of restricted stock subject to vesting.

(16)
Includes 31,528 shares subject to outstanding options that are exercisable as of May 30, 2015 and 9,221 shares of restricted stock subject to vesting.

(17)
Includes 1,111,253 shares subject to outstanding options that are exercisable as of May 30, 2015, and 703,762 shares of restricted stock subject to vesting owned by our current directors and executive officers. Each of our current directors and executive officers may be reached at 4 Technology Drive, Westford, Massachusetts 01886.

(18)
According to a Schedule 13G filed with the SEC on March 10, 2015, reporting the beneficial ownership of 4,959,517 shares of our common stock, each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP reported shared voting power with respect to 3,823,662 shares, shared dispositive power with respect to 4,959,517 shares, and sole voting and dispositive powers with respect to none of the shares. Wellington Management Company LLP, a subsidiary of Wellington Management Group LLP, is the beneficial owner of 4,528,383 shares of our common stock and reported that it had shared voting power with respect to 3,597,336 shares, shared dispositive power with respect to 4,528,383 shares, and sole voting and dispositive powers with respect to none of the shares.

(19)
According to a Schedule 13G filed with the SEC on February 2, 2015, reporting the beneficial ownership of 3,611,302 shares of our common stock, BlackRock Inc. reported that it had sole voting power with respect to 3,477,458 shares, sole dispositive power with respect to 3,611,302 shares, and shared voting and dispositive powers with respect to none of the shares.

(20)
According to a Schedule 13G/A No. 9 filed with the SEC on February 13, 2015, reporting the beneficial ownership of 2,915,000 shares of our common stock, each of Empire Capital Management, L.L.C. ("Empire"), Scott A. Fine, and Peter J. Richards's reports shared voting and dispositive power over the 2,915,000 shares. According to the Schedule 13G/A No. 9, (i) Empire serves as the investment manager to and has investment discretion over the securities held by

  Empire Capital Partners, L.P.; Empire Capital Partners, Ltd.; and Empire Capital Partners Enhanced Master Fund, Ltd.; and (ii) Mr. Fine and Mr. Richards are the only managing members of Empire.

(21)
According to a Schedule 13G/A No.1 filed with the SEC on February 11, 2015, reporting the beneficial ownership of 2,867,293 shares of our common stock, The Vanguard Group, Inc. reported that it had sole dispositive power with respect to 2,800,580 shares of common stock, shared dispositive power over 67,113 shares of common stock, sole voting power with respect to 69,513 shares, and shared voting power with respect to none of the shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner with respect to 67,113 of the shares mentioned above as a result of its serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner with respect to 2,800 of the shares mentioned above as a result of its serving as investment manager of Australian investment offerings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of initial ownership and subsequent changes in that ownership with the SEC. Based solely on a review of the copies of reports furnished to us and the written representations of our directors and executive officers, we believe that during the year ended December 31, 2014, our directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements.

TRANSACTIONS WITH RELATED PERSONS

        Our Board has adopted a written related party transaction policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the SEC. Our policy with regard to related party transactions is that all related party transactions are to be reviewed by our general counsel, who, in consultation with our CEO, will determine whether the contemplated transaction or arrangement requires the approval or ratification of the Audit Committee, the Compensation Committee (in the case of compensation of executive officers), both or neither.

        Other than the paragraph below and the compensation arrangements described elsewhere in this Proxy Statement, since January 1, 2014, there has not been, and there is not currently proposed, any transaction or series of similar transactions (i) to which we were or will be a participant, (ii) in which the amount involved exceeded or will exceed $120,000, and (iii) in which any director, executive officer or a holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

        On March 20, 2014, we commenced an underwritten public offering of 7.5 million shares of our common stock on behalf of Galahad Securities Limited and its affiliated entities (collectively, the "Legatum Group"), which as of March 17, 2014 beneficially owned approximately 22% of the outstanding shares of our common stock. Goldman, Sachs & Co., the underwriter of the offering, was granted a 30-day option to purchase up to 1.125 million additional shares from the Legatum Group. The Legatum Group received all the proceeds from the underwritten offering; no shares in the underwritten offering were sold by us or any of our officers or directors. In addition, we repurchased 4.3 million shares from the underwriter for $75.3 million in the aggregate, including $0.3 million of transaction fees.

 COMPENSATION COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        The Compensation Committee consists of John A. Schofield (Chairman), Beatriz V. Infante, Pamela D.A. Reeve and H. Brian Thompson. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by, COMPENSATION COMMITTEE: John A. Schofield (Chairman) Beatriz V. Infante Pamela D.A. Reeve H. Brian Thompson

COMPENSATION DISCUSSION AND ANALYSIS

        The following discussion and analysis contains statements regarding Company performance targets and goals. These targets and goals are discussed in the limited context of our compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. Investors should not apply these statements to other contexts.

 Executive Summary

Overview

        This Compensation Discussion and Analysis ("CD&A") section explains our compensation philosophy, summarizes the material components of our compensation programs and reviews compensation decisions made by the Compensation Committee, a committee comprised exclusively of independent directors, for the six executives identified as named executive officers ("NEOs") in the Summary Compensation Table below.

2014 NEOs

        The NEOs for 2014 are:

  •
  Raymond P. Dolan, President and Chief Executive Officer

  •
  Mark T. Greenquist, Chief Financial Officer

  •
  Peter Polizzi, Vice President and General Manager, Global Services

  •
  Anthony Scarfo, Executive Vice President

  •
  Jeffrey M. Snider, Senior Vice President, Chief Administrative Officer, and General Counsel

  •
  Todd A. Abbott, Former Executive Vice President, Strategy and Go-to-Market

Effective July 29, 2014, Mr. Abbott stepped down as the Company's Executive Vice President, Strategy and Go-to-Market. Mr. Abbott remained with the Company in an advisory role to assist in the transition of his duties until October 17, 2014.

Summary of 2014 Compensation Payout Decisions

        In making its compensation decisions for 2014, the Compensation Committee considered, among other things, our financial and operational results for the year, the achievement of the compensation objectives set by the Compensation Committee, and the feedback received from our stockholders following the prior year's annual meeting of stockholders. Highlights of the Company's 2014 executive compensation program included the following:

  •
  For the third straight year, our CEO elected to receive 100%(1) of his salary in restricted shares of common stock that were subject to forfeiture until they vested on December 31, 2014, and for the second straight year our NEOs elected to receive their annual bonuses in the form of common stock in lieu of cash, further aligning them with the long-term interests of other stockholders (the NEOs made the same election for 2015, meaning that they will have elected to receive Sonus common stock instead of a cash bonus for three straight years). As a result of these decisions, the value our CEO's compensation in 2014, including salary, bonus and long-term incentives, consisted of approximately 99% equity awards and 1% cash. These shares issued in lieu of cash to our CEO and other NEOs were elective and thus not awarded in the form of our standard equity grants, which are otherwise generally subject to vesting through the fourth anniversary of the grant date or the employee's commencement date, as applicable.

(1)
With the exception of Mr. Dolan's recent increase in base salary from $500,000 to $600,000, effective as of September 16, 2014, which increase was prorated for the remainder of 2014 and which was paid in cash.

  •
  Despite achievement that would have resulted in a payout of 127% based on the fixed metrics established for our cash bonus plan, our Compensation Committee exercised its discretion in light of overall financial performance to reduce this amount to approximately 105% of target bonus (pursuant to previously disclosed elections, bonuses for NEOs who agreed to receive stock instead of cash were paid out at 1.5 times the percentage of target achieved).

Existing Strong Pay Practices

        In addition to the design summarized above, we believe our existing compensation practices reflect strong corporate governance policies.

  •
  The Compensation Committee employs an independent compensation consultant who reports directly to the Compensation Committee and performs no other services for the Company.

  •
  In addition to new hire and annual grant programs, our NEOs were given an opportunity to elect to receive equity in lieu of cash bonuses, to build and maintain a long-term equity ownership position in the Company so that their interests are further aligned with those of our stockholders.

  •
  None of our severance agreements provide for tax gross-ups in connection with severance benefits following a change-in-control.

  •
  We have a formal clawback policy, which applies in the event we are required to prepare an accounting restatement after the adoption of the clawback policy due to any material noncompliance with any financial reporting requirement under the U.S. federal securities laws and allows the Company to seek to recover from any current or former executive officer of the Company who receives incentive-based compensation during the three-year period preceding the date on which the Company is required to prepare an accounting restatement based on erroneous data, the excess of what would have been paid to the executive officer under the accounting restatement.

  •
  We conduct an annual risk assessment of our pay practices.

  •
  Our insider trading policy discourages all employees, officers and directors from engaging in transactions involving hedging, monetization, margin accounts, pledges, puts, calls and other derivative securities, and requires those who wish to enter into such an arrangement to first pre-clear the proposed transaction with either the Chief Financial Officer or the General Counsel. To date, no such transaction has been requested or approved.

  •
  Our equity plan prohibits option repricing and back-dating.

  •
  We have implemented stock ownership guidelines that are applicable to our non-employee directors, Chief Executive Officer and our other Section 16 reporting officers to align their interests with those of our stockholders.

  •
  We have granted very limited perquisites to our NEOs.

2014 Say-on-Pay Results and Stockholder Input

Responsiveness to Stockholders

        Stockholder Concerns Addressed:    In response to feedback from our stockholders, including the passing vote we received on Say-on-Pay at our 2014 annual meeting of stockholders, and to demonstrate our commitment to strong corporate governance standards, since our 2014 annual meeting of stockholders we have taken the following actions, among others:

  •
  Confirmed specific financial metrics for our cash bonus plans;

  •
  Added performance shares to our equity incentive compensation mix;

  •
  Instituted share ownership guidelines for our CEO, our other Section 16 reporting officers and our Board;

  •
  Adopted a formal clawback policy with respect to our executive incentive compensation; and

  •
  Eliminated the poison pill, which had been in effect since 2008.

        After the proxy statement for our 2014 annual meeting of stockholders was filed and in advance of the 2014 annual meeting of stockholders, the Company expanded upon its outreach process in an effort to address stockholder concerns. The Company reached out to all of the 50 top institutional holders, representing approximately 93% of the total votes either against or abstaining from the 2013 Say-on-Pay proposal and 65% of the Company's total shares eligible to vote as of the record date for the 2014 annual meeting of stockholders. Of these holders, 16 institutions representing approximately 48% of the Company's total shares eligible to vote responded to our outreach. At our 2014 annual meeting of stockholders, 92.90% of the shares outstanding on the record date for the meeting were present in person or by proxy. Of the shares present at the meeting and entitled to vote on our 2014 Say-on-Pay proposal, 57.35% voted in favor, with 41.14% voting against and 1.51% abstaining. 21.22% of the shares present at the meeting constituted broker non-votes that were not entitled to vote on the matter.

        The feedback from this outreach process and the results of the 2014 Say-on-Pay proposal have formed the basis for the following changes to the Company's executive compensation practices that have been made since the 2014 annual meeting of stockholders:

  •
  Our Compensation Committee confirmed the specific financial metrics to be used to determine the achievement of our annual cash incentive bonus plans. For 2014, 100% of the achievement was weighted to net income. The bonus payout was determined by multiplying the percentage achievement for this metric by the bonus at target for each participant. Despite achievement that would have resulted in a cash bonus payout of 127% based on this fixed metric, our Compensation Committee exercised its discretion in light of our overall financial performance to reduce this amount to approximately 105%. For 2015, the Compensation Committee has established metrics that continue to reward growth in net income, added a revenue growth metric, and ascribed a percentage weighting to each of 60% and 40%, respectively.

  •
  In 2015, we have issued performance-based awards for the first time since March 2012. These performance shares constitute a meaningful portion of the long-term equity incentive compensation for our Chief Executive Officer and his direct reports. The shares will vest, if at all, over three years, based on the Company's TSR relative to the TSR of each of the companies included in the NASDAQ Telecommunications Index at the time of grant.

  •
  Our Compensation Committee established share ownership guidelines for our non-employee directors, our Chief Executive Officer and our other Section 16 reporting officers. Each Board member must own five times his or her annual cash retainer and must maintain this minimum amount of stock ownership throughout his or her tenure as a director of the Company, our Chief Executive Officer must own six times his annual base salary and must maintain this minimum about of stock ownership throughout his employment, and the other Section 16 reporting officers of the Company (the "Other Executives") must own one time his or her respective annual base salaries and must maintain this minimum amount of stock ownership throughout his or her employment. Current directors, the current Chief Executive Officer and the current Other Executives are expected to achieve the applicable level of ownership on or before September 16, 2019. With respect to (i) future directors, they must achieve the applicable level of ownership within five years of their joining the Board; (ii) future chief executive officers, they must achieve the applicable level of ownership within six years of their becoming chief executive officer of the Company, and (iii) future Other Executives, they must achieve the applicable level of ownership within five years of their becoming an Other Executive. When establishing stock ownership guidelines, our Compensation Committee wanted to ensure that: (i) the motivations of our Board, our Chief Executive Officer and Other Executives are aligned with those of our stockholders; (ii) our Board, our Chief Executive Officer and Other Executives are invested in both the short- and long-term growth of our Company; and (iii) our Board, our Chief Executive Officer and Other Executives are focused on value creation being offered by the Company through its equity compensation programs.

  •
  Our Compensation Committee adopted a formal clawback policy with respect to our executive incentive compensation in September 2014, which will apply in the event we are required to prepare an accounting restatement after the adoption of the policy due to any material noncompliance with any financial reporting requirement under the U.S. federal securities laws. This policy would allow the Company to use reasonable efforts to recover from any current or former executive officer of the Company who received incentive-based compensation during the three-year period preceding the date on which the Company may be required to prepare an accounting restatement based on erroneous data, the excess of what would have been paid to the executive officer under the accounting restatement.

  •
  In addition to these changes to the Company's compensation practices, our Board terminated its stockholder rights plan, as amended (also referred to as a poison pill), which was originally adopted on June 26, 2008 and was set to expire in June 2015. This was done in recognition of dramatically changed circumstances since the poison pill was put in place in 2008 and renewed in 2011 and 2013. As recently as March 2014, the Company's two largest stockholders controlled as much as 37% of the Company's outstanding shares. The threat of precipitous stockholder action was exacerbated by the Company's cash holdings, which were large as a percentage of the value of the Company. In March 2014, however, the Company assisted its then-largest stockholder to sell a majority of that stockholder's Sonus stock in an underwritten transaction in which the Company repurchased approximately half of the shares sold. In part as a result of these transactions, as of March 2014, (i) no single stockholder holds in excess of 10% of the Company's outstanding shares, and (ii) the Company no longer has an excess of cash reserves that could be used by a hostile stockholder in a takeover attempt.

        We believe that our 2014 executive compensation program is responsive to the feedback we have received and is aligned with stockholder interests. The Compensation Committee respects all stockholder votes, both for and against our compensation program. The Compensation Committee is committed to continued engagement between stockholders and the Company to fully understand diverse viewpoints and discuss the important connections between Sonus' compensation program, business strategy and long-term financial and operating performance.

  Overview

        The Company's executive compensation programs are administered by the Compensation Committee of the Board. In addition to attracting and retaining high caliber executives, the components of the executive compensation program are designed to reward both annual and long-term business performance. Additionally, other factors are critical, such as the successful execution of corporate strategies and fostering and driving continuous improvement and a high performance culture.

  Who Oversees the Company's Compensation Program

  The Compensation Committee

        The Compensation Committee, which is comprised entirely of independent directors as defined by the independence standards of the NASDAQ Stock Market Marketplace Rules, is primarily responsible for overseeing the Company's executive compensation program, after considering advice from an independent compensation consultant regarding competitive market pay practices. Our Board sets the overall corporate performance objectives for each year, while the Compensation Committee determines and approves the compensation level for the CEO; reviews and sets compensation levels of other key executive officers; evaluates the performance of these executives; and evaluates and approves all grants of equity-based compensation to the CEO and the other executive officers. All decisions regarding the CEO's compensation are made by the Compensation Committee in executive session without the CEO present. After the end of the fiscal year, the Compensation Committee reviews the actual corporate performance to determine the appropriate bonus amount, if any, to be paid to each eligible executive.

  Role of the Compensation Consultant

        The duties of the compensation consultant we engage are generally to evaluate executive compensation, perform an analysis on realized pay alignment with financial and stock performance, discuss general compensation trends, provide competitive market practice data and benchmarking, participate in the design and implementation of certain elements of the executive compensation program and assist our CEO in developing compensation recommendations to present to the Compensation Committee for the executive officers other than himself. The compensation consultant provides the Compensation Committee with advice, consultation and market information on a regular basis, as requested, throughout the year. The Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors. The compensation consultant does not make specific recommendations on individual amounts for the executive officers or the independent directors, nor does the consultant determine the amount or form of executive and director compensation.

        From 2010 to May 2014, the Compensation Committee engaged Pearl Meyer & Partners LLC ("Pearl Meyer") as its independent compensation consultant. The Compensation Committee conducted an assessment of Pearl Meyer's independence relative to standards prescribed by the SEC and determined that no conflicts existed.

        Effective May 22, 2014, the Compensation Committee replaced Pearl Meyer with Frederic W. Cook & Co., Inc. ("FW Cook") as its compensation consultant because the Compensation Committee's lead partner at Pearl Meyer moved to FW Cook. Pursuant to its amended charter, the Compensation Committee considered various factors before replacing its compensation consultant, including: (i) the provision of other services to the Company by the firm employing the compensation advisor; (ii) the amount of fees received from the Company by the person that employs the compensation advisor as a percentage of the total revenue of the person that employs the compensation advisor; (iii) the policies or procedures of the person employing the compensation advisor that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the compensation advisor with a member of the Compensation Committee; (v) any stock of the Company owned by the compensation advisor; and (vi) any business or personal relationship of the compensation advisor or the person employing the compensation advisor with an executive officer of the Company. The Compensation Committee conducted an assessment of FW Cook's independence relative to standards prescribed by the SEC and determined that no conflicts existed.

  Roles of the Chief Executive Officer, the Chief Administrative Officer and the Vice President of Human Resources

        The CEO, in consultation with the Compensation Committee's compensation consultant, develops compensation recommendations for the Compensation Committee to consider. The CEO considers various factors when making individual compensation recommendations, including the relative importance of the executive's position within the organization, the individual tenure and experience of the executive, and the executive's individual performance and contributions to the Company's results.

        The Chief Administrative Officer and the Vice President of Human Resources work with the CEO to monitor existing compensation plans and programs applicable to NEOs and other executives, to recommend financial and other targets to be achieved under those plans and programs, to prepare analyses of financial data, peer comparisons and other briefing materials for the Compensation Committee to aid in making its decisions and, ultimately, to implement the decisions of the Compensation Committee.

        The Compensation Committee considers, but is not bound by, recommendations made by Company management.

  Compensation Philosophy and Practices

        Our compensation philosophy and practices are an important part of our business strategy. We have a rigorous performance and compensation management system and we believe our compensation processes and programs are aligned to provide strong incentive for success while appropriately balancing risk. Our overall executive compensation program is founded on three guiding principles:

  •
  We offer competitive compensation packages to attract executives from larger telecommunications companies that offer significantly greater cash compensation, and from smaller private telecommunications companies that offer greater perceived equity growth potential;

  •
  We offer incentive compensation to motivate our executives to transform Sonus from a media gateway company in a declining market into a profitable company in growing SBC, DSC and SDN markets; and

  •
  We seek to retain our key executives in the face of other opportunities.

        We seek to accomplish these objectives by providing independent Board oversight; avoiding being overly rigid, formulaic or short-term oriented; encouraging and rewarding outstanding initiative, achievement, teamwork and a shared success environment; and reinforcing critical measures of performance derived from our business strategy and key success factors. These objectives, and our general compensation philosophy, are reviewed on an annual basis and updated as appropriate.

  What the Executive Compensation Program is Designed to Reward

        Our executive compensation program is designed to reward Company performance, which is measured in part by overall Company results as we seek to transform our Company from a media gateway provider in a declining market into a profitable company in growing SBC, DSC and SDN markets. Each year, our Compensation Committee decides whether or not to grant annual cash incentives to our corporate executives, including the NEOs.

  Competitive Benchmarking

        The Compensation Committee, with the assistance of FW Cook, reviews market compensation data, including the compensation practices of selected similar companies (the "peer group"). The peer group consists of publicly traded industrial companies that are in the information technology and related sub-industries with market capitalization and revenue in similar range to that of the Company. FW Cook reviewed the business descriptions of potential peer companies to identify businesses generally in the telecommunications and/or networking industries. The Compensation Committee also considers factors such as executive talent and business-line competitors, global scope and complexity, research and development expenses, and market capitalization-to-revenue multiples when selecting peers. During 2014, the peer group was updated to remove (i) Digi International, Inc. because of its focus on hardware development and revenue size; (ii) Harmonic Inc. because of its focus on hardware and international sales; and (iii) and Oplink Communications, Inc. because of its different business model. After a review to determine if there were any additional companies that would be appropriate to add to the 2014 peer group, the Compensation Committee decided to replace these three companies with: F5 Networks, Inc., Mavenir Systems, Inc., Palo Alto Networks, Inc., and QLogic Corporation. Compared to our 2013 peer group, the 14 peer group companies noted below represent a broader cross section of sizes within the information technology industry and none are overly focused on hardware development.

        The Compensation Committee believes that the 2014 peer group is relevant for purposes of benchmarking executive pay because the component companies are similar to us with respect to business model profile and size in terms of revenue and market capitalization. The 2014 peer group used for evaluating 2014 compensation decisions consisted of the companies below. FW Cook compiled compensation information from the peer group based on the publicly filed documents of each member of the peer group.*

	Data at Time of Peer Group Roster Selection
Company	Last Twelve Months Revenue ($ Millions)	Market Capitalization ($ Millions)

ADTRAN, Inc.	$660	$1,278
Aruba Networks, Inc.	$679	$2,144
BroadSoft, Inc.	$183	$764
Calix, Inc.	$378	$424
Extreme Networks, Inc.	$447	$559
F5 Networks, Inc.	$1,662	$8,293
Infinera Corporation	$562	$1,112
Ixia	$467	$1,023
Mavenir Systems, Inc.	$108	$420
Palo Alto Networks, Inc.	$532	$4,899
QLogic Corporation	$461	$1,111
Riverbed Technology, Inc.	$1,060	$3,164
Ruckus Wireless, Inc.	$281	$996
ShoreTel, Inc.	$337	$537
Sonus Networks, Inc.	$296	$877
Sonus Networks, Inc. Percentile Position	21st	44th
*
All data was compiled by FW Cook, who obtained peer company financial market intelligence from S&P Capital IQ. The data generally represents revenue and operating income for the most recent four quarters available to FW Cook at the time it compiled the data in September 2014. The income statement metrics reflect trailing 12 month data, generally as of June 2014 and market capitalization as of June 30, 2014 (or, in the case of Sonus, June 27, 2014, the last day of its second fiscal quarter).

  Compensation Components

        The Compensation Committee annually reviews the total fixed, cash incentive and equity incentive compensation received by our NEOs, including base salary, annual and long-term incentives, equity awards, and total equity in the Company. Our executive compensation program has four major components that support the Company's compensation objectives, each of which is discussed in detail below. The Compensation Committee reviews the executive compensation program on an annual basis.

        Compensation Mix.    A significant portion of our executive officers' total direct compensation (which includes base salary, cash bonus and equity-based incentives) opportunity is attributable to variable compensation—that is, the amount our executives earn is dependent upon Company performance. The equity-based component of each NEO's compensation package consists primarily of stock options, which vest over time, and therefore, the value of which is tied to the Company's stock performance. These variable elements are intended to align the executives' performance and interests with Company performance and long-term stockholder value.

        The table below generally summarizes the elements of our compensation program for our NEOs:

Element	Form of Compensation	Purpose	Link to Company Performance

Base Salaries	Cash, except our CEO who has elected to receive his base salary in the form of restricted shares of common stock that are subject to forfeiture	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Moderate to High for the CEO; Low for all other executives
Annual Cash Incentives	Generally in cash, except that our NEOs each elected to receive their target bonus, if any, in the form of shares of common stock in 2014 and 2015.	Provide a direct incentive to achieve strong operating results	High
Long-Term Equity Incentives	Stock options and restricted shares of common stock	Encourage executive officers to build and maintain a long-term equity ownership position in Sonus so that their interests are aligned with those of our stockholders	High
Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including 401(k) plan, premiums paid on long-term disability and life insurance	Benefit plans are part of a broad-based employee benefits program	Low
Executives do not generally enjoy any nonqualified deferred compensation plans or perquisites*
*
Because Mr. Dolan elected to accept shares of restricted stock in lieu of base salary for the period January 1, 2014 to December 31, 2014, during 2014, we paid Mr. Dolan's share of the insurance premium relating to the benefit plans generally provided to employees of the Company in accordance with Company policy, currently including health insurance. This amount, totaling $5,455, is included with "All Other Compensation" for Mr. Dolan in the Summary Compensation Table.

We paid Mr. Greenquist's lodging expenses, totaling $17,395 for the period January 1, 2014 to December 31, 2014, during which he worked out of our Westford, Massachusetts corporate office, as Mr. Greenquist's current permanent residence is in New Jersey.

        Each of these elements of pay is described below in further detail.

        How Target Levels of Compensation are Determined.    In determining the amount of compensation to pay our NEOs, the Compensation Committee considers factors such as the executive's role within the Company and the level of responsibility, skills and experiences required by the position, the executive's qualifications, our ability to replace such individual and the overall competitive environment for executive talent. The Compensation Committee also considers the Company's performance, the executive's performance, the Compensation Committee's view of internal equity and consistency and other considerations it deems relevant. In analyzing these factors, the Compensation Committee reviews competitive compensation data gathered in comparative surveys (benchmarking data). The Compensation Committee does not have a policy for allocating target compensation among the various elements in any particular ratio, but generally attempts to provide an allocation similar to that used by other companies with whom the Company competes for executive talent using the peer data provided by our outside compensation consultant. Of the elements of total direct compensation, only base salary is fixed compensation, while cash bonuses and equity-based awards are both performance-contingent and variable compensation.

  2014 Compensation Payouts

        The established targets for individual components and overall executive compensation are designed to be competitive in order to attract, motivate and retain the executives necessary to drive and achieve the Company's objectives. In some cases, individual components may be over or under market (in order to emphasize a particular element or if individual circumstances dictate), but the total compensation package is market competitive for executives with the backgrounds and skill sets we need. The Compensation Committee believes that the overall compensation program serves to balance both the mix of cash and equity compensation as well as the mix of short- and long-term compensation for our NEOs.

        Base Salary.    Base salaries are designed to reflect the scope of responsibilities, performance and competencies of the individual executives, and the relation of that position to other positions in the Company. Each NEO's salary and performance is reviewed annually as well as at the time of a promotion or other change in responsibilities. Increases in base salary, if any, are based upon an evaluation of the individual's performance and level of pay compared to benchmark data for similar positions at peer companies.

        On January 2, 2014, Raymond P. Dolan, the Company's President and Chief Executive Officer, elected to accept shares of restricted stock in lieu of base salary for the period from January 1, 2014 through December 31, 2014. Accordingly, the Company granted Mr. Dolan 48,701 shares of restricted stock (the "2014 Dolan Salary Shares") on January 2, 2014. The number of shares granted was calculated by dividing an amount equal to 1.5 times Mr. Dolan's base salary for the period from January 1, 2014 through December 31, 2014 by $15.40, the closing price of the Company's common stock on the date of grant. The 2014 Dolan Salary Shares vested on December 31, 2014. These shares issued in lieu of cash to Mr. Dolan were elective and thus not awarded in the form of our standard equity grants, which are otherwise generally subject to vesting through the fourth anniversary of the grant date or the employee's commencement date, as applicable. If Mr. Dolan's employment was terminated by Mr. Dolan with Good Reason (as defined in his employment agreement, as amended) or his employment was terminated by the Company without Cause (as defined in his employment agreement, as amended) before December 31, 2014, a pro rata portion of the 2014 Dolan Salary Shares would have vested on the date of such termination. If Mr. Dolan terminated his employment without Good Reason or his employment was terminated by the Company for Cause before December 31, 2014, he would have forfeited the 2014 Dolan Salary Shares.

        Mr. Dolan's base salary remained the same as when he was first hired by the Company in 2010 until the Compensation Committee determined to increase his annual base salary from $500,000 to $600,000, effective September 16, 2014. For the remainder of 2014, such increase was prorated and paid in cash pursuant to the Company's general payroll practices and was not subject to any stock-for-cash election. The Compensation Committee determined that Mr. Dolan earned an increase in his base salary because he has done an outstanding job in assembling and leading a team that has transformed the Company from a media gateway company in a declining market to a profitable company in growing SBC and DSC markets.

        To further demonstrate his confidence in the Company, for seven of the eight times that Mr. Dolan's restricted stock has vested and taxes were due, Mr. Dolan has elected to pay his taxes in cash instead of allowing the Company to offset shares of its common stock to cover his tax withholding obligations. In 2014, Mr. Dolan put nearly all of his compensation at risk in these ways.

        Effective December 9, 2014, the Compensation Committee determined to increase the base salary of Jeffrey M. Snider, the Company's Senior Vice President, Chief Administrative Officer, General Counsel and Secretary, from $300,000 per year to $350,000.

        In 2014, with the exception of Messrs. Dolan and Snider, no changes were made to any NEO's base salary.

        Cash Bonuses.    The Company has one cash incentive plan—the Senior Management Cash Incentive Plan (the "SMCIP")—that covers all executive officers and certain other senior employees. Annual cash incentives provide named executive officers with the opportunity to earn additional annual compensation beyond base salary.

        The eligibility for an annual cash bonus creates an incentive to achieve desired near-term corporate goals that are in furtherance of the Company's long-term objectives. The compensation program establishes target bonuses, set as a percentage of annual base salary, for each position. Cash bonuses are expected to represent a substantial part of total compensation for our executives if earned.

        Bonus payments under the SMCIP for 2014 were determined pursuant to a fixed formula based on a single financial metric, net income, and were calculated by multiplying the percentage achievement of such performance metric by the bonus at target for each participant. These payments were then reduced by the Compensation Committee in the exercise of its discretion to reflect the overall financial performance of the Company.

        The 2014 performance metrics for the SMCIP, as well as the actual results of these financial measurements in 2014, were as follows:

2014 Bonus Metrics (in millions)
Bonus Payout	Pre-Bonus Net Income

200%	$44.9
100%	$23.6
50%	$12.9

2014 Actual Results (in millions, except percentages)
Bonus Payout	Pre-Bonus Net Income

Actual Achievement	$29.41
% Achievement	127%
Actual Payout %*	Approximately 105%
*
At the Compensation Committee's discretion, the payout percentage was reduced to reflect the overall financial performance of the Company.

        On January 22, 2014, 21 executives of the Company, including Mr. Dolan, were given the choice to receive all or half of their fiscal year bonuses (the "2014 Bonus"), if any were earned, in the form of shares of the Company's common stock (the "2014 Bonus Shares"). Each executive could also elect not to participate in this program and to earn his or her 2014 Bonus, if any, in the form of cash. The amount of the 2014 Bonus was determined by application of the fixed formula that would have resulted in a cash bonus payout of 127%, but our Compensation Committee reduced this amount to approximately 105% in the exercise of its discretion to reflect the overall financial performance of the Company. The number of shares of the Company's common stock that were granted to those executives who elected to receive their 2014 Bonus entirely in the form of shares of common stock was calculated by dividing an amount equal to 1.5 times each executive's 2014 Bonus earned by $15.40, the closing price of the Company's common stock on January 2, 2014. The number of shares of the Company's common stock that were granted to those executives who elected to receive one-half of their 2014 Bonus in the form of shares of common stock was calculated by dividing an amount equal to 1.5 times one-half of each executive's 2014 Bonus by $15.40, with the cash portion equal to 50% of their respective 2014 Bonus earned. The 2014 Bonus Shares were fully vested on the date of grant, but executives who elected to receive common stock in lieu of cash were required to agree to not sell or otherwise dispose of the 2014 Bonus Shares until the first anniversary of the grant date. Of the eligible executives, 17 elected to receive their entire 2014 Bonus in shares of common stock and four elected to receive 50% of their 2014 Bonus in shares of common stock and 50% in cash. These shares issued in lieu of cash to Mr. Dolan and the other executives were elective and thus not awarded in the form of our standard equity grants, which are otherwise generally subject to vesting through the fourth anniversary of the grant date or the employee's commencement date, as applicable.

        As described in greater detail above, we have a formal clawback policy with respect to our executive incentive compensation.

        The following table summarizes the actions taken with respect to 2014 bonuses for our NEOs:

Named Executive Officer and Principal Position	Bonus Eligibility Under SMCIP	Full Year Bonus Payout as Determined by Compensation Committee(1)	Full Year Bonus with 1.5x Multiplier(2)	Number of Shares of Common Stock Issued for 2014 Bonus(3)
Raymond P. Dolan President and Chief Executive Officer	100% of base salary of $600,000	$633,000	$949,500	61,656
Mark T. Greenquist Chief Financial Officer	75% of base salary of $360,000	$284,850	$427,275	27,746
Peter Polizzi Vice President and General Manager, Global Services	50% of base salary of $290,000	$152,975	$229,463	14,901
Anthony Scarfo Executive Vice President	75% of base salary of $400,000	$316,500	$474,750	30,828
Jeffrey M. Snider Senior Vice President, Chief Administrative Officer and General Counsel	75% of base salary of $350,000(4)	$276,938	$415,406	26,975
Todd A. Abbott Former Executive Vice President, Strategy and Go-to-Market	(5)	(5)	(5)	(5)

(1)
Represents approximately 105% of each NEO's bonus eligibility under the SMCIP, with 105% representing the payout amount of the 2014 bonus as determined by the Compensation Committee.

(2)
The grant date fair values of the shares of common stock actually issued to the NEOs as reported in the "Stock Awards" column of the "2014 Summary Compensation Table" in the "Executive Compensation Tables" Section of this Proxy Statement are higher than the bonus amounts reported in the table above because the market price of the Company's common stock had increased between January 2, 2014 (the date that the number of shares of common stock actually issued was calculated) and July 9, 2014 (the date that the grant date criteria were met for accounting purposes and on which date the fair values of the awards were calculated).

(3)
Represents 1.5 times each NEO's full year bonus at approximately 105% of target, divided by $15.40, the closing price of the Company's common stock on January 2, 2014. The shares were issued on February 20, 2015 and vested in full on that date.

(4)
Mr. Snider's base salary and bonus eligibility under the SMCIP were originally determined pursuant to the terms of his employment agreement. In December 2014, Mr. Snider's base salary was increased from $300,000 per year to $350,000 per year. Therefore, Mr. Snider's bonus eligibility increased to 75% of a base salary of $350,000.

(5)
On July 29, 2014, Mr. Abbott stepped down as Executive Vice President, Strategy and Go-to-Market and remained employed with the Company in an advisory role until October 17, 2014. Following his departure he was not eligible for a 2014 bonus under the SMCIP. Pursuant to the terms of his employment agreement, in connection with his departure Mr. Abbott received a lump sum bonus payment of $300,000, representing his target bonus of 75% of his annual base salary.

        Equity-based Incentives.    Equity-based incentives are provided to executives whose decisions and actions have a direct impact upon our performance and success. Stock options and restricted stock awards are granted to our executive officers in order to tie their compensation directly to our long-term success. The Compensation Committee believes that a significant portion of each NEO's target total direct compensation should be made in the form of equity compensation due to its strong long-term alignment with stockholder interests. In determining the size of the stock option and/or restricted stock awards granted to each executive officer, the Compensation Committee takes into account the executive officer's role, past performance, anticipated contribution to our long-term goals and market data for executive officers in similar roles at peer companies. Equity granted in prior years and existing levels of stock ownership are also taken into consideration. While the Compensation Committee considers the compensation of such peer group companies' senior executives, it does not benchmark a particular percentile for the total compensation of our NEOs or for any component thereof. The size of the awards is not determined by application of any formula, but rather reflects the Compensation Committee's subjective desire to encourage and reward high levels of performance.

        A description of the types of equity awards that were granted in 2014 to our NEOs under the 2007 Plan follows:

  Stock Option Grants

        Stock options granted to NEOs generally become 25% exercisable one year after the grant date and the remaining 75% of the shares underlying the stock options generally vest in equal monthly increments for the following 36 months. The stock options are typically fully exercisable four years after the grant date, as long as the NEO is still employed by the Company. The Compensation Committee has the ability to establish the vesting schedule for new stock option grants within the parameters of the 2007 Plan. All the stock options are granted following the Compensation Committee's authorization, with an exercise price equal to the closing market price of a share of common stock on the date of grant and have a ten-year term under the 2007 Plan. Grant dates are generally on the 15th day of the month following the date of action by the Compensation Committee, consistent with grants generally made to our non-executive employees.

        In connection with the Company's annual equity incentive grant, the Compensation Committee approved the following stock option grants in 2014 to our NEOs pursuant to the terms of the 2007 Plan:

Named Executive Officer and Principal Position	Option Grant Total(1)
Raymond P. Dolan President and Chief Executive Officer	200,000
Mark T. Greenquist Chief Financial Officer	20,000
Peter Polizzi Vice President and General Manager, Global Services	60,000
Anthony Scarfo Executive Vice President	100,000
Jeffrey M. Snider Senior Vice President, Chief Administrative Officer and General Counsel	60,000
Todd A. Abbott(2) Former Executive Vice President, Strategy and Go-to-Market	80,000

(1)
The Compensation Committee annually considers an equity incentive grant for certain of our key employees, including executives, in connection with its annual review of employee and executive compensation. The annual equity incentive grant date is generally March 15 of each year, or the next business day following March 15 if March 15 falls on a weekend or a holiday. For 2014, the annual equity incentive grant date was Monday, March 17, 2014 and the exercise price of each option equaled the closing price on the date of grant, or $18.10 per share.

(2)
On July 29, 2014, Mr. Abbott stepped down as Executive Vice President, Strategy and Go-to-Market and remained employed with the Company in an advisory role until October 17, 2014.

  Restricted Stock Awards

        On September 16, 2014, Mr. Dolan received 100,000 shares of restricted stock under the 2007 Plan. 25% of these restricted shares will vest on September 16, 2015, and the remaining 75% of these restricted shares will vest in six equal increments semi-annually thereafter through the fourth anniversary of the grant date, subject to Mr. Dolan's continued employment with the Company. The Compensation Committee provided this grant to Mr. Dolan in recognition of the progress he has made transforming the Company from a media gateway company in a declining market to a profitable company in growing SBC and DSC markets, and in order to retain and motivate him to continue to drive the Company to greater financial and operational performance.

        On December 15, 2014, Mr. Polizzi received 10,000 shares of restricted stock under the 2007 Plan. 25% of these restricted shares will vest on December 15, 2015, and the remaining 75% of these restricted shares will vest in six equal increments semi-annually thereafter through the fourth anniversary of the grant date, subject to Mr. Polizzi's continued employment with the Company.

        In 2014, our NEOs received two forms of equity compensation—grants of stock options and grants of restricted stock. The chart below illustrates the proportion of direct compensation comprised of cash and equity-related awards. The "Target bonus" components represent 100% of target bonus before any adjustments to account for the stock-for-cash bonus program:

2014 Target Compensation Components of CEO and Other Named Executive Officers
(as a Percentage of Total Direct Compensation)(1)

CEO	Other NEOs (average)

(1)
All components of our CEO's target compensation mix for 2014 were at risk, including the 2014 Dolan Salary Shares awarded in lieu of base salary, which were subject to a risk of loss before they vested and could have declined in value before the shares vested. Our "Other NEOs" chart reflects the average target compensation mix of Messrs. Greenquist, Polizzi, Scarfo and Snider. This chart does not reflect the compensation mix of Mr. Abbott, who stepped down as Executive Vice President, Strategy and Go-to-Market and ceased to be an executive officer effective July 29, 2014.

  Stock Ownership Requirements

        The Board believes that it is important to link the interests of our NEOs, among others, to those of our stockholders. Our stock ownership policy requires our directors, Chief Executive Officer and other Section 16 reporting officers to accumulate and hold a minimum number of shares of Company common stock within a certain number of years. As of the record date, each of our directors, Chief Executive Officer and the other Section 16 reporting officers of the Company has either satisfied these ownership guidelines or had time remaining to do so. The specific stock ownership requirements for our non-employee directors, Chief Executive Officer and other Section 16 reporting officers as a multiple of annual base salary are as follows:

Title	Multiple of Annual Base Salary

Chief Executive Officer	6 times annual base salary
Section 16 Reporting Officers	1 times annual base salary
Non-Employee Directors	5 times annual cash retainer

        Each individual that is subject to this policy must maintain the applicable minimum amount of stock ownership throughout his or her employment or tenure as a director of the Company. The value of each such individual's stock ownership will be measured periodically by the Compensation Committee.

  Benefits and Other Compensation

  Benefit Plans

        We have various broad-based employee benefit plans. We do not typically offer perquisites or employee benefits to executive officers that are not also made available to employees on a broad basis. Our executive officers are eligible for the same benefits that are available to all employees, which include group health insurance, life and disability insurance, and paid holidays. With the exception of our CEO, who began to accrue four weeks of vacation per year upon his date of hire, all other employees begin accruing three weeks of vacation per year upon date of hire. We offer a 401(k) plan, which allows our employees to invest in a wide array of funds, and the ability to purchase shares of our common stock under our Amended and Restated 2000 Employee Stock Purchase Plan, as amended (the "ESPP"). We do not provide pension arrangements or post-retirement health coverage for our NEOs. We also enter into executive agreements with certain of our executive officers providing for certain severance benefits that may be triggered as a result of the termination of such officer's employment under certain circumstances. We have entered into indemnification agreements with our executive officers and directors.

        Because Mr. Dolan elected to accept shares of restricted stock in lieu of base salary for the period January 1, 2014 to December 31, 2014, the Company paid Mr. Dolan's share of the insurance premium relating to the benefit plans generally provided to employees of the Company in accordance with Company policy, currently including health insurance. This amount, totaling $5,455, is included with "All Other Compensation" for Mr. Dolan in the Summary Compensation Table.

        We paid Mr. Greenquist's lodging expenses, totaling $17,395 for the period January 1, 2014 to December 31, 2014, during which he worked out of our Westford, Massachusetts corporate office as Mr. Greenquist's permanent residence is in New Jersey.

  Severance Agreements

        We have entered into severance agreements with each of our NEOs. The severance agreements generally provide that, upon termination of the executive officer's employment without cause, the NEO is entitled to severance payments equal to 100% of his or her base salary and target cash bonus (or

150% for our CEO), and continued health plan premium payments for up to 12 months (or 18 months for our CEO). The severance agreements also generally provide that, upon an involuntary termination in connection with a change in control, or upon a resignation for good reason in connection with a change in control, the executive officer is entitled to 150% of his or her base salary and target cash bonus (or 200% for our CEO), continued health plan premium payments for up to 18 months, and full vesting of all unvested restricted stock and stock options. None of our severance agreements provide for tax gross-ups in connection with severance benefits following a change-in-control. The Compensation Committee believes that these provisions are consistent with executive severance arrangements that are customary for public companies at our stage of development and were necessary in order to hire and/or retain the executives.

        On July 29, 2014, Mr. Abbott stepped down as Executive Vice President, Strategy and Go-to-Market and ceased to be an executive officer. He remained employed with the Company in an advisory role until October 17, 2014. Please see the "Potential Payments Upon Termination or Upon Change in Control" section below for information regarding amounts Mr. Abbott received in connection with his termination.

        On February 23, 2015, we entered into a letter agreement (the "Restated Agreement") with Mr. Dolan, which amended and restated the terms and conditions of his employment as originally set forth in his October 8, 2010 offer letter, as amended (the "Original Agreement"). Among other matters, the Restated Agreement confirmed that the provisions of the Original Agreement regarding the impact of an acquisition or termination in certain circumstances on Mr. Dolan's options and restricted shares apply to all of Mr. Dolan's equity awards (including performance-based share awards).

  Transactions Involving Hedging, Monetization, Margin Accounts, Pledges, Puts, Calls and Other Derivative Securities

        The Company's insider trading policy contains stringent restrictions on transactions in Company common stock by directors and officers. All trades must be pre-approved by the Chief Financial Officer or the General Counsel. The Company intends to adopt a hedging policy once final rules are adopted with respect to the requirements under the Dodd-Frank Act. In the meantime, our current insider trading policy discourages all employees, officers and directors from engaging in transactions involving hedging, monetization, margin accounts, pledges, puts, calls and other derivative securities, and requires those who wish to enter into such an arrangement to first pre-clear the proposed transaction with either the Chief Financial Officer or the General Counsel. To date, no such transaction has been requested or approved.

  Tax and Accounting Considerations

        Accounting for Stock-Based Compensation.    We account for stock-based compensation in accordance with ASC 718.

        Incentive Stock Options.    Options granted to employees through 2007 were intended to qualify as "incentive stock options" under Section 422 of the Code. Although the 2007 Plan allows for the granting of incentive stock options, the Company's current practice is not to grant options to employees as incentive stock options. However, there are outstanding incentive stock options that were previously granted to employees that continue to be exercised and were exercisable at December 31, 2014. We make no representation or warranty as to the tax treatment to the optionee upon receipt or exercise of the option or sale or other disposition of the shares covered by the option. In addition, options will not be treated as incentive stock options for tax purposes to the extent that options covering in excess of $100,000 of stock (based upon fair market value of the stock as of the respective dates of grant of such options) become exercisable in any calendar year.

        Policy on Deductibility of Executive Compensation.    Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our CEO and to each other officer (other than the Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among our three most highly paid executive officers. The Compensation Committee reviews the potential effect of Section 162(m) of the Code periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in our best interests and our stockholders' best interests, after taking into consideration changing business conditions and the performance of our employees.

Risk Management and Our Executive Compensation Program

        The Compensation Committee monitors and manages our executive compensation program to help ensure that it does not encourage excessive risk taking. The Compensation Committee concluded that our programs do not encourage excessive or inappropriate risk taking by our executive officers for the following reasons, among others:

  •
  with the exception of our CEO, we structure our pay to consist of both fixed and variable compensation, so that our executive officers' cash compensation is not entirely tied to financial results;

  •
  the variable bonus compensation of our executive officers who are covered by the SMCIP is not tied to any individual metric;

  •
  the stock ownership guidelines are applicable to our directors and executive officers to align their interests with those of our stockholders;

  •
  our stock option awards generally vest over a period of four years and are only valuable if our stock price increases over time; and

  •
  none of our incentive plans is based solely on bookings or revenue targets, which mitigates the risk of employees focusing exclusively on the short term.

        The Compensation Committee believes that the Company's executive compensation program is market competitive and provides suitable incentives for the NEOs to achieve sustained value for the Company and its stockholders. The Compensation Committee remains committed to providing our NEOs with competitive compensation opportunities that allow for significant upside when the Company is performing well above its corporate objectives, and the Compensation Committee believes that the Company's executive compensation program and practices incorporate a pay-for-performance approach that also avoids compensation arrangements that encourage excessive risk taking. The Compensation Committee reviewed, analyzed and considered whether the Company's compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Sonus Networks, and concluded that no such material risks exist.

Compensation Decisions for 2015

        In response to stockholder feedback that we received regarding the 2014 Say-on-Pay proposal, we are providing disclosure in this Proxy Statement of the prospective performance metrics that are being utilized to determine executive bonus compensation for 2015.

        For 2015, the Compensation Committee employed the same basic construct as in 2014, but made certain changes to the metrics so that the payout, if any, will better reflect the Company's total performance for the year. The Compensation Committee established metrics for our SMCIP that continue to reward growth in net income, but also added a revenue growth metric, and ascribed a percentage weighting to each of 60% and 40%, respectively.

        In addition, on March 16, 2015, we issued annual grants to our Chief Executive Officer and his direct reports, 75% of which was in the form of time-vested restricted shares and 25% of which was in the form of performance-vested RSUs. In connection with this annual grant, our Chief Executive Officer was also granted stock options that vest and become exercisable over a three year period, whereby one-third of the shares will vest on the first anniversary of the grant date and the remaining two-thirds of the shares will vest monthly in equal increments thereafter through the third anniversary of the grant date. The time-vested restricted shares also vest and become exercisable over a three year period, whereby one-third of the shares will vest on the first anniversary of the grant date and the remaining two-thirds of the shares will vest in four equal increments semi-annually thereafter through the third anniversary of the grant date. In addition, the performance-based awards were granted by us for the first time since March 2012 and constitute a meaningful portion of the long-term equity incentive compensation for our Chief Executive Officer and his direct reports. These awards will vest, if at all, over three years, based on the Company's TSR relative to the TSR of each of the companies included in the NASDAQ Telecommunications Index at the time of grant.

        We believe that our 2015 executive compensation program is responsive to the feedback we have received and is aligned with stockholder interests.

Conclusion

        We believe that we have designed an executive compensation program that effectively links pay and performance and is in the best long-term interests of our stockholders. We will continue to re-evaluate our executive compensation program to ensure future alignment in our compensation program and practices. Stockholder input will continue to be an important consideration in our annual executive compensation evaluation process.

EXECUTIVE COMPENSATION TABLES

        The following table sets forth, for the year ended December 31, 2014 and for the two years prior thereto, the compensation earned by our Chief Executive Officer, our Chief Financial Officer, the other three most highly compensated executive officers serving as executive officers at December 31, 2014, and one individual for whom disclosure would have been provided as one of our three most highly compensated executive officers but for the fact that he was not serving as an executive officer at December 31, 2014 (collectively, the "Named Executive Officers" or the "NEOs").

2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Raymond P. Dolan(5)	2014	$529,168	$—	$3,162,797	$2,110,300	$21,008	$5,823,273
President and Chief Executive Officer	2013	$500,001	$675,002	$—	$1,527,840	$25,863	$2,728,706
	2012	$500,001	$—	$2,140,231	$980,625	$22,978	$3,643,835
Mark T. Greenquist(6)	2014	$360,000	$50,000	$497,755	$162,170	$32,948	$1,102,873
Chief Financial Officer	2013	$60,000	$—	$680,000	$699,350	$3,397	$1,442,747
Peter Polizzi(7)	2014	$290,000	$—	$448,814	$486,510	$15,508	$1,240,832
Vice President and General Manager,
Global Services
Anthony Scarfo(8)	2014	$400,000	$—	$553,060	$810,850	$15,553	$1,779,463
Executive Vice President	2013	$336,667	$405,002	$408,000	$1,005,830	$21,199	$2,176,698
	2012	$300,897	$160,001	$210,168	$457,090	$24,355	$1,152,511
Jeffrey M. Snider(9)	2014	$303,237	$—	$480,956	$486,510	$15,553	$1,286,256
Senior Vice President,	2013	$300,000	$303,752	$340,000	$479,900	$20,858	$1,444,510
Chief Administrative Officer and
General Counsel
Todd A. Abbott(10)	2014	$319,744	$—	$—	$648,680	$734,894	$1,703,318
Former Executive Vice President,	2013	$400,000	$405,002	$—	$773,160	$21,374	$1,599,536
Strategy and Go-to-Market	2012	$378,750	$300,002	$936,228	$470,700	$20,874	$2,106,554
(1)
The amounts shown in this column for 2013 represent the bonus amounts payable under our SMCIP with respect to 2013. These bonuses were paid in shares of restricted stock of the Company on February 18, 2014, which shares vested immediately. The amounts represent the bonus amounts payable based on a 90% achievement level, increased by 50% as the result of the bonuses being paid in shares of restricted stock. The number of shares granted to each NEO was determined by dividing the total bonus amount by $16.50, the closing price of our common stock on the date of grant, rounded up for fractional shares.

The amounts shown in this column for 2012 represent the grant date fair value of the bonuses approved by the Compensation Committee on February 15, 2013 in the form of restricted stock awards having a value equal to 100% of the target bonus of each NEO that received such an award, and subject to time vesting through February 15, 2014.

(2)
The amounts shown in this column do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts reflect the grant date fair value of each stock award granted to each Named Executive Officer. The grant date fair values of stock awards were calculated in accordance with ASC 718, except as indicated below.

A portion of the amounts reported in 2014 for Messrs. Dolan ($1,092,797) and Polizzi ($267,314) and all of the amounts reported in 2014 for Messrs. Greenquist, Scarfo and Snider represent the amounts payable under our SMCIP with respect to 2014, which were determined pursuant to a fixed formula based on a single financial metric, net income, and were calculated by multiplying the percentage achievement of such performance metric by the bonus at target for each participant. In early 2014, each NEO elected to receive his 2014 bonus, if any, under our SMCIP in the form of restricted stock. Payment based on the amount approved by the Compensation Committee was made in shares of restricted stock of the Company on February 20, 2015, which shares vested immediately. The amounts in the table above represent the fair values of the bonus shares as of the date that the grant date criteria were met for accounting purposes and accordingly, the fair values of the 2014 bonus shares reported in the table above differ from the actual calculated bonus amounts against which the number of shares granted to each NEO was calculated. The grant date fair values of these awards incorporate the one-year post-vest trading restriction. The number of shares actually issued to each NEO was based on an approximately 105% achievement level, and the number of such shares was increased by 50% as the result of the bonuses being paid in shares of restricted stock, as discussed above under the section entitled "Compensation Discussion and Analysis—2014 Compensation Payouts—Cash Bonuses". The number of shares granted to each NEO was determined by dividing the total bonus amount by $15.40, the closing price of our common stock on January 2, 2014, rounded up for fractional shares.
  If the maximum level of performance conditions had been achieved under our SMCIP for 2014, the fair values of the bonus shares received by Messrs. Dolan, Greenquist, Polizzi, Scarfo and Snider would have been equal to $2,071,664, $943,592, $506,731, $1,048,461 and $911,757, respectively.
  Following Mr. Abbott's departure he was not eligible for a 2014 bonus under our SMCIP. Pursuant to the terms of Mr. Abbott's employment agreement, however, in connection with his departure, the stock award that Mr. Abbott would have received for the bonus amounts payable under our SMCIP with respect to 2014 (the grant date fair value of which would have been equal to $553,060) was converted to a cash payment of $300,000, representing his target bonus of 75% of his annual base salary. This cash payment is included in the amount reported as "All Other Compensation" for Mr. Abbott for 2014 (see Note 10 below).
  The amounts reported in 2012 for Messrs. Dolan, Abbott and Scarfo include amounts attributable to performance-based awards for which the Compensation Committee established performance conditions in 2012 but which did not have grant dates in 2012 for accounting purposes as a result of the level of discretion retained by the Compensation Committee in determining the final number of shares earned under these awards. For these awards, the amounts reported in the table above were calculated using the closing price of the Company's common stock on the date the performance conditions were communicated to the recipient, multiplied by the number of shares that would be earned at the target level of achievement, which is the performance level that the Company estimated would be achieved as of that date. $995,231, $571,228 and $210,168 of the amounts reported in 2012 for Messrs. Dolan, Abbott and Scarfo, respectively, related to these awards.

(3)
The amounts shown in this column do not reflect compensation actually received by the NEO. Instead, the amounts reflect the grant date fair value of each option award granted to each NEO. The grant date fair values of option awards were estimated in accordance with ASC 718 using the Black-Scholes valuation model. The assumptions we use in calculating these amounts are discussed in Note 16 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(4)
The Company portions of health insurance premiums included in this column are also provided to all employees of the Company, with the amounts dependent upon the levels of health and group term life insurance coverage selected by each individual. Accordingly, the Company portion of premiums paid is not considered a perquisite but is reported as income earned for each NEO.

(5)
On January 2, 2014, Mr. Dolan elected to receive restricted shares of the Company's common stock in lieu of his base salary for the period from January 1, 2014 through December 31, 2014 (the "2014 Dolan Salary Shares"). Mr. Dolan had previously not received any salary payments from the Company for this period. On January 2, 2014, the Company granted Mr. Dolan 48,701 shares of restricted common stock (having a total grant date fair value of $750,000, equal to 1.5 times Mr. Dolan's base salary for the year ending December 31, 2014). The number of shares was calculated by dividing an amount equal to 1.5 times Mr. Dolan's base salary for the period from January 1, 2014 through December 31, 2014 by $15.40, the closing price of the Company's common stock on the date of grant, rounded up for fractional shares. The 2014 Dolan Salary Shares vested on December 31, 2014. In addition, effective September 16, 2014, Mr. Dolan's base salary was increased to $600,000. For the remainder of 2014, such increase was prorated and paid in cash in an amount equal to $29,167 (the "Dolan Prorated Salary Cash Payment) pursuant to the Company's general payroll practices and was not subject to any stock-for-cash election. Accordingly, the amount reported for Mr. Dolan as "Salary" for 2014 in the table above represents the Dolan Prorated Salary Cash Payment plus the $500,000 in salary foregone by Mr. Dolan in exchange for the 2014 Dolan Salary Shares. In addition, the amount reported for Mr. Dolan as "Stock Awards" for 2014 in the table includes $250,000, which is the amount in excess of the salary foregone by Mr. Dolan in exchange for the 2014 Dolan Salary Shares.

On February 15, 2013, Mr. Dolan elected to receive restricted shares of the Company's common stock in lieu of his base salary for the period from January 1, 2013 through December 31, 2013 (the "2013 Dolan Salary Shares"). Mr. Dolan had previously not received any salary payments from the Company for this period. On February 15, 2013, the Company granted Mr. Dolan 36,764 shares of restricted common stock (having a total grant date fair value of $500,000, equal to Mr. Dolan's base salary for the year ending December 31, 2013). The number of shares was calculated by dividing Mr. Dolan's base salary for the year by $13.60, the closing price of the Company's common stock on the date of grant, rounded up for fractional shares. The 2013 Dolan Salary Shares vested in full on December 31, 2013. Accordingly, the amount reported for Mr. Dolan as "Salary" for 2013 in the table above represents the salary foregone by Mr. Dolan in exchange for the 2013 Dolan Salary Shares.

On August 7, 2012, Mr. Dolan elected to accept restricted shares of the Company's common stock in lieu of his base salary for the period from August 10, 2012 through December 31, 2012, and on August 10, 2012, the Company granted Mr. Dolan 21,679 shares of restricted stock (the "2012 Dolan Salary Shares"), which had a total grant date fair value equal to the balance of Mr. Dolan's base salary for the year ended December 31, 2012, calculated by dividing Mr. Dolan's remaining base salary for the year by $8.90, the closing price of the Company's common stock on the date of grant, rounded up for fractional shares. The 2012 Dolan Salary Shares vested in full on December 31, 2012. Accordingly, the amount reported for Mr. Dolan as "Salary" for 2012 in the table above is comprised of $307,053 of cash payments and $192,948 received in the form of restricted stock.
  Mr. Dolan's 2014 "All Other Compensation" of $21,008 is related to health insurance and comprised of $15,553 for the Company's portion of his health insurance and $5,455 for the employee portion of his health insurance, which the Company paid on his behalf, as Mr. Dolan did not receive a cash salary in 2014 with the exception of $29,167 in cash paid to him in connection with his salary increase effective in September 2014. Mr. Dolan's 2013 "All Other Compensation" of $25,863 is related to health insurance and comprised of $20,408 for the Company's portion of his health insurance and $5,455 for the employee portion of his health insurance, which the Company paid on his behalf as Mr. Dolan did not receive a cash salary in 2013. Mr. Dolan's 2012 "All Other Compensation" of $22,978 is comprised of $18,123 related to health insurance, $3,500 for our 401(k) matching contribution and $1,355 related to group term life insurance.

(6)
Mr. Greenquist's 2014 "All Other Compensation" of $32,948 is comprised of $15,553 related to health insurance and $17,395 for lodging expenses from January 1, 2014 to December 31, 2014, during which he worked out of our Westford, Massachusetts corporate office, as Mr. Greenquist's permanent residence is in New Jersey. Mr. Greenquist's 2013 "All Other Compensation" of $3,397 is comprised of $3,130 related to health insurance and $267 related to group term life insurance.

(7)
Mr. Polizzi's 2014 "All Other Compensation" of $15,508 relates to health insurance.

(8)
Mr. Scarfo's 2014 "All Other Compensation" of $15,553 relates to health insurance. Mr. Scarfo's 2013 "All Other Compensation" of $21,199 is comprised of $20,408 related to health insurance and $791 related to group term life insurance. Mr. Scarfo's 2012 "All Other Compensation" of $24,355 is comprised of $20,162 related to health insurance, $3,500 for our 401(k) matching contribution and $693 related to group term life insurance.

(9)
Mr. Snider's 2014 "All Other Compensation" of $15,553 relates to health insurance. Mr. Snider's 2013 "All Other Compensation" of $20,858 is comprised of $20,408 related to health insurance and $450 related to group term life insurance.

(10)
On July 29, 2014, Mr. Abbott stepped down as Executive Vice President, Strategy and Go-to-Market and remained employed with the Company in an advisory role until October 17, 2014. Mr. Abbott's 2014 "All Other Compensation" of $734,894 is comprised of $719,386 related to Mr. Abbott's separation compensation, as well as $15,508 related to health insurance paid during his employment. Mr. Abbott's 2013 "All Other Compensation" of $21,374 is comprised of $20,408 related to health insurance and $966 related to group term life insurance. Mr. Abbott's 2012 "All Other Compensation" of $20,874 is comprised of $19,666 related to health insurance and $908 related to group term life insurance.

Grants of Plan-Based Awards in 2014

        The following table sets forth information about incentive plan awards made to the NEOs during the year ended December 31, 2014:

2014 GRANTS OF PLAN-BASED AWARDS

						All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($)(2)
		Date of Compensation Committee Action(1)
Name	Grant Date		Threshold (#)	Target (#)	Maximum (#)
Raymond P. Dolan(3)(4)(5)	1/2/14	1/2/14				48,701			$750,002
	2/18/14	2/11/14				40,909			$675,002
	3/17/14	3/10/14					200,000	$18.10	$2,110,300
	7/9/14	2/11/14	29,221	58,442	116,884				$1,035,832
	9/16/14	9/16/14				100,000			$1,820,000
Mark T. Greenquist(5)	3/17/14	3/10/14					20,000	$18.10	$162,170
	7/9/14	2/11/14	13,150	26,299	52,598				$471,797
Peter Polizzi(5)	3/17/14	3/10/14					60,000	$18.10	$486,510
	7/9/14	2/11/14	7,062	14,124	28,247				$253,375
	12/15/14	12/8/14				10,000			$181,500
Anthony Scarfo(4)(5)	2/18/14	2/11/14				24,545			$405,002
	3/17/14	3/10/14					100,000	$18.10	$810,850
	7/9/14	2/11/14	14,611	29,221	58,442				$524,231
Jeffrey M. Snider(4)(5)	2/18/14	2/11/14				18,409			$303,752
	3/17/14	3/10/14					60,000	$18.10	$486,510
	7/9/14	2/11/14	12,785	25,569	51,137				$455,888
Todd A. Abbott(4)(5)(6)	2/18/14	2/11/14				24,545			$405,002
	3/17/14	3/10/14					80,000	$18.10	$648,680
	7/9/14	2/11/14	14,611	29,221	58,442				$524,231

(1)
Date on which the Compensation Committee took action to approve the award or the performance metrics for achievement of such award, as applicable.

(2)
Amounts reflect the grant date fair values of the restricted stock awards and stock option grants estimated in accordance with ASC 718 as of the respective grant dates.

(3)
On January 2, 2014, Mr. Dolan elected to receive restricted shares of our common stock in lieu of his base salary for the period from January 1, 2014 through December 31, 2014 (the "2014 Dolan Salary Shares"). Mr. Dolan had previously not received any salary payments from the Company for this period. On January 2, 2014, the Company granted Mr. Dolan 48,701 shares of restricted common stock (having a total grant date fair value of $750,002, equal to 1.5 times Mr. Dolan's base salary for the year ending December 31, 2014). The number of shares was calculated by dividing an amount equal to 1.5 times Mr. Dolan's base salary for the period from January 1, 2014 through December 31, 2014 by $15.40, the closing price of the Company's common stock on the date of grant, rounded up for fractional shares. The 2014 Dolan Salary Shares vested on December 31, 2014.

(4)
For 2013, bonus amounts payable under our SMCIP were paid in shares of restricted stock of the Company on February 18, 2014, which shares vested immediately. The number of shares granted to each NEO on this date represents the bonus amounts payable to the NEO based on a 90% bonus achievement level, increased by 50% as the result of the bonuses being paid in shares of restricted stock, and were determined by dividing the total bonus amount by $16.50, the closing price of our common stock on the date of grant, rounded up for fractional shares.

(5)
For 2014, bonus amounts payable under our SMCIP in shares of restricted stock of the Company were determined pursuant to a fixed formula based on a single financial metric, net income, and were calculated by multiplying the percentage achievement of such performance metric by the bonus at target for each participant. The amounts reported for each NEO in the "Grant Date Fair Value of Stock And Option Awards" column of the table above corresponding to each of the July 9, 2014 grant dates represent (i), for Messrs. Abbott, Greenquist, Polizzi and Scarfo, the fair values of the bonus shares at target on July 9, 2014, the date that the grant date criteria were met for accounting purposes, and (ii), for Messrs. Dolan and Snider, the weighted average grant date fair values of the bonus shares at target on July 9, 2014, the date that the grant date criteria were met for accounting purposes, and the grant date fair values for any incremental shares granted as a result of subsequent salary increases to these individuals. The grant date fair values of these awards incorporate the one-year post-vest trading restriction. The number of shares reported for each NEO in the "Estimated Future Payouts Under Equity Incentive Plan Awards" column of the table above corresponding to each of the July 9, 2014 grant dates was determined by dividing the total bonus amount at each of threshold, target and maximum by $15.40, the closing price of our common stock on January 2, 2014, rounded up for fractional shares.

(6)
On July 29, 2014, Mr. Abbott stepped down as Executive Vice President, Strategy and Go-to-Market and remained employed with the Company in an advisory role until October 17, 2014. Following Mr. Abbott's departure he was not eligible for a 2014 bonus under our SMCIP. Therefore, pursuant to the terms of Mr. Abbott's employment agreement, in connection with his departure, the amounts reported for Mr. Abbott corresponding to the July 9, 2014 grant date were converted to a cash payment of $300,000, representing his target bonus of 75% of his annual base salary.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth information concerning stock options and unvested stock awards held by the Named Executive Officers as of December 31, 2014:

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Raymond P. Dolan	200,000	—	—	$16.90	10/12/20	15,000	$297,750	—	—
	85,938	39,062	—	$14.60	3/16/22	11,110	$220,534	—	—
	39,375	50,625	—	$12.55	3/15/23	100,000	$1,985,000	—	—
	33,750	56,250	—	$16.50	6/17/23	—	—	58,442	$1,160,074
	—	200,000	—	$18.10	3/17/24	—	—	—	—
Mark T. Greenquist	27,083	72,917	—	$13.60	11/15/23	37,500	$744,375	—	—
	—	20,000	—	$18.10	3/17/24	—	—	26,299	$522,035
Peter Polizzi	5,313	3,437	—	$12.00	12/15/21	3,125	$62,031	—	—
	709	625	—	$14.45	3/15/22	10,000	$198,500	—	—
	4,375	5,625	—	$12.55	3/15/23	—	—	14,124	$280,361
	7,500	12,500	—	$16.50	6/17/23	—	—	—	—
	—	60,000	—	$18.10	3/17/24	—	—	—	—
Anthony Scarfo	24,375	5,625	—	$11.90	9/15/21	5,625	$111,656	—	—
	13,750	6,250	—	$14.45	3/15/22	2,500	$49,625	—	—
	31,250	18,750	—	$11.25	6/15/22	18,750	$372,188	—	—
	17,500	22,500	—	$12.55	3/15/23	—	—	29,221	$580,037
	20,625	34,375	—	$16.50	6/17/23	—	—	—	—
	10,000	30,000	—	$14.55	12/16/23	—	—	—	—
	—	100,000	—	$18.10	3/17/14	—	—	—	—
Jeffrey M. Snider	29,750	—	—	$9.70	6/15/19	15,625	$310,156	—	—
	19,792	5,208	—	$11.40	10/17/21	—	—	25,569	$507,545
	7,161	3,255	—	$14.45	3/15/22	—	—	—	—
	13,125	16,875	—	$12.55	3/15/23	—	—	—	—
	13,125	21,875	—	$16.50	6/17/23	—	—	—	—
	—	60,000	—	$18.10	3/17/24	—	—	—	—
Todd A. Abbott(3)	16,667	—	—	$14.05	10/17/17	—	—	—	—
	17,500	—	—	$14.60	10/17/17	—	—	—	—
	14,584	—	—	$12.55	10/17/17	—	—	—	—
	16,043	—	—	$16.50	10/17/17	—	—	—	—
	31,667	—	—	$18.10	10/17/17	—	—	—	—
(1)
Of Mr. Dolan's 39,062 unvested stock options, 2,604 will vest on the 16th of each month through March 16, 2016. Of Mr. Dolan's 50,625 unvested stock options, 1,875 will vest on the 15th of each month through March 15, 2017. Of Mr. Dolan's 56,250 unvested stock options, 1,875 will vest on the 17th of each month through June 17, 2017. Of Mr. Dolan's 200,000 unvested stock options, 50,000 vested on March 17, 2015 and, starting April 17, 2015, 4,167 will vest on the 17th of each month through March 17, 2018.

Of Mr. Greenquist's 72,917 unvested stock options, 2,083 will vest on the 15th of each month through November 15, 2017. Of Mr. Greenquist's 20,000 unvested stock options, 5,000 vested on March 17, 2015 and, starting April 17, 2015, 417 will vest on the 17th of each month through March 17, 2018.

Of Mr. Polizzi's 3,437 unvested stock options, 313 will vest on the last day of each month through November 30, 2015. Of Mr. Polizzi's 625 unvested stock options, 42 will vest on the 15th of each month through March 15, 2016. Of Mr. Polizzi's 5,625 unvested stock options, 2078 will vest on the 15th of each month through March 15, 2007. Of Mr. Polizzi's 12,500 unvested stock options, 417 will vest on the 17th of the month through June 17, 2017. Of Mr. Polizzi's 60,000 unvested stock options, 15,000 vested on March 17, 2015 and, starting April 17, 2015, 1,250 will vest on the 17th of each month through March 17, 2018.

Of Mr. Scarfo's 5,625 unvested stock options, 625 will vest on the 12th of each month through September 12, 2015. Of Mr. Scarfo's 6,250 unvested stock options, 417 will vest on the 15th of each month through March 15, 2016. Of Mr. Scarfo's 18,750 unvested stock options, 1,042 will vest on the 15th of each month through June 16, 2016. Of Mr. Scarfo's 22,500 unvested stock options, 833 will vest on the 15th of each month through March 15, 2017. Of Mr. Scarfo's 34,375 unvested stock options, 1,146 will vest on the 17th of each month through June 17, 2017. Of Mr. Scarfo's 30,000 unvested stock options, 833 will vest on the 16th of each month through December 16, 2017. Of Mr. Scarfo's 100,000 unvested stock options, 15,000 vested on March 17, 2015 and, starting April 17, 2015, 2,083 will vest on the 17th of each month through March 17, 2018.

  Of Mr. Snider's 5,208 unvested stock options, 521 will vest on the 17th of each month through October 17, 2015. Of Mr. Snider's 3,255 unvested stock options, 217 will vest on the 15th of each month through March 16, 2016. Of Mr. Snider's 16,875 unvested stock options, 625 will vest on the 15th of each month through March 15, 2017. Of Mr. Snider's 21,875 unvested stock options, 729 will vest on the 17th of each month through June 17, 2017. Of Mr. Snider's 60,000 unvested stock options, 15,000 vested on March 17, 2015 and, starting April 17, 2015, 1,250 will vest on the 17th of each month through March 17, 2018.

(2)
In accordance with SEC rules, the market value of unvested shares of restricted stock is determined by multiplying the number of such shares by $19.85, the closing market price of our common stock on December 31, 2014.

(3)
On July 29, 2014, Mr. Abbott stepped down as Executive Vice President, Strategy and Go-to-Market and remained employed with the Company in an advisory role until October 17, 2014.

Option Exercises and Stock Vested

        The following table summarizes for the Named Executive Officers in 2014 the number of shares acquired upon the exercise or vesting, as applicable, of stock options and restricted stock and the value realized, before payout of any applicable withholding tax. Of our Named Executive Officers, only Mr. Abbott, our former Executive Vice President, Strategy and Go-to-Market, exercised stock options during 2014.

2014 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Vesting ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Raymond P. Dolan	—	—	178,532	$3,105,600
Mark T. Greenquist	—	—	12,500	$226,250
Peter Polizzi	—	—	1,875	$33,406
Anthony Scarfo	—	—	49,802	$837,582
Jeffrey M. Snider	—	—	34,401	$565,828
Todd A. Abbott(3)	153,332	$784,333	93,282	$1,496,103

(1)
Mr. Dolan elected to pay the tax withholding obligation himself for 129,831 of his shares that vested and were released to him in 2014. With respect to the remaining 48,701 shares, which vested on December 31, 2014 and had been issued to Mr. Dolan in lieu of his base salary for the period from January 1, 2014 through December 31, 2014, Mr. Dolan elected to surrender 22,962 shares to us to satisfy the tax withholding obligation associated with the vesting of such shares.

Mr. Greenquist elected to pay the tax withholding obligation himself for the 12,500 shares that vested and were released to him in 2014.

Mr. Abbott elected to pay the tax withholding obligation himself for 14,237 of his shares that vested and released to him in 2014. Of the remaining 79,045 shares that vested and were released to Mr. Abbott in 2014, 36,389 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Polizzi's 1,875 shares that vested and were released to him in 2014, 774 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Scarfo's 49,802 shares that vested and were released to him in 2014, 19,431 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Snider's 34,401 shares that vested and were released to him in 2014, 12,480 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

(2)
In accordance with SEC rules, the aggregate dollar amount realized upon vesting of shares of restricted stock was determined by multiplying the number of shares by the closing market price of our common stock on the date of vesting.

(3)
On July 29, 2014, Mr. Abbott stepped down as Executive Vice President, Strategy and Go-to-Market and remained employed with the Company in an advisory role until October 17, 2014.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2014 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	(A)		(B)		(C)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders	6,671,129	(1)	$16.83	(2)	5,586,190	(3)
Equity Compensation Plans Not Approved by Stockholders	850,303	(4)	$13.65	(5)	—	(6)

Total	7,521,432				5,586,190

(1)
Consists of options to purchase common stock of the Company, which do not have voting or other rights of ownership, under the 2007 Plan, or the Amended and Restated 1997 Stock Incentive Plan (the "1997 Plan"). Excludes purchase rights accruing under the ESPP.

(2)
Represents the weighted average exercise price for the 5,920,126 outstanding options to purchase the Company's common stock under the 2007 Plan and 751,003 outstanding options to purchase the Company's common stock under the 1997 Plan.

(3)
Consists of shares available for future issuance under the 2007 Plan and the ESPP. As of December 31, 2014, 3,446,366 shares of common stock were available for issuance under the 2007 Plan and 2,139,824 shares of common stock were available for issuance under the ESPP. In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2014, the shares available under the 2007 Plan may also be issued in the form of restricted stock, RSUs, SARs, performance-based share awards or other equity-based awards. However, shares granted under the 2007 Plan in the form of awards other than options or SARs reduce the remaining available pool of shares at a ratio of 1:1.57 (or 1:1.61 if Proposal 2, amending the 2007 Plan, is approved by our stockholders at our 2015 annual meeting of stockholders).

(4)
In connection with the Company's August 24, 2012 acquisition of NET, the Company assumed NET's 2008 Equity Incentive Plan and renamed it the 2008 Stock Incentive Plan (the "2008 Plan"). In connection with the Company's February 19, 2014 acquisition of PT, the Company assumed PT's 2001 Stock Option Plan (the "2001 Plan"), 2003 Omnibus Incentive Plan (the "2003 Plan") and 2012 Stock Incentive Plan (the "2012 Plan"). The amount reported here is comprised of options to purchase an aggregate of 653,336 shares of common stock under the 2008 Plan and options to purchase 196,967 shares of common stock in the aggregate under the 2001 Plan, 2003 Plan and 2012 Plan. These amounts include options that were either outstanding as of the respective dates of acquisition of NET and PT and assumed by the Company or granted under either the 2008 Plan or the 2012 Plan since the respective acquisition dates. At the time of the acquisition of PT, no future awards could be granted under either the 2001 Plan or the 2003 Plan. As of December 2, 2014, no future awards may be granted under either the 2008 Plan or 2012 Plan.

(5)
Represents the weighted average exercise price for all options to purchase the Company's common stock outstanding under the 2008 Plan, 2001 Plan, 2003 Plan and 2012 Plan (see Note 4 above).

(6)
At the Company's special meeting of stockholders on December 2, 2014, our stockholders approved amendments to the 2007 Plan that, among other matters, transferred all shares available for future issuance from each of the 2008 Plan and 2012 Plan to the 2007 Plan and provided that any outstanding awards under the 2008 Plan and 2012 Plan that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by the Company at their original issuance price pursuant to a contractual repurchase right under the 2008 Plan or 2012 Plan will be returned to the 2007 Plan.

2008 Plan

The purpose of the 2008 Plan is to encourage ownership in key personnel whose long-term employment or other service relationship with us is considered essential to our continued progress and, thereby, encourage recipients to act in the stockholders' interest and share in our success. Though this remains the purpose of the 2008 Plan, as of December 2, 2014, no new awards will be granted under the 2008 Plan; however, as of December 31, 2014, awards previously granted under the 2008 Plan remained outstanding.

The Board may terminate the 2008 Plan at any time, but the 2008 Plan does not have a set termination date. Any awards outstanding upon the termination of the 2008 Plan will continue to remain outstanding and exercisable in accordance with the terms and provisions of the instruments evidencing those grants. The Board may amend or modify the 2008 Plan, or any part thereof, at any time and for any reason, subject to the requirement that stockholder approval be obtained for any amendment to the 2008 Plan to the extent necessary to comply with applicable laws and that, unless approved by the stockholders of the Company, no amendment may be made that would reduce the minimum exercise price at which options may be granted or cancel outstanding options or stock appreciation rights ("SARs") in exchange for an award with an exercise price less than the exercise price of the original award. Generally, no amendment by the Board or stockholders may alter or impair any award previously granted under the 2008 Plan without the consent of the awardee.

The 2008 Plan is administered by our Board, by a committee appointed by our Board, and/or by other delegates approved by our Board consistent with applicable law (the "Plan Administrator"). Subject to the provisions of the 2008 Plan, the Plan Administrator has exclusive authority, with the ability to delegate such authority, to determine the terms of the awards. The Plan Administrator has the authority to establish rules and regulations for proper plan administration.

Stock Options:    The exercise price of any option granted under the 2008 Plan may not be less than fair market value of the common stock on the date of grant. The Plan Administrator cannot cancel outstanding options and grant replacement options at a lower exercise price for the same or a different number of shares of common stock without stockholder approval (except in connection with a change of capitalization). The option exercise price may be paid to the Company in cash, in shares of common stock valued at fair market value on the exercise date (subject to any conditions or limitations that may be established by the Plan Administrator), broker-assisted sales acceptable to the Plan Administrator, and any other form of consideration permitted by applicable law (which may include a "net exercise" program), or any combination thereof. Options may be exercisable immediately or may become exercisable in cumulative increments over a period of months or years as determined by the Plan Administrator. The maximum period during which any option may remain outstanding may not exceed seven years. Generally, if an optionee's service to the Company terminates other than by reason of death or disability, vested options will remain exercisable for a period of three months following the optionee's termination. If an optionee dies or becomes disabled while an employee or director of, or a consultant or independent contractor to, the Company, or dies within three months following termination, the optionee's vested options will be exercisable for one year following death or disability, or if earlier, the expiration of the term of the option. The Plan Administrator may, in its discretion, either extend the exercise period for any option, but not beyond the expiration date, or accelerate the vesting of the option. Incentive stock options are not assignable or transferable other than by will or by the laws of inheritance and, during the optionee's lifetime, the option may be exercised only by the optionee. Other options are generally not assignable or transferable other than by will or by the laws of inheritance, though the Plan Administrator may in its discretion permit transfers that are not for consideration.

Stock Appreciation Rights:    SARs become exercisable, in whole or in part, at such times as the Plan Administrator shall specify in the applicable stock award agreement. Upon exercise of a SAR, in whole or in part, the participant is generally entitled to a payment in an amount equal to the excess of the fair market value on the date of exercise over the fair market value on the grant date of the shares covered by the exercised portion of the SAR. The amount due to the participant upon exercise of a SAR may be paid in cash, shares or a combination thereof.

Grants of Stock:    Depending on whether or not the shares of restricted stock are vested when issued, the awardee will have all rights of a stockholder as of the date of issuance, which will entitle the awardee to voting rights and the right to receive dividends. Unless otherwise provided by the Plan Administrator, upon termination of employment, the unvested shares of restricted stock will be surrendered to the Company for cancellation to the extent not purchased or earned (with Company having the right to repurchase unvested shares that have been purchased or earned) and the awardee will thereafter cease to have any rights in those shares so surrendered or repurchased. In its discretion, the Plan Administrator may waive, in whole or in part, the Company's cancellation of unvested restricted stock held by an employee at termination.

Adjustments Upon Changes in Capitalization:    In the event of any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock or any other change to the capital structure of the Company (effected without receipt of consideration by the Company), the Plan Administrator will make proportionate adjustments to (1) the number of shares of common stock covered by each outstanding award and (2) the price per share of common stock covered by each such outstanding award under the 2008 Plan.

Corporate Transactions:    In the event of certain "Corporate Transactions" that constitute a "Change in Control" of Sonus (each as defined in the 2008 Plan), if outstanding options or stock awards are not assumed by the successor corporation or parent thereof or replaced by an equivalent option or stock award for the stock of the successor corporation, then, subject to any limitations imposed at the time of grant, the vesting of such awards will accelerate and become fully exercisable. In addition, the Plan Administrator has discretion, either in advance of or at the time of such a "Change in Control", to provide for the automatic acceleration of awards upon the occurrence of the Change in Control. Options held by an eligible officer will be automatically accelerated if the officer is terminated in conjunction with, or within one year after, the Change in Control.

Hostile Takeovers:    Upon the occurrence of a Hostile Take-Over, each option in effect for at least six months will automatically be canceled and the optionee will be entitled to a cash payment as determined under the 2008 Plan.

2012 Plan

The purpose of the 2012 Plan is to encourage ownership in key personnel whose long-term employment or other service relationship with us is considered essential to our continued progress and, thereby, encourage participants to act in the stockholders' interest and share in our success. Though this remains the purpose of the 2012 Plan, as of December 2, 2014, no new awards will be granted under the 2012 Plan; however, as of December 31, 2014, awards previously granted under the 2012 Plan remained outstanding.

The Board may amend, alter or discontinue the 2012 Plan or any award agreement, subject to approval of our stockholders in the manner and to the extent required by applicable law. Subject to the limitations in the 2012 Plan, our Board may at any time unilaterally amend any unexercised, unearned or unpaid award, including, but not by way of limitation, awards earned but not yet paid, to the extent it deems appropriate; provided, however, that (i) any such amendment which, in the opinion of our Board, materially impairs the rights or materially increases the obligation of a participant under an outstanding award will be made only with the consent of the participant (or, upon the participant's death, the person having the right to exercise the award), except that amendments to implement administrative changes to the 2012 Plan that are deemed necessary or advisable by our Board for compliance with laws will not require participant consent, and (ii) no such amendment will cause a violation of Section 409A of the Code. The 2012 Plan was originally approved by the Board of Directors of PT on February 16, 2012, was approved by PT's stockholders and became effective on May 24, 2012.

Stock Options:    All stock options under the 2012 Plan, except under certain circumstances contemplated in the 2012 Plan, have a vesting schedule not less than one year from the date of grant. The 2012 Plan requires all options to have an exercise price of not less than 100% of the fair market value of the shares subject to the option on the date of grant, as determined by our Board and specified in the applicable option agreement. The duration of the option is set forth in the applicable option agreement. The 2012 Plan requires that no option be granted with a term in excess of 10 years. Upon exercise, the exercise price of a stock option under the 2012 Plan may, at our Boards' discretion, be paid in cash (or equivalents), or by tendering, by either actual delivery of shares or by attestation, shares of common stock, by withholding shares otherwise issuable in connection with the exercise of the option (but only for non-qualified stock options issued under the 2012 Plan), a combination of the foregoing, or such other consideration as our Board may deem appropriate.

Stock Appreciation Rights:    If a participant is expressly granted an SAR in tandem with an option: (i) the SAR will be exercisable to the extent, and only to the extent, that the related option is exercisable, and the "exercise price" of such SAR (the base from which the value of the SAR is measured at its exercise) will be the exercise price under the related option; (ii) upon exercise of a related option as to some or all of the shares covered by the award, the SAR will be canceled automatically to the extent of the number of shares covered by the option exercise; (iii) upon the exercise of a SAR as to some or all of the shares covered by the award, the related option will be canceled automatically to the extent of the number of shares covered by such exercise; and (iv) the SAR will expire upon the expiration of the related option. If the SAR was not expressly granted in tandem with an option: (a) the SAR will be exercisable in accordance with the terms and conditions and at the times and during the periods as may be determined by our Board; and (b) the SAR will expire not later than ten years from the effective date of such SAR's grant and generally has the same terms and conditions as options. Our Board may, by way of the award notice or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, of any SAR award, provided they are not inconsistent with the 2012 Plan. The 2012 Plan requires all SARs to have a grant price or exercise price of not less than 100% of the fair market value of our common stock on the date of grant, as specified in the applicable SAR agreement. In the event the SAR is paid in cash, the corresponding cash (or equivalents) thereof will be paid as of the date that the SAR is exercised.

Restricted Stock Awards:    Our Board may modify or accelerate the delivery of the restricted stock award under such circumstances as it deems would be in the best interest of Sonus; provided, however, that such action would not cause a violation of Section 409A of the Code. Except as otherwise provided in the 2012 Plan, the period to achieve full vesting for freestanding restricted stock awards granted to participants is not shorter than three years. Notwithstanding the foregoing, restricted stock awards subject to performance vesting may have a minimum vesting period of one year. In addition, awards to new directors of Sonus or substitute awards made to new hires to replace forfeited awards from a prior employer are not subject to a minimum vesting period.

Major Corporate Events:    If there is any change in the number of outstanding shares of common stock through the declaration of stock dividends, stock splits or the like, the number of shares available for awards, the shares subject to any award and the option prices or exercise prices of awards will be automatically adjusted. If there is any change in the number of outstanding shares of common stock through any change in our capital structure, or through a merger, consolidation, separation (including a spin-off or other distribution of stock or property), reorganization (whether or not such reorganization comes within the meaning of such term in Section 368(a) of the Code) or partial or complete liquidation, our Board will make appropriate adjustments and/or modifications to outstanding awards under the 2012 Plan as it, in its sole discretion, deems equitable. In the event of any other change in our capital structure or our common stock (including through payment of an extraordinary cash dividend), our Board will also make such appropriate adjustments and/or modifications to outstanding awards under the 2012 Plan as it, in its sole discretion, deems equitable.

Termination.    The consequences of a termination of a participant's status with Sonus with respect an award under the 2012 Plan depends upon the type of award granted and the circumstances of such termination. Our Board has the authority to issue rules and regulations to determine the treatment of a participant under the 2012 Plan in the event of such participant's death, disability, retirement, termination for an approved reason and other termination.

Stock Option and Restricted Stock Grant Policy

        We have six stock incentive plans—the 1997 Plan, the 2007 Plan; the 2008 Plan, the 2001 Plan, the 2003 Plan and the 2012 Plan (collectively, the "Plans"). At the Company's special meeting of stockholders on December 2, 2014, our stockholders approved amendments to the 2007 Plan that, among other matters, transferred all shares available for grant at the time from each of the 2008 Plan and 2012 Plan to the 2007 Plan and provided that any outstanding awards under each of the 2008 Plan and 2012 Plan that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by us at their original issuance price pursuant to a contractual repurchase right under either the 2008 Plan or 2012 Plan will be returned to the 2007 Plan.

        We issued stock options and restricted stock pursuant to the 1997 Plan through November 2007, when the 1997 Plan expired. No shares are available for future issuance under the 1997 Plan due to the 1997 Plan's expiration; however, outstanding options are still being administered under this plan.

        We assumed the 2008 Plan in connection with the acquisition of NET in August 2012. Pursuant to such NET acquisition, RSUs and in-the-money options issued under the 2008 Plan that were outstanding on August 24, 2012 were assumed by Sonus, together with the 2008 Plan. These outstanding awards continue to be subject to and governed by the 2008 Plan and have all the same terms and conditions, except that the awards became awards with respect to our common stock and the number of shares subject to the awards and the exercise prices (in the case of options) were adjusted to reflect the equity award exchange ratio in the acquisition. Any awards issued under the 2008 Plan after the August 24, 2012 acquisition date were required to be issued only to employees of NET who subsequently become employees of Sonus or other persons who were not performing services for us at the time of the merger, such as new employee hires after August 24, 2012. At the December 2, 2014 special meeting of stockholders, our stockholders approved the transfer of all shares available for grant at the time under the 2008 Plan to the 2007 Plan and provided that any outstanding awards under the

2008 Plan that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by us at their original issuance price pursuant to a contractual repurchase right under the 2008 Plan will be returned to the 2007 Plan. No future awards will be granted under the 2008 Plan.

        We assumed the 2001 Plan, the 2003 Plan and the 2012 Plan (collectively, the "PT Plans") in connection with the acquisition of PT in February 2014. The 2001 Plan had expired for purposes of new options by its terms in May 2011 but was assumed by us solely for the purpose of administering any outstanding options under this plan. The 2003 Plan was also assumed by us solely for the purpose of administering any outstanding awards under such plan as of the PT acquisition date. The only awards assumed from the 2001 Plan and the 2003 Plan were non-qualified stock options, which outstanding options are subject to the terms and conditions of the plan under which they were granted. No future awards will be granted under either the 2001 Plan or the 2003 Plan. Pursuant to the PT merger, options issued under the 2012 Plan that were outstanding at the closing of the merger were assumed by us, along with the 2012 Plan. These outstanding awards continue to be subject to and governed by the 2012 Plan, and have all the same terms and conditions, except that the number of shares subject to the award and the exercise price were adjusted to reflect the equity award exchange ratio in the merger. Outstanding awards under the PT Plans continue to be subject to and governed by the applicable PT Plan and have all the same terms and conditions, except that the awards became awards with respect to our common stock and the number of shares subject to the awards and the exercise prices (in the case of options) were adjusted to reflect the equity award exchange ratio in the acquisition. Any awards issued under the 2012 Plan since the February 19, 2014 acquisition date were required to be issued only to employees of PT who subsequently become employees of Sonus or other persons who were not performing services for us at the time of the merger, such as new employee hires after February 19, 2014. At the December 2, 2014 special meeting of stockholders, our stockholders approved the transfer of all shares available for grant at the time under the 2012 Plan to the 2007 Plan and provided that any outstanding awards under the 2012 Plan that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by us at their original issuance price pursuant to a contractual repurchase right under the 2008 Plan will be returned to the 2007 Plan. No future awards will be granted under the 2012 Plan.

        We have granted stock options under the Plans as a means of promoting the long-term success of our business because we believe that sharing ownership with our employees aligns their interests with our interests and the interests of our stockholders and encourages our employees to devote the best of their abilities and efforts to our company. Each stock option award specifies the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is set at the closing market price of a share of our common stock on the date the option is granted. Employees receive value from their options only if the value of our shares has increased above their value on the date of grant of the options.

  New Hire, Promotion and Adjustment Equity Grants

        The Compensation Committee has delegated authority to our Chief Executive Officer, our Chief Administrative Officer and our Vice President of Human Resources to award new hire, promotion and adjustment stock option and RSU grants within certain established guidelines for the type and seniority of the position held by the recipient; provided, however, that only the Compensation Committee may approve: (i) any equity grants to any officer or executive officer of the Company; (ii) new hire equity grants with respect to more than 20,000 shares per person; (iii) new hire, promotion and adjustment stock option and RSU grants outside of established guidelines for the type and seniority of the position held by the recipient; (iv) any equity grants to consultants; and (v) all other types of equity grants other than stock option and RSU grants.

        The Compensation Committee reviews all grants issued under the delegation of authority and, if appropriate, approves the grants of equity at a Compensation Committee meeting or by written consent. The actions taken at the meetings are documented in meeting minutes subsequently approved by the Compensation Committee. The list of proposed individual grants is provided in advance of the Compensation Committee meeting and is included in the meeting minutes.

  Annual Equity Incentive Grants

        The Compensation Committee annually considers an equity incentive grant for certain of our key employees, including executives, in connection with its annual review of employee and executive compensation. Typically, employee eligibility is based upon hire date with a required minimum of one year of service. Among the eligible employees, awards are allocated to employees based upon management's evaluation of employee performance and other business criteria, with a weighting towards the Company's strongest performers.

        The proposed plan for each year includes overall parameters of the plan and a pool of shares to be allocated under the plan. The Compensation Committee discusses the plan with management and then requests that management provide the Compensation Committee with a specific list of individual grants for employees consistent with the Compensation Committee's guidance. The Compensation Committee determines specific grants for executives. Management then prepares a list of individual grants for employees and executives and submits to the Compensation Committee the list of individual grants for employees and executives. The Compensation Committee reviews and, if appropriate, approves the list of individual grants at a Compensation Committee meeting or by written consent. The actions taken at the meetings are documented in meeting minutes subsequently approved by the Compensation Committee.

        The annual equity incentive grant date is generally March 15 of each year, or the next business day following March 15 if March 15 falls on a weekend or a holiday. Our annual equity incentive grant date for fiscal 2014 was March 17, 2014, on which date we granted a total of 2.0 million options to purchase our common stock, including 0.5 million options granted to our NEOs. The Compensation Committee retains the right to change the annual equity incentive grant date based on business events that might warrant using another date.

  Promotion and Achievement Grants

        From time to time, our management recommends to the Compensation Committee promotion or achievement grants to our employees, including our executives. If the proposed grants are outside the standing delegated authority granted by the Compensation Committee, the Compensation Committee must approve them at a Compensation Committee meeting or, if necessary, by written consent. The actions taken at the meetings are documented in meeting minutes, including all stock option grants approved. Promotion and achievement grants typically have a grant date of the 15th day of the month following the Compensation Committee's approval of the grant, or the next business day if such 15th day of the month is a weekend or a holiday.

  Performance Stock Grants—Generally

        Under the 2007 Plan, the Compensation Committee has the authority to approve grants of performance-vested restricted shares ("performance shares") to our employees and executives. The Compensation Committee, in its sole discretion, may establish the metrics and the vesting schedule underlying such shares. To date, the Compensation Committee has only granted performance shares to certain executive officers.

        Any performance shares that do not vest are forfeited and the shares of common stock underlying the forfeited performance shares will again become available for the grant of awards pursuant to the terms of the respective Plans unless the Compensation Committee, in its sole discretion, elects to subject any unearned performance shares to further performance- and time-vesting conditions, as happened in February 2013 relative to the performance-based stock awards that were awarded between September 2011 and March 2012. The Compensation Committee did not grant any performance shares in 2014.

        In March 2015, the Compensation Committee granted performance-vested RSUs under the 2007 Plan to our Chief Executive Officer and his direct reports. The units will vest, if at all, over three years, based on the Company's TSR relative to the TSR of each of the companies included in the NASDAQ Telecommunications Index at the time of grant for each of the fiscal years 2015, 2016 and 2017.

  General Vesting of Stock Options and Restricted Stock

        Under our Plans, provided that an employee continues his or her employment with us, on the applicable vesting date, (i) options will generally vest and become exercisable as follows: 25% of the shares vest on the first anniversary of the grant date or the employee's commencement date (as defined in the applicable notice of grant of stock options and option agreement) and the remaining 75% of the shares vest in equal increments of 2.0833% monthly thereafter through the fourth anniversary of such date; and (ii) restricted stock grants generally vest as follows: 25% of the shares vest on the first anniversary of the grant date or the employee's commencement date and the remaining 75% vest either in equal increments of 12.5% semi-annually through the fourth anniversary of such date or equal increments of 25% annually through the fourth anniversary of such date.

        If Proposal 2, amending the 2007 Plan, is approved by our stockholders at our 2015 annual meeting of stockholders, there will be a one-year minimum vesting requirement for new awards granted under our 2007 Plan; provided, however, that this minimum vesting requirement shall not apply to an aggregate of up to 5% of the maximum number of shares of our common stock authorized for issuance under the 2007 Plan.

  Termination

        Under the 1997 Plan and the 2007 Plan, options typically expire on the tenth anniversary of the grant date (or the fifth anniversary of the grant date, if the optionee owns more than 10% of our common stock), provided that if an employee's employment relationship with us terminates, the option termination date is typically determined based upon the reason for employment termination as follows: (i) death or total and permanent disability of optionee (as defined in Section 22(e)(3) of the Code)—180 days thereafter; or (ii) termination for any other reason—30 days thereafter under the 1997 Plan or 90 days thereafter under the 2007 Plan, unless otherwise extended.

        Under the 2008 Plan, options typically expire on the seventh anniversary of the grant date (or the fifth anniversary of the grant date, if the optionee owns more than 10% of our common stock); provided that if an employee's employment relationship with us terminates, the option termination date is typically based upon the reason for employment termination as follows: (a) death or disability—12 months following the termination of employment (or such other period as specified in the applicable option agreement); or (b) termination for any other reason—30 days following the termination of employment.

        Under the 2012 Plan, options typically expire on the tenth anniversary of the grant date; provided, that if an employee's employment relationship with us terminates, the option termination date is typically based upon the reason for employment termination as follows: (a) death or disability—12 months following the termination of employment; (b) "retirement" (through a voluntary termination of employment at or after age 60) or for an approved reason—12 months following the termination of employment; (c) termination for any other reason—30 days thereafter; or (d) termination for cause—the right to exercise the option terminates immediately and is forfeited without consideration.

        Under the 2003 Plan, options typically expire on the tenth anniversary of the grant date; provided, that if an employee's employment relationship with us terminates, the option termination date is typically based upon the reason for employment termination as follows: (a) death or disability—12 months following the termination of employment; (b) "retirement" (through a voluntary termination of employment at or after age 60) or for an approved reason—12 months following the termination of employment; or (c) termination for any other reason—30 days thereafter.

        Under the 2001 Plan, options typically expire on the tenth anniversary of the grant date; provided, that if an employee's employment relationship with us terminates, the option termination date is typically based upon the reason for employment termination as follows: (a) death or disability—12 months following the termination of employment; or (b) termination for any other reason—30 days thereafter.

        Shares of restricted stock granted under the Plans generally vest through the fourth anniversary of the grant date or the employee's commencement date, as applicable. If an employee's employment relationship with us terminates for any reason prior to the fourth anniversary of such date, then effective upon the cessation of his or her employment, the employee will automatically forfeit, without any action required on the part of the employee, all the unvested shares that the employee received under the award without the payment of any consideration by the Company. The forfeited shares of restricted stock revert back to the Company.

        We have entered into agreements with certain executives providing for extended terms for stock option grants under the Plans following the executive's termination, as described under the section entitled "Executive, Severance and Change of Control Benefits" below.

  Acceleration

        Except as otherwise noted in an employment agreement, in the event of an acquisition of the Company as defined in the 2001 and 2007 Plans, or an Acquisition, or a Change in Control as defined in the 2008 Plan, our stock plan documents provide a pre-determined vesting schedule for such awards.

        Except as otherwise noted in an employment agreement or as otherwise provided under either the 2008 Plan with respect to awards granted under the 2008 Plan prior to our acquisition of NET or the 2012 Plan with respect to awards granted under the 2012 Plan prior to our acquisition of PT, effective immediately prior to the occurrence of an Acquisition or Change in Control, (i) the lesser of the number of then unvested shares subject to a stock option award or 25% of the total number of shares subject to that stock option award will become vested, with the balance of the unvested shares subject to the award continuing to vest pursuant to the vesting schedule set forth in the award, except that the vesting schedule will be shortened by 12 months; and (ii) an additional 25% of the number of shares covered by the restricted stock award will become vested and the remaining unvested shares subject to the restricted stock award continuing to vest pursuant to the vesting schedule set forth in the award, except that the vesting schedule will be shortened by 12 months.

        We have entered into agreements with certain executives providing for acceleration of the vesting of stock options, restricted stock and, in certain cases, performance shares, upon a change of control as described under the section entitled "Executive, Severance and Change of Control Benefits" below.

Executive, Severance and Change of Control Benefits

        To attract and retain key executive officers, the Company has entered into executive agreements that include severance and change of control benefits. In the event, or threat, of a change of control transaction, these agreements reduce uncertainty and provide compensation for the significant levels of executive engagement and support required during an ownership transition that results in the termination of their employment. The severance agreements described in the "Compensation Discussion and

Analysis" section of this Proxy Statement generally provide that, upon termination of the executive officer's employment without cause, the executive officer is entitled to severance payments and continued health plan premium payments. The severance agreements for each of our Named Executive Officers, with the exception of Mr. Greenquist who had not yet joined us, were amended on February 15, 2013 to make the change of control provisions more uniform among the Company's executive team. Mr. Greenquist entered into an employment agreement with the Company, dated October 24, 2013, which contained similar severance provisions. The receipt of the severance benefits discussed below is contingent upon the execution of a release of all claims of any kind or nature in favor of the Company. The severance agreements, as amended, contain the following provisions:

	Mr. Dolan	Mr. Greenquist	Mr. Scarfo	Mr. Snider	Mr. Polizzi
Basic Severance Benefit
Severance Payment (Multiple of Base Salary and Target Bonus)	1.5x	1.0x
Accelerated Vesting of Equity	24 months for restricted stock and options(1)	12 months for restricted stock and options(2)		100% for restricted stock (and for performance shares to the extent specifically provided for in an individual grant agreement) and 12 months for options	12 months for restricted stock and options (and for performance shares to the extent specifically provided for in an individual grant agreement)
Health Benefit Continuation	18 months	12 months
Change of Control(3) Benefit
Accelerated Vesting of Equity	50% of unvested options and 50% of unvested restricted stock(4)			100% of unvested options and unvested restricted stock (and for performance shares to the extent specifically provided for in an individual grant agreement)	50% of unvested options and 50% of unvested restricted stock (and for performance shares to the extent specifically provided for in an individual grant agreement)
Severance Following Change of Control(3) Benefit
Severance Payment (Multiple of Base Salary and Target Bonus)	2.0x	1.5x			1.0x
Accelerated Vesting of Equity	100% for options and restricted stock(5)
Health Benefit Continuation	18 months				12 months
Other Agreement Provisions
Non-Compete(6)	1 year
Non-Solicitation(7)	1 year
Non-Disclosure(8)	Indefinitely
(1)
With respect to performance-based awards held by Mr. Dolan, in the event of his termination all remaining performance criteria for such awards would be deemed achieved at the target performance level, and, of the resulting performance shares that could then time vest, vesting would be accelerated by 24 months.

(2)
If a termination occurs during a performance period for a performance-based award held by Mr. Scarfo, the performance criteria for such award would be deemed achieved at the target performance level, and of the resulting performance shares that could then vest, 25% would vest immediately and the remainder would have 12 months' accelerated vesting. With respect to performance-based awards held by Mr. Greenquist, there will be accelerated vesting to the extent provided for in an individual grant agreement.

(3)
"Change in Control" or "Acquisition," as used in the employment agreements signed by the Named Executive Officers, means, in summary: (i) an acquisition of 50% or more of either the then-outstanding shares of common stock or the combined voting power of the then-outstanding voting securities excluding certain specified acquisitions; (ii) a change in the composition of the Board such that the individuals who constitute the Board at that point in time cease to constitute a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another Company excluding certain specified transactions; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(4)
If a "Change in Control" or "Acquisition," as used in the employment agreements signed by the Named Executive Officers, occurs, (i) with respect to performance-based awards held by Mr. Dolan, all performance criteria for such awards would be deemed achieved at the target performance level, and 50% of all unvested performance shares will vest immediately and the rest of the unvested performance shares will continue to time vest according to their terms, and (ii) (x) during a performance period for a performance-based award held by Mr. Scarfo, the performance criteria for such award would be deemed achieved at the target performance level, and 50% of all unvested performance shares will vest immediately and the rest of the unvested performance shares will vest in equal increments on the first, second, and third anniversaries of the date of the Change in Control or Acquisition and (y) after a performance period for a performance-based award held by Mr. Scarfo, the performance criteria for such award would be deemed achieved at the target performance level, and 50% of all unvested performance shares will vest immediately and the rest of the unvested performance shares will continue to time vest according to their terms. With respect to performance-based awards held by Mr. Greenquist, there will be accelerated vesting to the extent provided for in an individual grant agreement.

(5)
With respect to performance-based awards held by Mr. Dolan or Mr. Scarfo, if termination occurs, all performance criteria for such awards would be deemed achieved at the target performance level and all of the resulting performance shares would vest immediately. With respect to performance-based awards held by Mr. Greenquist, Mr. Polizzi and Mr. Snider, if termination occurs, there will be accelerated vesting to the extent provided for in an individual grant agreement.

(6)
To the extent not provided in a Noncompetition and Confidentiality Agreement previously entered into by the applicable Named Executive Officer with us, each of the employment agreements signed by the Named Executive Officers contains a provision that restricts the executive from performing any acts that advance the interests of any existing or prospective competitors of the Company during the period specified in the agreement.

(7)
To the extent not provided in a Noncompetition and Confidentiality Agreement previously entered into by the applicable Named Executive Officer with us, each of the employment agreements signed by the Named Executive Officers contains a provision that restricts the executive from soliciting employees to terminate their relationship with the Company.

(8)
To the extent not provided in a Noncompetition and Confidentiality Agreement previously entered into by the applicable Named Executive Officer with us, each of the employment agreements signed by the Named Executive Officers contains a provision that restricts the executive from disclosing confidential information as defined in the agreement.

        On July 29, 2014, Mr. Abbott stepped down as Executive Vice President, Strategy and Go-to-Market and ceased to be an executive officer. However, he remained employed with the Company in an advisory role until October 17, 2014. In accordance with the terms of his employment agreement, as amended, on October 17, 2014, Mr. Abbott received one year of salary continuation of his base salary of $400,000; a lump sum bonus payment of $300,000, representing his target bonus of 75% of his annual base salary; continued medical and dental benefits for one year; and accelerated vesting of his unvested options and restricted stock awards such that any options and restricted stock that would have vested within twelve months from October 17, 2014 (Mr. Abbott's separation date from the Company) vested immediately on October 17, 2014. This resulted in the accelerated vesting of 87,500 options and 30,416 shares of restricted stock. All of the options for which the vesting was accelerated as of October 17, 2014 became immediately exercisable.

 POTENTIAL PAYMENTS UPON TERMINATION OR UPON CHANGE IN CONTROL

        The table below shows potential payments to the Named Executive Officers with severance or change in control arrangements upon termination or upon a change in control of our Company, with the exception of Mr. Abbott, who stepped down as Executive Vice President, Strategy and Go-to-Market effective July 29, 2014. The amounts shown assume that termination and/or change in control was effective as of December 31, 2014, the last day of our fiscal year, and are estimates of the amounts that would have been paid to or realized by the Named Executives Officers upon such a termination or change in control on such date. The actual amounts to be paid or realized can only be determined at the time of a Named Executive Officer's termination or following a change in control.

	Termination without Cause or for Good Reason(1)	Change in Control(2)	Termination without Cause or for Good Reason following Change in Control
Raymond P. Dolan
Cash Severance(3)	$1,800,000	$—	$2,400,000
Stock Options(4)	924,951	548,663	1,097,326
Stock Awards(5)	1,510,784	1,251,642	2,503,284
Health Benefits	24,395	—	24,395

	$4,260,130	$1,800,305	$6,025,005

Mark T. Greenquist
Cash Severance(3)	$630,000	$—	$945,000
Stock Options(4)	171,563	245,366	490,731
Stock Awards(6)	248,125	372,188	744,375
Health Benefits	13,940	—	20,910

	$1,063,628	$617,554	$2,201,016

Peter Polizzi
Cash Severance(3)	$435,000	$—	$435,000
Stock Options(4)	110,618	109,146	218,293
Stock Awards(7)	74,438	130,266	260,531
Health Benefits	16,219	—	24,329

	$636,275	$239,412	$938,153

Anthony Scarfo
Cash Severance(3)	$700,000	$—	$1,050,000
Stock Options(4)	427,844	426,563	853,125
Stock Awards(8)	161,281	558,648	1,117,297
Health Benefits	11,619	—	17,429

	$1,300,744	$985,211	$3,037,851

Jeffrey M. Snider
Cash Severance(3)	$612,500	$—	$918,750
Stock Options(4)	188,069	363,053	363,053
Stock Awards(9)	124,063	310,156	310,156
Health Benefits	16,263	—	24,395

	$940,895	$673,209	$1,616,354

(1)
Assumes employment termination without a change in control. "Change in Control" or "Acquisition," as used in each of the employment agreements or executive severance and arbitration agreement, as applicable, signed by the Named Executive Officers, means, in summary: (i) an acquisition of 50% or more of either the then-outstanding shares of common stock or the combined voting power of the then-outstanding voting securities excluding certain specified acquisitions; (ii) a change in the composition of the Board such that the individuals who constitute the Board at that point in time cease to constitute a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another Company excluding certain specified transactions; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(2)
If the Company is acquired, (i) 50% of all unvested stock options and 50% of unvested shares of restricted stock will vest immediately and the rest of the unvested stock options and shares of restricted stock will vest according to their terms, except that in the case of Mr. Snider all of his outstanding stock options and restricted stock would vest in full, (ii) with respect to performance-based awards held by Mr. Dolan, all performance criteria for such awards would be deemed achieved at the target performance level, and 50% of all unvested performance shares will vest immediately and the rest of the unvested performance shares will continue to time vest according to their terms and (iii) (x) during a performance period for a performance-based award held by Mr. Scarfo, the performance criteria for such award would be deemed achieved at the target performance level, and 50% of all unvested performance shares will vest immediately and the rest of the unvested performance shares will vest in equal increments on the first, second, and third anniversaries of the date of the Change in Control or Acquisition and (y) after a performance period for a performance-based award held by Mr. Scarfo, the performance criteria for such award would be deemed achieved at the target performance level, and 50% of all unvested performance shares will vest immediately and the rest of the unvested performance shares will continue to time vest according to their terms. With respect to performance-based awards held by Mr. Greenquist, Mr. Snider or Mr. Polizzi, if the Company is acquired, there will be accelerated vesting to the extent provided for in an individual grant agreement.

(3)
Pursuant to Mr. Dolan's agreement, as amended, Mr. Dolan would be entitled to lump sum cash severance payments equal to 1.5 times his then-current base salary payable at the time of termination (or 2.0 times his then-current base salary if his termination follows an acquisition) and 1.5 times his then-target bonus payable at the time of termination (or 2.0 times his then-target bonus if a termination follows an acquisition).

Pursuant to the terms of their respective agreements, as amended, Messrs. Greenquist, Polizzi, Scarfo and Snider would be entitled to cash severance payments equal to their then-current base salary, less applicable state and federal withholdings, paid by the Company either in a lump sum or in accordance with the Company's usual payroll practices for a period of twelve months following the termination date (or, with the exception of Mr. Polizzi, if a termination follows an acquisition, in a lump sum or for a period of 18 months following the date of termination). The Company would pay Messrs. Greenquist, Polizzi, Scarfo and Snider their then-current annual target bonus at 100% of target, less applicable state and federal withholdings, in a lump sum (or, with the exception of Mr. Polizzi, their respective then-current annual target bonus at 150% of target if a termination follows an acquisition).

Each of Messrs. Dolan, Greenquist, Polizzi, Scarfo and Snider must sign a release of all claims of any kind or nature in favor of the Company before receipt of any such severance payments.

(4)
These amounts represent the gains that would be realized on the stock options held by each of our Named Executive Officers that were in the money on December 31, 2014 related to the accelerated vesting of their stock options.

(5)
Under Mr. Dolan's agreement, as amended, in the event of his termination without Cause or for Good Reason, the vesting of his restricted stock would be accelerated by 24 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock would be fully accelerated. With respect to performance-based awards held by Mr. Dolan, in the event of his termination all remaining performance criteria for such award would be deemed achieved at the target performance level, and, of the resulting performance shares that could then time vest, vesting would be accelerated by 24 months, except that if such termination occurs in connection with a change of control the vesting of his performance shares would be fully accelerated.

(6)
Under Mr. Greenquist's agreement, as amended, in the event of his termination without Cause or for Good Reason, the vesting of his restricted stock (and performance shares to the extent specifically provided for in an individual grant agreement) would be accelerated by 12 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock (and performance shares to the extent specifically provided for in an individual grant agreement) would be fully accelerated.

(7)
Under Mr. Polizzi's agreement, as amended, in the event of his termination without Cause or for Good Reason, the vesting of his restricted stock (and performance shares to the extent specifically provided for in an individual grant agreement) would be accelerated by 12 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock (and performance shares to the extent specifically provided for in an individual grant agreement) would be fully accelerated.

(8)
Under Mr. Scarfo's agreement, as amended, in the event of his termination without Cause or for Good Reason, the vesting of his restricted stock would be accelerated by 12 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock would be fully accelerated. If Mr. Scarfo is terminated without Cause during a performance period, the performance criteria for performance-based awards held by Mr. Scarfo would be deemed achieved at the target performance level, and of the resulting performance shares that could then vest, 25% would vest immediately and the remainder would have 12 months' accelerated vesting, except that if such termination occurs in connection with a change of control the vesting of his performance shares would be fully accelerated.

(9)
Under Mr. Snider's agreement, as amended, in the event of his termination without Cause or for Good Reason, whether or not related to a change of control, 100% of the restricted shares (and performance shares to the extent specifically provided for in an individual grant agreement) to which he is entitled would vest immediately.

        On July 29, 2014, Mr. Abbott stepped down as Executive Vice President, Strategy and Go-to-Market and ceased to be an executive officer. However, he remained employed with the Company in an advisory role until October 17, 2014. Pursuant to the terms of his employment agreement, as amended, Mr. Abbott received one year of salary continuation of his base salary of $400,000; a lump sum bonus payment of $300,000, representing his target bonus of 75% of his annual base salary; continued medical and dental benefits for one year; and accelerated vesting of his unvested options and restricted stock awards such that any options and restricted stock that would have vested within twelve months from October 17, 2014 (Mr. Abbott's separation date from the Company) vested immediately on October 17, 2014. This resulted in the accelerated vesting of 87,500 options with an aggregate grant date fair value of $677,970 and 30,416 shares of restricted stock, including performance-based shares for which the performance conditions had been previously satisfied and which were subject to time-vesting only, with an aggregate grant date fair value of $419,908. All of the options for which the vesting was accelerated as of October 17, 2014 became immediately exercisable.

STOCKHOLDER PROPOSALS FOR INCLUSION IN 2016 PROXY STATEMENT

        To be considered for inclusion in the proxy statement relating to our annual meeting of stockholders to be held in 2016, stockholder proposals must be received at our principal executive offices no later than December 31, 2015, which is not less than 120 calendar days before the date of our proxy statement released to our stockholders in connection with the prior year's annual meeting of stockholders, and must otherwise comply with the rules promulgated by the SEC. If the date of next year's annual meeting is changed by more than 30 days from the anniversary date of this year's annual meeting on June 11, 2015, then the deadline is a reasonable time before we begin to print and mail proxy materials.

 STOCKHOLDER PROPOSALS FOR PRESENTATION AT 2016 ANNUAL MEETING

        According to our by-laws, we must receive other proposals of stockholders (including director nominations) intended to be presented at the 2016 annual meeting of stockholders but not included in the proxy statement by the close of business on March 13, 2016, but not before February 12, 2016, which is not later than the ninetieth (90th) day nor earlier than the one hundred twentieth (120th) day prior to the first anniversary of the date of the 2015 annual meeting of stockholders. Such proposals must be delivered to the Secretary of the Company at our principal executive office. However, in the event the 2016 annual meeting of stockholders is scheduled to be held on a date before May 12, 2016, or after August 20, 2016, which are dates 30 days before or 70 days after the first anniversary of our 2015 annual meeting of stockholders, then your notice must be received by us at our principal executive office not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day before the scheduled date of such annual meeting or the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals that are not made in accordance with the above standards may not be presented at the 2016 annual meeting of stockholders.

STOCKHOLDERS SHARING THE SAME ADDRESS

        We have adopted a procedure called "householding." Under this procedure, we are delivering only one copy of the annual report and Proxy Statement to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards.

        We will deliver promptly upon written or oral request a separate copy of the annual report and the Proxy Statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or Proxy Statement, please submit your request to Broadridge Financial Solutions by calling 1-800-579-1639 or by following the instructions on your notice of Internet availability of proxy materials to request delivery of paper copies through the Internet or by e-mail, or in writing addressed to Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886 Attn: Investor Relations.

        If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or Proxy Statement in the future, please contact Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-800-542-1061. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

        Any stockholders of record who share the same address and currently receive multiple copies of our annual report and Proxy Statement who wish to receive only one copy of these materials per household in the future please contact Broadridge Householding Department at the contact information listed above to participate in the householding program.

        A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

FORM 10-K

        Our Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 25, 2015, is being delivered to stockholders in connection with this proxy solicitation. With the payment of an appropriate processing fee, we will provide copies of the exhibits to our Annual Report on Form 10-K. Please address all such requests to the Investor Relations department at our principal executive offices at 4 Technology Park Drive, Westford, MA 01886.

 OTHER MATTERS

        Our Board knows of no other matters to be submitted at the meeting and the deadline under our by-laws for submission of matters by stockholders has passed. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board may recommend.

        We will pay the costs of soliciting proxies from stockholders. We have engaged Georgeson, Inc. as our proxy solicitor to help us solicit proxies from brokers, bank nominees and other institutions for a fee of $10,000, plus reasonable out-of-pocket expenses. In addition to soliciting proxies by mail, by telephone and via the Internet, our directors, executive officers and other employees may solicit proxies, either personally or by other electronic means, on our behalf, without additional compensation, other than the time expended and communications charges in making such solicitations. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

By Order of the Board of Directors,

Westford, Massachusetts	Mark T. Greenquist
April 29, 2015	Chief Financial Officer

APPENDIX A

SONUS NETWORKS, INC.

Discussion of Non-GAAP Financial Measures

        Sonus management uses a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, making operating decisions, planning and forecasting future periods, and determining payments under compensation programs. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our Board of Directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. We consider the use of non-GAAP financial measures helpful in assessing the core performance of our continuing operations and liquidity, and when planning and forecasting future periods. By continuing operations we mean the ongoing results of the business excluding certain costs, including, but not limited to: cost of product revenue related to the fair value write-up of acquired inventory, stock-based compensation, amortization of intangible assets, impairment of intangible assets, acquisition-related costs, divestiture costs, restructuring and other income arising from the settlement of litigation related to prepaid royalties for software licenses. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, GAAP measures. In addition, our presentations of these measures may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP.

        Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to Sonus' financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

        As part of the assessment of the assets acquired and liabilities assumed in connection with the PT acquisition, we were required to increase the aggregate fair value of acquired inventory by $1.8 million. The acquired inventory is being recorded as cost of product revenue through June 27, 2014. We believe that excluding the incremental cost of product revenue resulting from the fair value write-up of this acquired inventory facilitates the comparison of our operating results to our historical results and to other companies in our industry.

        Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to us is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time. We believe that excluding non-cash stock-based compensation expense from our operating results facilitates the ability of readers of our financial statements to compare our financial results to our historical operating results and to other companies in our industry.

        We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amortization amounts are inconsistent in frequency and amount and are significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that intangible assets contribute to revenue generation. We believe that excluding the non-cash amortization of intangible assets facilitates the comparison of our financial results to our historical operating results and to other companies in our industry as if the acquired intangible assets had been developed internally rather than acquired.

        In the second quarter of 2013 we recorded $0.6 million of expense for the write-off of an intellectual property intangible asset which we determined was impaired as of June 28, 2013. We believe that excluding the impairment of intangible assets facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

        On June 20, 2014, we sold the Multi-Protocol Server business that we had acquired in connection with the acquisition of PT. We incurred $0.4 million of transaction costs related to this divestiture. We do not consider these divestiture costs to be related to our continuing operations. We believe that excluding divestiture costs facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

        We consider certain transition, integration and other acquisition-related costs to be unpredictable and dependent on a significant number of factors that may be outside of our control. We do not consider these acquisition-related costs to be related to the continuing operations of the acquired business or the Company. In addition, the size, complexity and/or volume of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. We believe that excluding acquisition-related costs facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

        We have recorded restructuring expense to streamline operations and reduce operating costs by closing and consolidating certain facilities and reducing our worldwide workforce. We believe that excluding restructuring expense facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

        In the first quarter of 2014, we recorded $2.25 million of other income related to the settlement of a litigation matter in which we recovered a portion of our losses related to the impairment of certain prepaid royalties for software licenses which we had written off in fiscal 2012. We believe that excluding the other income arising from this settlement facilitates the comparison of our results to our historical results and other companies in our industry.

        We believe that providing non-GAAP information to investors, in addition to the GAAP presentation, will allow investors to view the financial results in the way management views the operating results. We further believe that providing this information helps investors to better understand our financial performance and evaluate the efficacy of the methodology and information used by our management to evaluate and measure such performance.

 SONUS NETWORKS, INC.
(in thousands, except percentages and per share amounts)
(unaudited)

	Year ended
	December 31, 2014	December 31, 2013
GAAP gross margin	65.3%	62.3%
Stock-based compensation expense	0.6%	0.4%
Amortization of intangible assets	0.9%	0.9%
Fair value write-up of acquired inventory	0.6%	0.0%

NON-GAAP gross margin	67.4%	63.6%

GAAP net loss	$(16,855)	$(22,119)
Fair value write-up of acquired inventory	1,782	—
Stock-based compensation expense	23,914	17,873
Amortization of intangible assets	—	4,546
Impairment of intangible assets	4,597	600
Divestiture costs	435	—
Acquisition-related expense	1,558	93
Restructuring	5,625	5,411
Litigation settlement—prepaid licenses	(2,250)	—

Non-GAAP net income	$18,806	$6,404

Diluted earnings per share or (loss) per share
GAAP	$(0.34)	$(0.40)
Non-GAAP	$0.37	$0.11
Shares used to compute diluted earnings per share or (loss) per share
GAAP shares used to compute loss per share	50,245	55,686
Non-GAAP shares used to compute diluted earnings per share	50,996	56,145

APPENDIX B

SONUS NETWORKS, INC.
2007 STOCK INCENTIVE PLAN, AS AMENDED

1.
Purpose.

        The purpose of this 2007 Stock Incentive Plan (the "Plan") of Sonus Networks, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code") and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the "Board").

2.
Eligibility.

        All of the Company's employees, officers, directors, consultants and advisors are eligible to receive options, stock appreciation rights ("SARs"), restricted stock, restricted stock units and other stock unit awards (each, an "Award") under the Plan. Each person who receives an Award under the Plan is deemed a "Participant".

3.
Administration and Delegation.

        (a)    Administration by Board of Directors.    The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

        (b)    Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or officers.

        (c)    Delegation to Officers.    To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any "executive officer" of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or to any "officer" of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.
Stock Available for Awards.

        (a)    Number of Shares.    Subject to adjustment under Section 9, the aggregate number of shares of common stock, $0.001 par value per share, of the Company (the "Common Stock") reserved for Awards under the Plan is equal to ~~the sum of (i) 13,180,540 and (ii) such additional number of shares of Common Stock as is equal to the sum of the number of shares of Common Stock~~ 15,676,713, which amount includes the 1,096,173 shares of Common Stock (i) previously reserved for issuance under the Company's 2008 Stock Incentive Plan and the Company's 2012 Amended Performance Technologies, Incorporated Omnibus Incentive Plan (the "Acquired Plans") that remained available for grant under the Acquired Plans as of December 2, 2014 and ~~the number of shares of Common Stock~~ (ii) subject to awards granted under the Acquired Plans, which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options to any limitations of the Code). No more than 14,320,000 shares of Common Stock may be issued as Incentive Stock Options under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

        (b)    Share Count.    Shares issued pursuant to Awards of Restricted Stock or Restricted Stock Units or Other Stock Unit Awards will count against the shares of Common Stock available for issuance under the Plan as 1.61 ~~1.57~~ shares for every one (1) share issued in connection with the Award. Shares issued pursuant to the exercise of Options will count against the shares available for issuance under the Plan as one (1) share for every one (1) share to which such exercise relates. The total number of shares subject to SARs that are settled in shares shall be counted in full against the number of shares available for issuance under the Plan, regardless of the number of shares actually issued upon settlement of the SARs. If Awards are settled in cash, the shares that would have been delivered had there been no cash settlement shall not be counted against the shares available for issuance under the Plan. If any Award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), then the shares of Common Stock covered by such Award shall again become available for the grant of Awards under the Plan; provided that any one (1) share issued as Restricted Stock or subject to a Restricted Stock Unit Award or Other Stock Unit Award that is forfeited or terminated shall be credited as 1.61 ~~1.57~~ shares when determining the number of shares that shall again become available for Awards under the Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Plan, as well as any shares exchanged by a Participant or withheld by the Company to satisfy the tax withholding obligations related to any Award, shall not be available for subsequent Awards under the Plan. In the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. Shares of common stock issued pursuant to full value awards count against the shares of common stock available for issuance hereunder as 1.61 ~~1.57~~ shares for every one share issued in connection with such award; however, the shares subject to awards that were outstanding (i) as of June 11, 2015 (but not as of December 2, 2014) and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant hereunder would return hereunder at a ratio of 1.57 for every share awarded, and (ii) as of December 2, 2014 and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant hereunder would return hereunder at a ratio of 1.5 for every share awarded.

        (c)    Sub-limits.    Subject to adjustment under Section 9, the following sub-limits on the number of shares subject to Awards shall apply:

          (1)    Section 162(m) Per-Participant Limit.    The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 800,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with a SAR (as each is hereafter defined) shall be treated as a single Award. The per-Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder ("Section 162(m)").

          (2)    Limit on Awards to Directors.    The maximum number of shares with respect to which Awards may be granted to any director who is not an employee of the Company at the time of grant shall be 40,000 per calendar year.

        (d)    Substitute Awards.    In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.
Stock Options.

        (a)    General.    The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not an Incentive Stock Option (as hereinafter defined) shall be designated a "Nonstatutory Stock Option."

        (b)    Incentive Stock Options.    An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of Sonus Networks, Inc., any of Sonus Networks, Inc.'s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

        (c)    Exercise Price.    The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement. The exercise price shall be not less than 100% of the Fair Market Value (as defined below) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

        (d)    Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement, provided, however, that no Option will be granted for a term in excess of 10 years.

        (e)    Exercise of Option.    Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

        (f)    Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

          (1)   in cash or by check, payable to the order of the Company;

          (2)   except as may otherwise be provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

          (3)   to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board ("Fair Market Value"), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

          (4)   to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, in its sole discretion, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board or (ii) payment of such other lawful consideration as the Board may determine; or

          (5)   by any combination of the above permitted forms of payment.

        (g)    Fair Market Value.    Fair Market Value of a share of Common Stock for purposes of the Plan will be determined as follows:

          (1)   if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

          (2)   if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") for the date of grant; or

          (3)   if no such closing sale price information is available, the average of bids and asked prices that Nasdaq reports for the date of grant; or

          (4)   if there are no such closing bid and asked prices, the average of the bid and asked prices as reported by any other commercial service for the date of grant.

        For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately following trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of "closing sale price" or "bid and asked prices" if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Code Section 409A.

        (h)    Limitation on Repricing.    Unless such action is approved by the Company's stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9), (2) the Board may not cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefore new Awards under the Plan covering the same or a different number of share of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, and (3) no outstanding Option granted under the Plan may be purchased by the Company for cash.

6.
Stock Appreciation Rights.

        (a)    General.    The Board may grant Awards consisting of a SAR entitling the holder, upon exercise, to receive an amount in Common Stock or cash or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the exercise price established pursuant to Section 6(c). The date as of which such appreciation or other measure is determined shall be the exercise date.

        (b)    Grants.    SARs may be granted in tandem with, or independently of, Options granted under the Plan.

          (1)    Tandem Awards.    When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

          (2)    Independent SARs.    A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

        (c)    Exercise Price.    The Board shall establish the exercise price of each SAR and specify it in the applicable SAR agreement. The exercise price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of a SAR with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

        (d)    Term.    The term of a SAR shall not be more than 10 years from the date of grant.

        (e)    Exercise.    SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

        (f)    Limitation of Repricing.    Unless such action is approved by the Company's stockholders: (1) no outstanding SAR granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding SAR (other than adjustments pursuant to Section 9), (2) the Board may not cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled SAR, and (3) no outstanding SAR granted under the Plan may be purchased by the Company for cash.

7.
Restricted Stock; Restricted Stock Units.

        (a)    General.    The Board may grant Awards entitling recipients to acquire shares of Common Stock ("Restricted Stock"), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests ("Restricted Stock Units") (Restricted Stock and Restricted Stock Units are each referred to herein as a "Restricted Stock Award").

        (b)    Terms and Conditions for all Restricted Stock Awards.    The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

        (c)    Additional Provisions Relating to Restricted Stock.

          (1)    Dividends.    Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Board; provided, however, that dividends on Restricted Stock that are subject to performance conditions will either be accumulated or reinvested and paid upon vesting of the underlying Restricted Stock. Unless otherwise provided by the Board, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Each dividend payment will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the date the dividends are paid to stockholders of that class of stock.

          (2)    Stock Certificates.    The Company may require that any stock certificates issued in respect of shares of Restricted Stock shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, "Designated Beneficiary" shall mean the Participant's estate.

        (d)    Additional Provisions Relating to Restricted Stock Units.

          (1)    Settlement.    Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the applicable Award agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant.

          (2)    Voting Rights.    A Participant shall have no voting rights with respect to any Restricted Stock Units.

          (3)    Dividend Equivalents.    To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock ("Dividend Equivalents"); provided, however, that Dividend Equivalents on Restricted Stock Units that are subject to performance conditions will either we accumulated or reinvested and paid upon vesting of the underlying Restricted Stock Unit. Dividend Equivalents may be paid currently or credited to an account for the Participants, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish, in each case to be set forth in the applicable Award agreement.

8.
Other Stock Unit Awards.

        Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants ("Other Stock Unit Awards"), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock Unit Award, including any purchase price applicable thereto.

9.
Adjustments for Changes in Common Stock and Certain Other Events.

        (a)    Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sub-limits set forth in Section 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions and the exercise price of each SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock Unit Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

        (b)    Reorganization Events.

          (1)    Definition.    A "Reorganization Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

          (2)    Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards.    In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant's unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the "Acquisition Price"), make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant's Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.
          For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

          (3)    Consequences of a Reorganization Event on Restricted Stock Awards.    Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company's successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

        (c)    Acquisition.    An "Acquisition" shall mean any (i) merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity (the "Acquiror")) less than a majority of the combined voting power of the voting securities of the Company or the Acquiror outstanding immediately after such merger or consolidation or (ii) sale, transfer or other disposition of all or substantially all of the assets of the Company. The effect of an Acquisition on any Award granted under the Plan shall be specified in the agreement evidencing such Award.

10.
General Provisions Applicable to Awards.

        (a)    Transferability of Awards.    Awards (other than vested Restricted Stock Awards) shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

        (b)    Documentation.    Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

        (c)    Board Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

        (d)    Termination of Status.    The Board shall determine the effect on an Award of the disability, death, termination of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

        (e)    Withholding.    The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

        (f)    Amendment of Award.    Subject to Section 10(h), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided either (i) that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant or (ii) that the change is permitted under Section 9 hereof.

        (g)    Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

        (h)    Acceleration.    The Board may, at any time, provide that any Award shall become immediately exercisable in full or in part, free from some or all of the restrictions or conditions applicable to such Award or otherwise realizable in full or in part, as the case may be, including, without limitation, (A) upon the death or disability of the Participant or (B) in connection with an Acquisition.

        (i)    Performance Awards.

          (1)    Grants.    Restricted Stock Awards and Other Stock Unit Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) ("Performance Awards"), subject to the limit in Section 4(b)(1) on shares covered by such grants.

          (2)    Committee.    Grants of Performance Awards to any Covered Employee intended to qualify as "performance-based compensation" under Section 162(m) ("Performance-Based Compensation") shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as "performance-based compensation" under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be deemed to be references to such Committee or subcommittee. "Covered Employee" shall mean any person who is a "covered employee" under Section 162(m)(3) of the Code.

          (3)    Performance Measures.    For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: (a) net income, (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (c) operating profit before or after discontinued operations and/or taxes, (d) sales, (e) sales growth, (f) earnings growth, (g) cash flow or cash position, (h) gross margins, (i) stock price, (j) market share, (k) return on sales, assets, equity or investment, (l) improvement of financial ratings, (m) achievement of balance sheet or income statement objectives or (n) total stockholder return, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

          (4)    Adjustments.    Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

          (5)    Other.    The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

        (j) Limitations on Vesting. Subject to Section 10(h) and notwithstanding anything to the contrary in the Plan, no Award shall vest earlier than the first anniversary of its date of grant. The foregoing sentence shall not apply to an aggregate of up to 5% of the maximum number of authorized shares set forth in Section 4(a).

11.
Miscellaneous.

        (a)    No Right To Employment or Other Status.    No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

        (b)    No Rights As Stockholder.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

        (c)    Effective Date and Term of Plan.    The Plan shall become effective on the date the Plan is approved by the Company's stockholders (the "Effective Date"). No Awards shall be granted under the Plan after the completion of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

        (d)    Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company's stockholders if required by Section 162(m) (including the vote required under Section 162(m)); (ii) no amendment that would require stockholder approval under the rules of The NASDAQ Stock Market ("NASDAQ") may be made effective unless and until such amendment shall have been approved by the Company's stockholders; and (iii) if the NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of "material amendments" to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 9), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of the Company's stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

        (e)    Provisions for Foreign Participants.    The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

        (f)    Compliance With Code Section 409A.    No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Board.

        (g)    Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000243909_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote "FOR" the following: 1. Election of Directors Nominees 01 James K. Brewington 02 Matthew W. Bross 03 John P. Cunningham 04 Raymond P. Dolan 05 Beatriz V. Infante 06 Howard E. Janzen 07 Richard J. Lynch 08 Pamela D.A. Reeve 09 John A. Schofield 10 Scott E. Schubert 11 H. Brian Thompson SONUS NETWORKS, INC. 4 TECHNOLOGY PARK DRIVE WESTFORD, MA 01886 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Time on June 10, 2015. Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Sonus Networks, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time on June 10, 2015. Please have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote "FOR" Proposals 2, 3 and 4. For Against Abstain 2 To approve amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended. 3 To ratify the appointment of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2015. 4 To approve, on a non-binding advisory basis, the compensation of Sonus Networks' named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the Proxy Statement. NOTE: In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the meeting and any adjournments or postponements thereof. The Board of Directors recommends a vote "FOR" the election of each of the nominees to the Board (Proposal 1), "FOR" the approval of the amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended (Proposal 2), "FOR" the ratification of the appointment of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 3), and "FOR" the approval, on a non-binding advisory basis, of the compensation of Sonus Networks' named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the Proxy Statement (Proposal 4). Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000243909_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and 2014 Annual Report is/are available at www.proxyvote.com . ANNUAL MEETING OF STOCKHOLDERS OF SONUS NETWORKS, INC. June 11, 2015 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder(s) of SONUS NETWORKS, INC., a Delaware corporation, hereby acknowledge(s) receipt of the notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoint(s) Mr. Raymond P. Dolan and Mr. Mark T. Greenquist, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned, to represent the undersigned at the 2015 Annual Meeting of Stockholders of Sonus Networks, Inc. to be held on Thursday, June 11, 2015 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109 and at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may properly come before the meeting, and revoke(s) all proxies previously given by the undersigned with respect to the shares covered hereby. This proxy will be voted as directed, or if no direction is indicated, will be voted FOR the proposals specified on the reverse, and as said proxies deem advisable on such other matters as may properly come before the meeting. Continued and to be signed on reverse side